    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              INFOCURE CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                         58-2271614
 (State or other jurisdiction         (Primary SIC Code)               (I.R.S. Employer
      of incorporation or                                            Identification No.)
         organization)

                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
         (Address and telephone number of principal executive offices)

                             ---------------------
                               FREDERICK L. FINE
                            CHIEF EXECUTIVE OFFICER
                              INFOCURE CORPORATION
                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
           (Name, address and telephone number of agent for service)

                             ---------------------
                                    Copy to:
                             UGO F. IPPOLITO, ESQ.
                   GLASS, MCCULLOUGH, SHERRILL & HARROLD, LLP
                          1409 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 885-6705

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Acquisitions (as defined herein).

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following block: [ ]

                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED            PROPOSED
TITLE OF EACH CLASS                      AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
OF SECURITIES                             TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
TO BE REGISTERED                       REGISTERED         PER SHARE(1)      OFFERING PRICE(1)          FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....      3,862,385            $11.00            $42,486,235         $12,874.62
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) promulgated under the Securities Act of 1933.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              INFOCURE CORPORATION
                                   PROSPECTUS
                     RELATING TO UP TO 3,862,385 SHARES OF
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                            OF INFOCURE CORPORATION

TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF AMERICAN MEDCARE CORPORATION ("AMC") WITH AND INTO INFOCURE CORPORATION ("COMPANY" OR "INFOCURE"), THE PROPOSED MERGER OF HEALTHCARE INFORMATION SYSTEMS, INC. ("HIS") INTO INFOCURE SUB CORPORATION ("SUB"), A WHOLLY OWNED SUBSIDIARY OF INFOCURE, AND THE EXCHANGE OF ALL OF THE OUTSTANDING SHARES OF ROVAK, INC. ("ROVAK"), AND DR SOFTWARE, INC. ("DR SOFTWARE") FOR CASH AND COMMON STOCK OF INFOCURE.
                             ---------------------

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 21.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERS OF SECURITIES MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFOCURE, AMC, HIS, ROVAK OR DR SOFTWARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

THE SECURITIES OF INFOCURE CORPORATION OFFERED IN CONNECTION WITH THE MERGERS AND EXCHANGE OFFERS DESCRIBED IN THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 THE DATE OF THIS PROSPECTUS IS           1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    2
Acquisitions of Certain of the Founding Businesses..........    8
Risk Factors................................................   21
Dividend Policy.............................................   25
Capitalization..............................................   26
Selected Pro Forma Combined Financial Data..................   27
Management's Discussion and Analysis of Pro Forma Combined
  Financial Condition and Pro Forma Results of Operations...   29
Selected Financial Data of AMC..............................   31
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of AMC..........................   32
Selected Financial Data of DR Software......................   34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of DR Software..................   35
Selected Financial Data of HIS..............................   37
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of HIS..........................   38
Selected Financial Data of Rovak............................   39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Rovak........................   40
Business....................................................   42
Management..................................................   49
Principal Stockholders......................................   53
Certain Transactions........................................   53
Description of Capital Stock................................   54
Shares Eligible for Future Sale.............................   56
Legal Matters...............................................   56
Experts.....................................................   56
Available Information.......................................   57
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     InfoCure Corporation will acquire (the "Acquisitions") seven practice management systems businesses (the "Founding Businesses"). Unless otherwise indicated, all references herein to "InfoCure" shall mean InfoCure Corporation prior to the consummation of the Acquisitions, and references herein to the "Company" shall mean InfoCure and the Founding Businesses. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes (i) the consummation of the Acquisitions and (ii) a public offering price of $10.00 per share for the shares of Common Stock of InfoCure (the "Offering") in an underwritten public offering being made concurrently with the Acquisitions. "Equivalent Shares of Common Stock" means the number of shares of Common Stock which are to be issued to the holders of common stock of American Medcare Corporation ("AMC") upon the merger of AMC into InfoCure.

     This Prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors." In addition to statements which explicitly describe such risks and uncertainties, investors are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "plans" or "anticipates" to be uncertain and forward-looking.

                                  THE COMPANY

     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,500 health care providers in a broad range of specialties at over 6,000 client sites.

     Health care costs totaled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based health care practices. Nearly all of these practices are small to midsize; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size medical practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

     The Company markets a broad range of software products and services designed to automate office-based practices of varying sizes; therefore, the Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry, particularly among practices with fewer than 25 health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology at its customer sites, which, the Company believes, will yield significant growth opportunities and competitive advantages. The Company's primary growth strategies include (i) increasing its recurring transactional revenue by expanding its customers' utilization of EDI services, (ii) acquiring established practice management system companies and consolidating niche specialities, (iii) leveraging its customer base by cross-selling its products and services, (iv) expanding its national sales efforts, (v) continuing to develop and provide sophisticated practice management systems and (vi) capitalizing on synergistic opportunities resulting from the Acquisitions.

     InfoCure was incorporated in Delaware in November 1996. InfoCure's executive offices are located at 2970 Clairmont Road, Suite 950, Atlanta, GA 30329, and its telephone number is (404) 633-0046.

                                THE ACQUISITIONS

     InfoCure has entered into agreements to acquire, concurrently with and as a condition to the consummation of the Offering, the Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers. The three operating divisions are the Desktop Division (DOS and Windows-based products), the Mid-Range Division (UNIX and AIX-based products) and the Enterprise Division (IBM AS/400-based products).

THE FOUNDING BUSINESSES

DR SOFTWARE, INC. ("DR SOFTWARE")

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software markets DOS and Windows-based practice management systems to small (one to two providers) medical practices. DR Software currently has approximately 2,200 clients serving an estimated 3,150 health care providers, including approximately 25% of all podiatry practices in the United States. Upon the consummation of the Acquisitions, DR Software will be organized into the Company's Desktop Division. Donald M. Rogers, the founder of DR Software, will become President of the Desktop Division.

KCOMP MANAGEMENT SYSTEMS, INC. ("KCOMP")

     KComp was founded in December 1995 to acquire certain assets of a software developer and is headquartered in Los Angeles, California. KComp markets DOS and Windows-based practice management systems to small to mid-size (three to 25 providers) dental and oral surgery practices. KComp currently has approximately 725 clients serving an estimated 1,600 health care providers. Upon the consummation of the Acquisitions, KComp will be organized into the Company's Desktop Division.

INTERNATIONAL COMPUTER SOLUTIONS, INC. ("ICS")

     ICS, which was founded in 1985 and acquired in 1993 by AMC, is headquartered in Atlanta, Georgia. ICS markets DOS, Windows and UNIX-based practice management systems to small to mid-size health care providers. ICS currently has approximately 600 desktop clients serving an estimated 750 health care providers and approximately 500 mid-range clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, ICS's DOS and Windows-based operations will be organized into the Company's Desktop Division and its UNIX operations will be organized into the Company's Mid-Range Division.

HEALTHCARE INFORMATION SYSTEMS, INC. ("HIS")

     HIS was founded in 1984 and is headquartered in Kansas City, Missouri. HIS markets UNIX-based practice management systems to mid-size medical practices and clinics. HIS currently has approximately 600 clients serving an estimated 1,400 health care providers. Upon the consummation of the Acquisitions, HIS will be organized into the Company's Mid-Range Division. Gregory F. Vap, the founder of HIS, will become President of the Mid-Range Division.

ROVAK, INC. ("ROVAK")

     Rovak was founded in 1984 and is headquartered in St. Elmo, Minnesota. Rovak markets UNIX and AIX-based practice management software to mid-size medical practices and clinics. Rovak's software products are targeted specifically to meet the practice management needs of oral surgeons and orthodontists. Rovak currently has approximately 1,000 clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, Rovak will be organized into the Company's Mid-Range Division.

MILLARD-WAYNE, INC. ("MILLARD-WAYNE")

     Millard-Wayne, which was founded in 1977 and will be acquired by AMC immediately prior to the consummation of the Offering, is headquartered in Atlanta, Georgia. Millard-Wayne markets IBM AS/400-based enterprise-wide practice management systems to mid-size to large (over 25 providers) medical practices and clinics. Millard-Wayne currently has approximately 190 clients serving an estimated 2,000 health care providers. Upon the consummation of the Acquisitions, Millard-Wayne will be organized into the Company's Enterprise Division. M. Wayne George, the founder of Millard-Wayne, will become President of the Enterprise Division.

HEALTH CARE DIVISION, INC. ("HCD")

     HCD, which was founded in 1996 by AMC to acquire the assets of Info Systems, is headquartered in Charlotte, North Carolina. HCD markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics. HCD currently has approximately 200 clients serving an estimated 5,000 health care providers. Upon the consummation of the Acquisitions, HCD will be organized into the Company's Enterprise Division.

ACQUISITION CONSIDERATION

     Concurrently with, and as a condition to, the consummation of the Offering
(i) AMC, a holding company and the parent company of ICS and HCD, will acquire Millard-Wayne and immediately thereafter merge with and into InfoCure, with InfoCure as the surviving corporation ("AMC Merger"), (ii) InfoCure will acquire all of the outstanding capital stock of each of DR Software, KComp and Rovak and
(iii) HIS will merge into Sub, a wholly-owned subsidiary of InfoCure ("HIS Merger"). Upon the consummation of the Acquisitions, each of the Founding Businesses will become a wholly-owned subsidiary of InfoCure. See "Certain Transactions" and "Shares Eligible for Future Sale."

     The aggregate consideration to be paid by InfoCure to acquire the Founding Businesses consists of approximately $10.9 million in cash, $2.3 million in assumed indebtedness and 3,668,510 shares of Common

Stock. The following table summarizes the consideration paid or payable upon the consummation of the Acquisitions:

                                                       ACQUISITION CONSIDERATION
                                              -------------------------------------------
                                                              INDEBTEDNESS    SHARES OF
             FOUNDING BUSINESS                    CASH        ASSUMED (1)    COMMON STOCK
             -----------------                ------------    ------------   ------------
AMC (2)(3)(4)...............................  $ 2,757,500      $1,074,900     3,332,472
Rovak.......................................    2,805,000       1,039,055        64,007
KComp.......................................    2,000,000          49,785            --
DR Software.................................    1,875,000          99,389        80,009
HIS.........................................    1,500,000              --       192,022
                                              -----------      ----------     ---------
          Total.............................  $10,937,500      $2,263,129     3,668,510
                                              ===========      ==========     =========

---------------
(1) Assumed indebtedness is as of October 31, 1996, prior to application of the proceeds of the Offering. Excludes the assumption of current liabilities except the current portion of the indebtedness.
(2) Includes ICS, HCD and Millard-Wayne. AMC recently formed HCD to consummate the HCD Acquisition and will acquire Millard-Wayne immediately prior to the consummation of the Offering.
(3) Includes (i) the aggregate consideration for the HCD Acquisition, which consists of $150,000 cash already paid and a promissory note for $1,550,000 less an estimated post-closing adjustment of $117,000, and (ii) $1,174,500, representing the cash portion of the purchase price of Millard-Wayne.
(4) Includes 50,118 shares of Common Stock to be issued upon the consummation of the AMC Merger to stockholders of Millard-Wayne in connection with AMC's acquisition of Millard-Wayne. Excludes an aggregate of (i) 331,490 Equivalent Shares of Common Stock reserved for issuance upon exercise of outstanding stock options and a warrant of AMC assumed by the Company and
     (ii) 225,395 Equivalent Shares of Common Stock to be assigned and transferred to AMC for cancellation not later than 20 days prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996.

     The consummation of the AMC Merger, the HIS Merger and the acquisition of each of DR Software, KComp and Rovak are subject to certain conditions. These conditions include without limitation (i) the accuracy of the representations and warranties made by the stockholders of these companies, (ii) the performance of each of their respective covenants included in the acquisition agreements and
(iii) no material adverse change in the results of financial conditions or businesses of the company being acquired. Certain of the directors, executive officers and principal stockholders of the Company are or were directors, executive officers and/or principal stockholders of AMC and the Founding Businesses. See "Management" and "Certain Transactions."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     InfoCure will acquire the Founding Businesses concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC, a holding company and parent of International Computer Solutions, Inc. ("ICS") and Health Care Division, Inc. ("HCD"), has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for (i) the effects of the acquisition by AMC of the capital stock of Millard-Wayne, Inc. ("Millard-Wayne") prior to the consummation of the AMC Merger (as defined herein) and the acquisition by HCD, a wholly-owned AMC subsidiary founded in November 1996, of the assets of the Health Care Division of Info Systems of North Carolina, Inc. ("Info Systems") on December 3, 1996 (the "HCD Acquisition"), using the purchase method of accounting at their estimated fair values, (ii) the effects of the merger of AMC with and into InfoCure (the "AMC Merger"), (iii) the effects of the acquisitions by InfoCure of the capital stock of Healthcare Information Systems, Inc. ("HIS"), KComp Management Systems, Inc. ("KComp"), DR Software, Inc. ("DR Software") and Rovak, Inc. ("Rovak") using the purchase method of accounting at their estimated fair values and (iv) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the nine months ended October 31, 1996. See "The Company," "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                            PRO FORMA
                                                              -------------------------------------
                                                                               NINE MONTHS ENDED
                                                              YEAR ENDED          OCTOBER 31,
                                                              JANUARY 31,   -----------------------
                                                                 1996          1995         1996
                                                              -----------   ----------   ----------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software...................................    $10,403      $ 7,280      $ 7,682
     Maintenance and support................................      7,433        5,809        7,545
     Other..................................................      1,168          841          957
                                                                -------      -------      -------
       Total revenues.......................................     19,004       13,930       16,184
  Cost of revenues..........................................      5,999        4,526        4,699
                                                                -------      -------      -------
  Gross profit..............................................     13,005        9,404       11,485
  Operating expenses:
     Selling, general and administrative (2)(3)(4)(5).......      9,979        7,287        8,817
     Depreciation and amortization (6)......................      1,576        1,157        1,156
                                                                -------      -------      -------
  Operating income..........................................      1,450          960        1,512
  Other expense (income):
     Interest expense (7)...................................         82           82           69
     Other..................................................       (204)        (110)         (42)
                                                                -------      -------      -------
  Income before taxes.......................................      1,572          988        1,485
  Income tax (8)............................................        790          517          712
                                                                -------      -------      -------
  Net income................................................    $   782      $   471      $   773
                                                                =======      =======      =======
  Pro forma net income per share............................    $  0.15      $  0.09      $  0.14
  Pro forma weighted average shares outstanding (9).........      5,385        5,385        5,385
                                                                =======      =======      =======

                                                                    AS OF OCTOBER 31, 1996
                                                              -----------------------------------
                                                                                    PRO FORMA
                                                                 PRO FORMA       AS ADJUSTED (10)
                                                              ----------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................      $ 1,060            $ 5,797
  Working capital...........................................       (1,013)             3,724
  Total assets..............................................       22,274             27,011
  Short-term debt...........................................          407                407
  Long-term debt, less current portion......................          308                308
  Total stockholders' equity................................       16,200             20,973

---------------

 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the pro forma statements of operations data, and as of October 31, 1996, in the case of the unaudited selected pro forma balance sheet data. The pro forma balance sheet data also give effect to the issuance in November 1996 of 472,811 equivalent shares of Common Stock by AMC for $750,000. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The unaudited selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.
 (2) Includes pro forma adjustments to reflect (i) the elimination of duplicative administrative functions at the Company of approximately $1,803,000, $1,251,000 and $1,352,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) the additional overhead expenses at the Founding Businesses of approximately $452,000, $339,000 and $339,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected upon the consummation of the HCD Acquisition on December 3, 1996.
 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $477,000, $324,000 and $264,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000, $147,000 and $61,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.
 (4) Includes pro forma adjustments to reflect the elimination of rent, phone and travel expenses of approximately $351,000, $237,000 and $264,000, for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.
 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $665,000, $498,000 and $498,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $241,000, $95,000 and $188,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,500,000 is recognized as of January 31, 1995.
 (9) The pro forma weighted average shares outstanding includes (i) 5,129,698 shares to be issued in connection with the Acquisitions and the Offering and (ii) 255,653 Common Stock equivalents issuable upon outstanding stock options and a warrant.
(10) The pro forma combined balance sheet is adjusted to give effect to the receipt and application of the net proceeds of the Offering. See "Capitalization."

               ACQUISITIONS OF CERTAIN OF THE FOUNDING BUSINESSES

INTRODUCTION

     This Prospectus is being furnished to the holders of the capital stock of certain of the Founding Businesses by the Company, in connection with (i) the merger of AMC into InfoCure, (ii) the merger of HIS into Sub and the related exchange of all of the capital stock of HIS for cash and Common Stock of InfoCure, (iii) the exchange of all of the capital stock of Rovak for cash and Common Stock of InfoCure, and (iv) the exchange of all of the capital stock of DR Software for cash and Common Stock of InfoCure.

     Each of the above transactions is conditioned upon the consummation of the Offering pursuant to which the net proceeds, after deducting the underwriting discount, received by InfoCure will exceed $12 million. On December 27, 1996, a registration statement on Form SB-2 (the "IPO Registration Statement") covering 2,000,000 shares of Common Stock to be publicly offered, was filed by InfoCure with the Securities and Exchange Commission ("Commission"). There can be no assurances that the Offering will be effected or that the net proceeds of the Offering, after deducting the underwriting discount to the Company, will exceed $12 million.

     The shares of Common Stock which will be distributed to the stockholders of AMC, HIS, Rovak and DR Software upon consummation of the mergers and exchanges will have been registered under the Securities Act of 1933. The Company has applied for quotation of the Common Stock on the Nasdaq National Market. Thereafter the Common Stock to be issued may be sold at any time or from time to time without restrictions, except that certain officers, directors and stockholders of InfoCure and/or of the Founding Businesses who may be deemed to be "affiliates" of InfoCure under the rules of the Commission may only resell their shares of Common Stock within the limitations of Rules 144 and 145 promulgated by the Commission. In addition, certain stockholders of the Founding Businesses have entered into lock up agreements with representatives of the underwriters. See "Risk Factors -- Substantial Shares Eligible for Future Sale" and "Shares Eligible for Future Sale."

REASONS FOR THE ACQUISITIONS

     InfoCure and AMC are engaging in the mergers and exchanges described in this Prospectus as part of their strategy to become a leading provider of practice management software products and related services. The directors and stockholders of DR Software, HIS and Rovak have considered, among other factors,
(i) the value and liquidity of the consideration to be received, (ii) the pro forma financial condition, results of operations and business prospects of the Founding Businesses, (iii) the competitive environment for practice management software products and related services, (iv) the development expenses necessary to be technologically competitive and (v) other pertinent information. No relevant weights were assigned to any of the factors enumerated above. The directors and stockholders of DR Software, HIS and Rovak have each concluded that the terms of the transactions with their company and/or stockholders is fair to the stockholders from a financial point of view and have each determined that the applicable merger or exchange is in the best interest of the stockholders.

ACCOUNTING TREATMENT OF THE ACQUISITIONS

     For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The pro forma combined financial data contained in this Prospectus presents certain data for the Company, as adjusted for (i) the effects of the merger of AMC into InfoCure on a historical basis and (ii) the effects of the acquisition by InfoCure of HIS, DR Software and Rovak using the purchase method of accounting at their estimated fair values.

     The following is a description of each proposed merger and exchange offer, which description is qualified in its entirety by the terms of the applicable merger agreement or stock purchase agreement which are incorporated herein by reference.

MERGER OF AMC WITH AND INTO INFOCURE

     This summary is qualified in its entirety by the terms of the definitive merger agreement to be entered into by InfoCure and AMC ("AMC Merger Agreement"), which is incorporated herein by reference.

     The proposed merger agreement between InfoCure and AMC provides that AMC shall merge into InfoCure, with InfoCure continuing as the surviving corporation ("AMC Merger"). The AMC Merger will occur at the time the IPO Registration Statement becomes effective. Upon the consummation of the AMC Merger, the holders of common stock of AMC will receive an estimated .0640072 of a share of Common Stock for each share of common stock of AMC owned of record (the equivalent of 1 share of Common Stock for approximately 15.62 shares of common stock of AMC). This exchange ratio ("Exchange Ratio") is subject to adjustment depending upon market conditions at the time of the Offering and the number of shares of common stock of AMC outstanding at the time of the AMC Merger. The final determination of the Exchange Ratio shall be made by the board of directors of AMC and InfoCure. Outstanding stock options and warrants to purchase common stock of AMC will not be terminated upon the AMC Merger and may be exercised after the AMC Merger for a number of shares of Common Stock of InfoCure equal to the product of the Exchange Ratio times the number of shares of common stock of AMC such holder would have otherwise been entitled to purchase. There can be no assurances that InfoCure will file a registration statement covering such shares which may be issued after the AMC Merger upon the exercise of the stock options or warrants.

     InfoCure and AMC will make certain representations and warranties in the merger agreement as to, among other matters, their respective financial positions, corporate existence, business and capital structure. The consummation of the AMC Merger is subject to the fulfillment of various conditions at or prior to the effective date of the AMC Merger including, among others, the correctness of the representations and warranties, the absence of any material and adverse change in the business of AMC and the receipt by AMC of an opinion from its tax counsel as described in "Federal Income Tax Consequences of the AMC Merger."

     InfoCure and AMC may, by written agreement, (i) extend the time for the performance of any obligation or other act of the parties, (ii) waive any inaccuracies in the representations or warranties contained in the AMC Merger Agreement and (iii) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in the merger agreement or waive or modify performance of any of the obligations of any of the parties to the Merger Agreement.

     The proposed AMC Merger Agreement provides that it my be terminated or abandoned prior to the effective date of the AMC Merger, notwithstanding approval by written consent of the AMC Merger Agreement by the holders of a majority of outstanding shares of InfoCure and AMC, (i) by the mutual consent of InfoCure and AMC, or (ii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it, or (iii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by AMC if the conditions precedent to its obligations have not been fulfilled or waived by it. In the event of termination, each party will pay its own expenses incurred in connection with the AMC Merger Agreement, except that the cost of this registration statement of InfoCure will be borne by InfoCure.

     Federal Income Tax Consequences of the AMC Merger. As a condition precedent to the obligations of InfoCure and AMC to consummate the AMC Merger, AMC shall have received, prior to the effective date of the AMC Merger, an opinion of tax counsel, to the effect that (i) no gain or loss will be recognized by the stockholders of AMC upon the exchange of their common stock of AMC for Common Stock of InfoCure, (ii) the basis of the shares of Common Stock received by the AMC stockholders will be the same as the basis of the shares of common stock of AMC surrendered in exchange therefor, (iii) the holding period of the shares of the Common Stock received by the stockholders of AMC will include the holding period of the shares of common stock of AMC surrendered in exchange therefor, provided the common stock of AMC is a capital asset in the hands of the AMC stockholders on the effective date of the AMC Merger and (iv) where cash is received by a stockholder of AMC in lieu of the stockholder's fractional share interest in the Common Stock, such cash payment will be treated as being received by the stockholder as a distribution in redemption of a fractional share interest and the AMC stockholders will recognize a gain or loss with respect thereto measured by the difference between their basis for such fractional interest and the amount received in redemption thereof.

     AMC stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their AMC common stock. Accordingly, each such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received by such stockholder and such stockholder's basis in his or her stock. See "Appraisal Rights of Dissenting Stockholders of AMC."

     The gain or loss recognized by any AMC stockholder attributable to the receipt of cash either in lieu of fractional shares or as a result of such stockholder's exercise of dissenters' rights will be capital gain or loss to any such AMC stockholder for whom the AMC common stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to an AMC stockholder who has held the AMC common stock for more than one year on the effective date of the AMC Merger and short-term capital gain or loss to an AMC stockholder who has held the AMC common stock for not more than one year on the effective date of the AMC Merger.

     Stock Trading. Prior to the Offering, there will have been no public trading of shares of Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between InfoCure and the representatives of the underwriters. Among the factors to be considered in such negotiations will be the history of and prospects for InfoCure and the industry in which it will operate, an assessment of InfoCure's management, past and present earnings of the Founding Businesses, and the trend of such earnings, the prospectus for future earnings of InfoCure, the present state of InfoCure's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

     The following table sets forth high and low closing bid quotations in the over the counter market during the fiscal quarters noted of the common stock of
AMC:

  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
January 31, 1995.........  $.19   $.56
April 30, 1995...........   .12    .12
July 31, 1995............   .12    .12
October 31, 1995.........   .06    .06
January 31, 1996.........   .25    .25

  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
April 30, 1996...........  $.06   $.31
July 31, 1996............   .06    .31
October 31, 1996.........  .125    .45
January 31, 1997 (through
  January 16, 1997)......  .125    .47

     On January 16, 1997, the last reported closing quotations of a share of common stock of AMC were bid $.44 and $.62 asked.

     AMC Merger Approval. The AMC Merger has been approved by the boards of directors of AMC and InfoCure. The membership of each board is identical. The holders of a majority of the outstanding shares of common stock of AMC have verbally agreed to approve the AMC Merger. Under the Delaware General Corporation Law, the written consent to the AMC Merger by the holders of a majority of the outstanding shares of common stock of AMC and of InfoCure is sufficient to approve the merger. AMC intends to obtain the written consents of the holders of a majority of the outstanding shares of common stock of AMC approving the AMC Merger. The directors and executive officers of AMC and their affiliates own 37.7% of the outstanding shares of common stock of AMC. All of the stockholders of InfoCure have also verbally agreed to approve the AMC Merger. All of the outstanding shares of InfoCure are owned by its directors and officers.

     On and after the effective date of the AMC Merger, each stock certificate which evidenced shares of common stock of AMC immediately prior to the AMC Merger will thereafter be deemed to evidence ownership of the number of whole shares of Common Stock as to which the stockholder of AMC shall be entitled on the basis of the Exchange Ratio discussed above. After the effective date of the AMC Merger, the AMC stockholders, upon surrender of their AMC stock certificates, will receive a certificate representing the number of whole shares of Common Stock for which the shares of common stock of AMC were converted upon the consummation of the AMC Merger.

     No scrip or fractional shares of InfoCure will be issued. Stockholders of AMC who would otherwise be entitled to receive a fractional share certificate will be paid in cash the market value of their fractional interest upon surrender of the AMC share certificates. The market value of the fractional interest will be determined by multiplying the fraction of a share of Common Stock which the AMC stockholders would otherwise be entitled to receive times the public offering price of a share of Common Stock pursuant to the Offering.

     STOCKHOLDERS OF AMC SHOULD NOT SEND THEIR STOCK CERTIFICATES OF AMC COMMON STOCK UNTIL THEY RECEIVE TRANSMITTAL FORMS FROM INFOCURE.

     STOCKHOLDERS OF AMC WHO DESIRE TO SELL ANY SHARES OF COMMON STOCK AFTER THE EFFECTIVE DATE OF THE AMC MERGER BUT PRIOR TO RECEIPT OF THEIR INFOCURE STOCK CERTIFICATE SHOULD CONSULT WITH THEIR BROKER TO DETERMINE IF THEIR BROKER WILL ACCEPT SUCH SALE ORDERS.

     Appraisal Rights of Dissenting Stockholders of AMC. Stockholders of AMC have the appraisal rights with respect to the proposed AMC Merger as are provided by Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"). The following is not intended to be a complete summary of the provisions of Section 262 and is qualified in its entirety by reference to that Section of the DGCL which is reproduced in full as Appendix I hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Prospectus constitutes notices to holders of common stock of AMC concerning the availability of Section 262 appraisal rights.

     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. For mergers approved by written consent of the stockholders, a written demand for appraisal of shares may be made within 20 days after receiving notice from the surviving corporation that the merger was approved (which notice must be sent either before the effective date or within 10 days thereafter). Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand appraisal of his or her shares. Voting against, abstaining from voting or failing to vote on the AMC Merger will not constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the AMC Merger.

     An AMC stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to InfoCure Corporation, 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329 Attention: President.

     Within 120 days after the effective time of the AMC Merger ("Effective Time"), any stockholder who has satisfied the requirements of Section 262 may deliver to InfoCure a written demand for a statement listing the aggregate number of shares not voted in favor of the AMC Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the Effective Time (but not thereafter), either InfoCure or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court (the "Court") demanding a determination of the fair value of the dissenting shares. InfoCure has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy will be made upon InfoCure which will, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by InfoCure. If the petition is filed by InfoCure, the petition will be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to InfoCure and to the stockholders shown upon the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the AMC Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

     AMC stockholders considering seeking appraisals of their shares of common stock of AMC should note that the fair value of their shares determined under
Section 262 could be more, the same or less than the consideration they would receive pursuant to the AMC Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his or her own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the AMC Merger Agreement. After this period, the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the AMC Merger Agreement only with the consent of InfoCure. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, stockholder's rights to appraisal will cease and AMC stockholders will be entitled to receive shares of Common Stock of InfoCure as provided in the AMC Merger Agreement. Inasmuch as InfoCure has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any stockholder without the approval of the Court, as this approval may be conditioned upon such terms as the Court deems just.

     Management of InfoCure. Certain of the directors and officers of AMC are or will become directors and/or officers of InfoCure. Also, employment agreements have or will be entered into between AMC or InfoCure and certain of its officers. See "Management."

     Related Transactions. For a description of transactions between AMC and any director, executive officer and any holder of more than 5% of the common stock of AMC and their affiliates, see "Certain Transactions."

STOCK PURCHASE AGREEMENT WITH THE STOCKHOLDERS OF DR SOFTWARE

     This summary is qualified in its entirety by the terms of the definitive stock purchase agreement to be entered into among all of the stockholders of DR Software and InfoCure ("DR Stock Purchase Agreement"), which is incorporated herein by reference.

     The proposed DR Stock Purchase Agreement provides that InfoCure will acquire all of the outstanding capital stock of DR Software in consideration of
(i) $1,875,000 payable in cash upon the closing of the Offering and (ii) shares of Common Stock of InfoCure equal to 1,250,000 times the Exchange Ratio. In addition, the DR Stock Purchase Agreement will provide for a reduction to the purchase price in the event the net worth of DR Software at the time of the acquisition is less than an amount to be hereafter agreed upon. Shares of Common Stock and/or cash having a value equivalent to 10% of the aggregate consideration payable will be held in escrow as a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of DR Software or adjustment to the purchase price.

Donald M. Rogers, a stockholder of DR Software, has also agreed not to compete with the business of DR Software for a period of 4 years after the closing.

     The proposed DR Stock Purchase Agreement provides that the sale of the capital stock of DR Software will occur at the time the IPD Registration Statement becomes effective.

     InfoCure and the stockholders of DR Software will make certain representations and warranties in the DR Stock Purchase Agreement as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or DR Software. The consummation of the sale/purchase of the capital stock of DR Software by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the effective date of the Offering including, among others, the correctness of the representations and warranties and the absence of any material, adverse change in the business of DR Software.

     InfoCure and the stockholders of DR Software may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the stock purchase agreement, (ii) waive any inaccuracies in the representations and warranties contained in the stock purchase agreement and
(iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the stock purchase agreement or waive or modify performance of any of the obligations of any of the parties to the stock purchase agreement.

     The DR Stock Purchase Agreement provides that it may be terminated or abandoned prior to the effective date of the Offering (i) by mutual consent of InfoCure and the stockholders of DR Software or (ii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of DR Software if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the DR Stock Purchase Agreement except that the cost of this registration statement of InfoCure will be borne by InfoCure.

     Management. Donald M. Rogers, a director, officer and principal stockholder of DR Software will become an officer of InfoCure. In addition, he will enter into an employment agreement with InfoCure upon the consummation of the acquisition. See "Management."

     The stockholders of DR Software are not entitled to appraisal or dissenters' rights under applicable laws for the reason that the transaction contemplated by DR Stock Purchase Agreement constitutes an exchange of stock for which appraisal or dissenters' rights are not provided under applicable law.

     Federal Income Tax Consequences to Stockholders of DR Software. The sale to InfoCure of the capital stock of DR Software by the stockholders of DR Software will be a taxable sale of stock in which each stockholder of DR Software will recognize a gain or loss measured by the difference between: (a) the sum of the cash received and the fair market value on the closing date of the Common Stock of InfoCure received and (b) their basis for their capital stock of DR Software. The gain or loss recognized by any stockholder of DR Software will be capital gain or loss to any such stockholder for whom the DR Software capital stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for more than one year on the closing date and short-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for not more than one year on the closing date.

     The stockholders of DR Software, who will receive consideration out of escrow after the close of their taxable year in which the closing occurs, may be entitled to report their sale of DR Software capital stock under the installment method. Under the installment method, each payment of purchase price will be treated as part nontaxable recovery of basis and part taxable realization of gain. In addition, because interest will not be payable on the Common Stock escrowed, a portion of the payments made out of escrow would be characterized as interest rather than purchase price.

     DR Software stockholders may elect not to report their gain under the installment method. Those stockholders electing out of installment sale treatment would recognize the maximum contract price in the taxable year in which the closing occurs and report gain or loss in such taxable year. To the extent that any amount of the escrowed consideration is returned to InfoCure in a subsequent taxable year, such stockholders would recognize a loss for such subsequent taxable year. Any gain or loss attributable to shares of Common Stock of InfoCure held in escrow which are required to be returned to InfoCure would be taken into account in determining those stockholders' losses in such subsequent taxable year.

     The tax consequences to the DR Software stockholders of the sale of DR Software stock is complex and may vary among stockholders depending on their particular circumstances. Each DR Software stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of DR Software and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of DR Software and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of DR Software and InfoCure, the DGCL and the Georgia Business Corporation Code ("GBCC").

     The rights of the stockholders of DR Software are governed by its articles of incorporation and bylaws and the GBCC. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of DR Software for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of DR Software who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

     In addition, under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law." The stockholders of DR Software are not subject to any similar provision.

     Under the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of DR Software without a meeting can only be taken by unanimous written consent.

     The DGCL and GBCC provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Georgia provide appraisal rights upon certain additional actions, including upon the following actions: (i) sale of all or substantially all of the assets of the company and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholder.

STOCK PURCHASE AGREEMENT WITH THE STOCKHOLDERS OF ROVAK

     This summary is qualified in its entirety by the terms of the definitive stock purchase agreement to be entered into among all of the stockholders of Rovak and InfoCure ("Rovak Stock Purchase Agreement"), which is incorporated herein by reference.

     The proposed Rovak Stock Purchase Agreement provides that InfoCure will acquire all of the outstanding capital stock of Rovak in consideration of (i) $2,805,000 payable in cash upon the closing of the Offering and (ii) such number of shares of Common Stock of InfoCure equal to the quotient of (a) 1,000,000 divided by (b) the price to the public of a share of Common Stock pursuant to the Offering. The Rovak Stock Purchase Agreement provides for a reduction to the consideration in the event the net worth of Rovak at the time of the acquisition is less than a negative $161,000. In addition, the purchase price is to be reduced if the net income before interest and taxes ("net income") of Rovak for the year ending December 31, 1997 is less than $750,000. The maximum adjustment of $815,000 is applicable if such net income is less than $621,000 and is prorated if it is less than $750,000 and more than $612,000. Cash consideration and shares of Common Stock having an aggregate value of $815,000 are to be held in escrow as a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of Rovak or an adjustment to the purchase price. Certain stockholders of Rovak have also agreed not to compete with the business of Rovak for a period of 3 years after the closing.

     The proposed Rovak Stock Purchase Agreement provides that the sale of the capital stock of Rovak will occur at the time the IPO Registration Statement becomes effective.

     InfoCure and the stockholders of Rovak will make certain representations and warranties in the stock purchase agreement as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or Rovak. The consummation of the sale/purchase of the capital stock of Rovak by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the effective date of the Offering including, among others, and the correctness of the representations and warranties and the absence of any material and adverse change in the business of Rovak.

     InfoCure and the stockholders of Rovak may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the stock purchase agreement, (ii) waive any inaccuracies in the representations and warranties contained in the stock purchase agreement and
(iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the stock purchase agreement or waive or modify performance of any of the obligations of any of the parties to the stock purchase agreement.

     The proposed Rovak Stock Purchase agreement provides that it may be terminated or abandoned prior to the effective date of the Offering (i) by mutual consent of InfoCure and the stockholders of Rovak or (ii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of Rovak if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the stock purchase agreement.

     A two year employment agreement is to be entered into by the Company and Brad Schraut, a director, officer and principal stockholder of Rovak. The employment agreement will provide for an annual based salary of $100,000 and a seven year incentive stock option with an exercise price at the fair market value of the Common Stock at the time the stock option is granted. Also, Mr. Schraut will be eligible for a bonus based upon his performance. There is no formal bonus plan. The number of shares of Common Stock to be subject to the stock option and the terms of the bonus have not been determined as of this date.

     The stockholders of Rovak are not entitled to appraisal or dissenters' rights under applicable laws for the reason that the transaction contemplated by the Rovak Stock Purchase Agreement constitutes an exchange of stock for which appraisal or dissenters' rights are not provided under applicable law.

     Federal Income Tax Consequences to Stockholders of Rovak. The sale to InfoCure of the capital stock of Rovak stock by the stockholders of Rovak will be a taxable sale of stock in which each stockholder of Rovak will recognize a gain or loss measured by the difference between: (a) the sum of the cash received and the fair market value on the closing date of the Common Stock of InfoCure received and (b) their basis for their capital stock of Rovak. The gain or loss recognized by any stockholder of Rovak will be capital gain or loss to any such stockholder for whom the Rovak capital stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to a stockholder of Rovak who has held the Rovak capital stock for more than one year on the closing date and short-term capital gain or loss to a stockholder of Rovak who has held the Rovak capital stock for not more than one year on the closing date.

     The stockholders of Rovak who will receive consideration out of escrow after the close of their taxable year in which the closing occurs should be entitled to report their sale of Rovak stock under the installment method. Under the installment method, each payment will be treated as part nontaxable recovery of basis and part taxable realization of gain. Because interest will not be payable on the escrowed consideration, a portion of the payments made out of escrow would be characterized as interest rather than purchase price.

     Rovak stockholders may elect not to report their gain under the installment method. Those stockholders electing out of installment sale treatment would recognize the maximum contract price in their taxable year in which the closing occurs and report gain or loss in such taxable year. To the extent that any amount of the escrowed consideration is returned to InfoCure in a subsequent taxable year, such stockholders would recognize a loss for such subsequent taxable year. Any gain or loss attributable to InfoCure shares held in escrow which are required to be returned to InfoCure would be taken into account in determining those stockholders' losses in such subsequent taxable year.

     The tax consequences to the Rovak stockholders of the sale of Rovak stock may vary among stockholders depending on their particular circumstances. Each Rovak stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of Rovak and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of Rovak and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of Rovak and InfoCure, the DGCL and the Minnesota Business Corporation Act ("MBCA").

     The rights of the stockholders of Rovak are governed by its articles of incorporation and bylaws and the MBCA. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of Rovak for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of Rovak who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of InfoCure. The stockholders of Rovak are not subject to a similar provision. See "Description of Capital Stock -- Preferred Stock."

     Under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law."

     Under Section 301A.673 of the MBCA ("Section 301A.672") an interested stockholder (a stockholder owning 10% of the voting stock of a Minnesota public corporation) may not enter into a "business combination" with the Minnesota public corporation for a period of four years after the date of the transaction in which the person became an interested stockholder unless the business combination or the acquisition of the shares that resulted in the stockholder becoming an interested stockholder is approved by an independent committee of the board of directors prior to the stockholder becoming an interested person. A corporation may elect not to be subject to the provisions of Section 301A.673.

     Under the laws of the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of Rovak without a meeting must be by unanimous written consent.

     The DGCL and MBCA provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Minnesota provide appraisal rights upon certain additional actions, including upon the following actions (i) sale of all or substantially all of the assets of the company not in the ordinary course of its business and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholders.

     Under the articles of incorporation of Rovak and the MBCA, the directors are elected by cumulative voting. The holders of Common Stock of InfoCure do not have similar rights. In addition, the stockholders of

Rovak have preemptive rights to subscribe to additional issuances of shares of common stock of Rovak. Stockholders of InfoCure do not have preemptive rights.

     In addition, the MBCA prohibits anyone who acquires 20% or more of the stock of a Minnesota "issuing public corporation" from voting such shares unless the acquisition was approved by a majority of the shares, excluding the shares owned by such acquiring person. A Minnesota issuing public corporation is a corporation which has at least 50 stockholders and is incorporated under the laws of Minnesota.

     Related Transactions. For a description of transactions between Rovak and any director, executive officer and any holder of more than 5% of the common stock of Rovak and their affiliates, see "Notes to Financial
Statements -- Related Party Transactions."

MERGER OF HIS INTO SUB

     This summary is qualified in its entirety by the terms of the definitive merger agreement among InfoCure, Sub, a wholly-owned subsidiary of InfoCure, HIS and the stockholders of HIS ("HIS Merger Agreement") which is incorporated herein by reference.

     The proposed HIS Merger Agreement between Sub and HIS will provide that HIS shall merge into Sub with Sub continuing as the surviving corporation of the merger ("HIS Merger"). Sub will be a newly formed subsidiary of InfoCure which will be formed solely for the purpose of effecting the HIS Merger. The HIS Merger will occur at the time the IPO Registration Statement becomes effective. Upon the consummation of the HIS Merger, the holders of common stock of HIS will receive (i) an aggregate of $1,500,000 and (ii) such number of shares of Common Stock equal to the product of (a) the Exchange Ratio times (b) 3,000,000. In addition, the HIS Merger Agreement will provide for a reduction to the purchase price in the event the net worth of HIS at the time of the acquisition is less than an amount to be hereafter agreed upon. Shares of Common Stock and/or cash having a value equivalent to 15% of the aggregate consideration payable will be held in escrow as a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of HIS or adjustment to the purchase price. The stockholders of HIS have also agreed not to compete with the business of HIS for a period of 3 years after the closing.

     InfoCure, Sub and the stockholders of HIS will make certain representations and warranties in the HIS Merger Agreement as to, among other matters, the respective financial positions, corporate existence, business and capital structure of InfoCure or HIS. The consummation of the HIS Merger pursuant to the HIS Merger Agreement is subject to the fulfillment of various conditions at or prior to the effective date of the HIS Merger including, among others, the correctness of the representations and warranties, the absence of any material and adverse change in the business of HIS and the receipt by HIS of an opinion from tax counsel as described in "Federal Income Tax Consequences of the HIS Merger."

     InfoCure and the stockholders of HIS may, by written agreement, (i) extend the time for the performance of any obligation or other act of the parties, (ii) waive any inaccuracies in the representations or warranties contained in the merger agreement and (iii) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in the merger agreement or waive or modify performance of any of the obligations of any of the parties to the merger agreement.

     The HIS Merger Agreement provides that it may be terminated or abandoned prior to the effective date of the HIS Merger, notwithstanding approval by written consent of the HIS Merger Agreement by the holders of all of outstanding shares of Sub and HIS, (i) by the mutual consent of InfoCure and HIS, (ii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after March 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of HIS if the conditions precedent to their obligations have not been fulfilled or waived by them. In the event of termination, each party will pay its own expenses incurred in connection with the merger agreement, except that the cost of this registration statement of InfoCure will be borne by InfoCure.

     Management. Gregory F. Vap, a director, officer and principal stockholder of HIS, will become an officer of InfoCure. In addition, he will enter into an employment agreement with InfoCure upon the consummation of the acquisition. See "Management."

     Federal Income Tax Consequences of the HIS Merger. As a condition precedent to the obligations of InfoCure, Sub and HIS to consummate the HIS Merger, HIS stockholders shall have received prior to the effective date of the HIS Merger, an opinion of tax counsel, to the effect that (i) no gain or loss will be recognized to the stockholders of HIS upon the exchange of their common stock of HIS for Common Stock of InfoCure, (ii) the basis of the shares of Common Stock received by the HIS stockholders will be the same as the basis of the shares of common stock of HIS surrendered in exchange therefor, (iii) the holding period of the shares of the Common Stock received by the stockholders of HIS will include the holding period of the shares of common stock of HIS surrendered in exchange therefor, provided the common stock of HIS is a capital asset in the hands of the HIS stockholders on the effective date of the HIS Merger and (iv) where cash is received by stockholders of HIS for their shares of Common Stock of HIS, the stockholders of HIS will recognize gain or loss with respect thereto measured by the difference between their basis for such shares of common stock of HIS and the amount received in consideration thereof.

     HIS stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their HIS common stock. Accordingly, each such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received by such stockholder and such stockholder's basis in his or her stock.

     The gain or loss recognized by any HIS stockholder attributable to the receipt of cash either in lieu of fractional shares or as a result of such stockholder's exercise of dissenters' rights will be capital gain or loss to any such HIS stockholder for whom the HIS common stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to an HIS stockholder who has held the HIS common stock for more than one year on the effective date of the HIS Merger and short-term capital gain or loss to an HIS stockholder who has held the HIS common stock for not more than one year on the effective date of the HIS Merger.

     HIS Merger Approval. The HIS Merger is to be approved by the boards of directors of HIS and Sub and a majority of the holders of the outstanding shares of common stock of Sub and two-thirds of the holders of the outstanding shares of HIS upon the execution of the HIS Merger Agreement. The directors and executive officers of HIS and their affiliates own 99% of the outstanding shares of common stock of HIS. All of the outstanding shares of Common Stock are owned by its directors and officers.

     On and after the effective date of the HIS Merger, each stock certificate which evidenced shares of common stock of HIS immediately prior to the HIS Merger will thereafter be deemed to evidence ownership of the number of whole shares of Common Stock as to which the stockholder of HIS shall be entitled on the basis of the Exchange Ratio and the right to receive cash as set forth in the merger agreement. After the effective date of the HIS Merger, the stockholders, upon surrender of their HIS stock certificates, will receive a certificate representing the number of whole shares of Common Stock into which the shares of common stock of HIS were converted upon the HIS Merger and their pro rata share of the cash consideration payable.

     No scrip or fractional shares of InfoCure will be issued. Stockholders of HIS who would otherwise be entitled to receive a fractional share certificate will be paid in cash the market value of their fractional interest upon surrender of the HIS share certificates. The market value of the fractional interest will be determined by multiplying the fraction of a share of Common Stock which the HIS stockholders would otherwise be entitled to receive times the public offering price of a share of Common Stock pursuant to the Offering.

     Appraisal Rights of Dissenting Stockholders of HIS. Stockholders of HIS have appraisal rights with respect to the proposed HIS Merger as are provided by
Section 351.455 of the Missouri General and Business Corporation Law ("Section 351.455"). The following is not intended to be a complete summary of the provisions of Section 351.455 and is qualified in its entirety by reference to that Section 351.455, which is reproduced in full as Appendix II hereto. In order to meet the statutory requirements, a dissenting stockholder of HIS must:
(i) have provided HIS with a written objection to the HIS Merger prior to the meeting of stockholders at which the Merger Agreement is submitted to a vote;
(ii) have not voted any shares of common stock of HIS in favor of adoption of the HIS Merger or consented to the HIS Merger in writing; and (iii) make a written demand after the HIS Merger for a cash payment for the fair value of the common stock of HIS owned by such stockholder within 20 days after the HIS Merger.

     The dissenting stockholders who have complied with the statutory procedure for appraisal must file not earlier than 30 days nor later than 90 days after the effective date of the HIS Merger a petition in any court of competent jurisdiction ("Court") within the county in which the registered office of Sub is situated requesting a determination of the fair value of such shares. Only by following the statutory procedures stated in Section 351.455 may a dissenting stockholder of HIS perfect the stockholder's right of appraisal.

     A vote against the HIS Merger does not constitute the written objection required to be filed by a dissenting stockholder. Failure to vote against the HIS Merger, however, does not constitute a waiver of rights under Section 351.455.

     Comparison of the Common Stock of HIS and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of HIS and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of HIS and InfoCure, the DGCL and the Missouri General and Business Corporation Law ("MG&B Law").

     The rights of the stockholders of HIS are governed by its articles of incorporation and bylaws and the MG&B Law. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of HIS for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of HIS who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock." The stockholders of HIS are not subject to similar provisions.

     Under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law." Under Section 351.459 of the MG&B Law a person who proposes to make or has made an acquisition of 20% of the voting stock of a Missouri public corporation may not enter into a business combination with the Missouri "resident domestic corporation" for a period of 5 years unless (i) the business combination is approved by the board of directors prior to the interested stockholder's stock acquisition date, (ii) the business combination is approved by a majority of the stockholders of the Missouri corporation excluding the shares owned by the interested stockholder or (iii) the aggregate consideration to be received by the stockholders in the business combination meets certain specified statutory minimum amounts (e.g., highest per share price paid by the interested stockholder).

     Under the laws of the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of HIS without a meeting must be by unanimous written consent.

     The laws of the DGCL and the MG&B Law provide appraisal rights to stockholders in the event of a merger or consolidation. The MG&B Law provides appraisal rights upon certain additional actions, including upon the following actions (i) sale of all or substantially all of the assets of the company and
(ii) amendments to the articles of incorporation that materially and adversely affect the rights of a holder of a security. Under the laws of the DGCL a merger, sale of all, or substantially all, of the assets or the liquidation of a corporation can be effected by an affirmative vote of a majority of the outstanding shares. Under the laws of Missouri, a two-thirds affirmative vote is required.

     Under the articles of incorporation of HIS and the MG&B Law, the directors shall be elected by cumulative voting. The holders of Common Stock of InfoCure do not have similar rights. In addition, the stockholders of HIS have preemptive rights to subscribe to additional issuances of shares of common stock of HIS. Stockholders of InfoCure do not have preemptive rights.

     In addition, the MG&B Law prohibits anyone who acquires 20% or more of a Missouri "issuing public corporation" from voting such shares unless the acquisition is approved by a majority of the shares excluding the shares held by the interested stockholder. A Missouri "issuing public corporation" means a corporation (i) which is incorporated under the laws of Missouri, (ii) which has at least 100 stockholders, (iii) which has its principal office or substantial assets within Missouri and (iv) which has at least 10% of its stockholders or holders of at least 10% of its common stock who are Missouri residents or has at least 10,000 stockholders who reside in Missouri.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; OPERATING LOSSES

     InfoCure was incorporated in November 1996 and to date has conducted no operations and generated no revenue. InfoCure has entered into agreements to acquire the Founding Businesses concurrently with the consummation of the Offering. The Founding Businesses have been operating as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. Although the unaudited pro forma combined financial statements indicate that the Company had pro forma net income of $782,000, $773,000 and $471,000 for the year ended January 31, 1996 and the nine months ended October 31, 1996 and 1995, respectively, the pro forma combined financial results of the Company cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses to levels the Company intends to implement following the Acquisitions. These adjustments total $2,489,000, $1,870,000 and $1,709,000 for the year ended January 31, 1996 and the nine months ended October 31, 1996 and 1995, respectively. Therefore, such pro forma financial results may not be indicative of the Company's future financial condition or operating results. AMC, which is considered the predecessor to the Company for accounting purposes, had net losses of $180,196 and $1,075,308 for the years ended January 31, 1996 and 1995, respectively, and net losses of approximately $325,476 and $23,945 for the nine months ended October 31, 1996 and 1995, respectively. In addition, each of DR Software, Rovak, HIS and Millard-Wayne recorded a net loss for certain of the periods reflected in their respective financial statements and notes thereto included elsewhere in this Prospectus. The inability of the Company to successfully integrate the Founding Businesses and reduce operating expenses in the manner described in the Notes to the Unaudited Pro Forma Combined Financial Statements, or otherwise improve results of operations, could have a material adverse effect on the Company's results of operations, financial condition or business and could negatively impact the Company's ability to acquire other companies or otherwise execute its business strategy. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations," "Business--Business Strategy," "Management" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As part of its growth strategy, the Company intends to acquire additional companies providing health care practice management systems and complementary products and technologies. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional companies or complementary products or technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired companies, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company. In addition, there can be no assurance that the Founding Businesses or other companies or complementary products or technologies acquired in the future will achieve anticipated revenue and earnings. See "Business--Business Strategy" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.

POSSIBLE NEED FOR FUTURE ACQUISITION FINANCING

     The Company currently intends to finance future acquisitions by using the remaining net proceeds of the Offering and/or issuing shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need on terms it deems acceptable, or at all. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON EDI

     The Company's business strategy is largely based upon increasing the percentage of its customers who utilize EDI for establishing patient eligibility with insurers, precertification and eligibility of insurance claims, insurance claims submission, claim status, remittance advice and patient statements. Failure to increase the use of EDI services by health care providers in general, and by the Company's customers in particular, could have a material adverse effect on the Company's results of operations, financial condition or business. A decrease or limited growth in the net fees realized by the Company for EDI services could have a material adverse effect on the Company's future results of operations, financial condition or business. See "Business--Business Strategy."

DEPENDENCE ON PROPRIETARY SOFTWARE; RISK OF INFRINGEMENT

     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting such a claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may require significant management resources and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Product Protection."

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES

     The market for the Company's products and services is characterized by technological advances and rapid changes requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend in part upon its ability to (i) enhance its current products, (ii) respond effectively to market requirements and technological changes, (iii) sell additional products to its existing customer base and (iv) introduce new products and technologies that address the increasingly sophisticated needs of its customers and the health care industry. The Company will be required to devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of existing products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business--Product Research and Development."

COMPETITION

     The market for practice management systems, such as those marketed by the Company, is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services they offer. The Company competes with different companies in each of its target markets. Among the Company's principal competitors are providers of health care information systems such as IDX Systems Corporation, Medic Computer Systems, Inc., Medical Manager Corporation, Physician Computer Network, Inc. and Quality Systems, Inc. Many of the Company's competitors have greater financial, research and development, technical, marketing and sales resources than the Company. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, third-party administrators, insurers and others, may enter certain markets in which the Company competes. There can be no assurance that future competition and industry pressures for cost reduction and containment will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Competition."

PRODUCT RELATED CLAIMS; PRODUCT ACCEPTANCE CONCERNS

     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract litigation against the Company by its clients, their patients or others. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in claims against the Company. The Company intends to maintain insurance to protect against claims associated with the use of its products, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Additionally, such failures or errors may result in the loss of, or delay in, market acceptance of the Company's products.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company will have entered into an employment agreement upon the consummation of the Offering with each of the Company's executive officers, which will include confidentiality and non-compete provisions, there can be no assurance that any individual will continue in his or her present capacity with the Company for any particular period of time. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business--Employees" and "Management."

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT REGULATION

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. Governmental organizations account for a substantial portion of revenues paid to health care providers in the United States and impose significant regulatory burdens. From time to time, certain proposals to reform the health care system have been considered by Congress and further proposals may be considered in the future. These reforms may increase government involvement in health care, lower reimbursement rates and otherwise adversely affect the operating environment for the Company's clients. Health care organizations may react to these reforms by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such health care reforms might have on its results of operations, financial condition or business. See "Business--Government Regulation."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES; INTERESTS OF CERTAIN PERSONS

     Approximately $10.8 million, representing approximately 60% of the net proceeds of the Offering, will be for payments due upon consummation of the Acquisitions. Approximately $3.9 million of such payments will be paid directly or indirectly to stockholders of the Founding Businesses who will become directors or executive officers of the Company or holders of more than 5% of the outstanding Common Stock. In addition upon the consummation of the Acquisitions and the Offering, certain former executive officers of the Founding Businesses will become executive officers of the Company. Proceeds available for repayment of indebtedness, working capital and other uses by the Company will be approximately $7.1 million, representing 40% of the net proceeds of the Offering. See "The Acquisitions -- Acquisition Consideration," "Management" and "Certain Transactions."

SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 2,000,000 shares of Common Stock being sold in the Offering will be freely tradable unless acquired by affiliates of the Company. Concurrently with the consummation of the Offering, 3,668,510 shares of Common Stock will be issued in connection with the AMC Merger and the Acquisitions. Such shares will be registered under the Securities Act and therefore also will be freely tradable unless acquired by affiliates of the Company. The future sales of such shares may have a depressive effect on the market price of the Common Stock.

     The Company, its directors, executive officers and certain of its stockholders, holding an aggregate of 2,761,111 equivalent shares of Common Stock, have agreed not to offer or dispose of, without the prior written consent of the Representatives of the Underwriters, any shares of Common Stock for a period of 180 days (the "Lock-Up Period") following the date the Commission declares effective the IPO Registration Statement and, for a period of 18 months (or such shorter period as the Securities and Exchange Commission (the "Commission") may prescribe as the holding period for restricted securities under Rule 144(e) under the Securities Act) following expiration of the Lock-Up Period, not to publicly offer or sell except in accordance with the volume limitations of Rule 144(e), except that the Company may issue Common Stock in connection with future acquisitions and upon the exercise of stock options and warrants. See "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained upon consummation of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may vary significantly from quarter to quarter, in part because of changes in customer purchasing patterns, competition, the timing of the recognition of licensing revenues and the timing of, and costs related to, any new product introductions. The Company operates without any backlog of product orders and a majority of the revenues realized in a quarter result from orders received or services rendered in that quarter. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with the introduction of any new products and with general market trends may limit management's ability to forecast short-term results of operations accurately. The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year. Additionally, a high percentage of the Company's expenses are relatively fixed, including costs of personnel, and are not susceptible to rapid reduction. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $9.19 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock pursuant to the Offering may experience further dilution. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND EMPLOYMENT AGREEMENT PROVISIONS AND DELAWARE LAW

     Certain provisions of Delaware law, the Company's Certificate of Incorporation and certain of its executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include the right of the Company's Board of Directors to issue, without further stockholder approval, one or more series of preferred stock with rights and preferences senior to the rights associated with the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may inhibit or discourage a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control. See "Management--Stock Options," "--Employment Agreements," "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law."

                                DIVIDEND POLICY

     The Company intends to retain its earnings to finance the development and continued expansion of its business and for general corporate purposes and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. There can be no assurance that dividends will ever be paid by the Company.

                                 CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of October 31, 1996 (i) on a pro forma basis to give effect to the November 1996 issuance of shares of AMC common stock for $750,000, the Acquisitions and the repayment of certain outstanding indebtedness and (ii) on a pro forma adjusted basis to give effect to the November 1996 issuance of shares of AMC common stock for $750,000, the Acquisitions, the consummation of the Offering and the applications of the estimated net proceeds of the Offering. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                               AS OF OCTOBER 31, 1996
                                                              -------------------------
                                                                             PRO FORMA
                                                               PRO FORMA    AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt, including current portion of long-term
  debt......................................................    $   407       $   407
Long-term debt, excluding current portion...................        308           308
Stockholders' equity:
  Preferred Stock, $0.001 par value; 10,000,000 shares
     authorized and no shares issued and outstanding........         --            --
  Common Stock, $0.001 par value; 40,000,000 shares
     authorized; 5,129,698 shares issued and outstanding pro
     forma and 5,668,510 shares issued and outstanding pro
     forma as adjusted (1)..................................          5             6
  Additional paid-in capital................................     20,240        25,012
  Accumulated deficit.......................................     (4,045)       (4,045)
                                                                -------       -------
     Total stockholders' equity.............................     16,200        20,973
                                                                -------       -------
       Total capitalization.................................    $16,915       $21,688
                                                                =======       =======

---------------

(1) Excludes an aggregate of (i) 331,490 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and a stock warrant and (ii) 225,395 equivalent shares of Common Stock to be assigned and transferred to AMC for cancellation not later than 20 days prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     InfoCure will acquire the Founding Businesses concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the AMC Merger on an historical basis, (ii) the effects of the HCD Acquisition, the acquisition by AMC of Millard-Wayne and the acquisitions by InfoCure of HIS, KComp, DR Software and Rovak using the purchase method of accounting at their estimated fair values and (iii) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the nine months ended October 31, 1996. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                          PRO FORMA
                                                           ---------------------------------------
                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED           OCTOBER 31,
                                                           JANUARY 31,    ------------------------
                                                              1996           1995          1996
                                                           -----------    ----------    ----------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software sales..........................    $10,403       $ 7,280       $ 7,682
     Maintenance and support.............................      7,433         5,809         7,545
     Other...............................................      1,168           841           957
                                                             -------       -------       -------
       Total revenues....................................     19,004        13,930        16,184
  Cost of revenues.......................................      5,999         4,526         4,699
                                                             -------       -------       -------
  Gross profit...........................................     13,005         9,404        11,485
  Operating expenses:
     Selling, general and administrative (2)(3)(4)(5)....      9,979         7,287         8,817
     Depreciation and amortization (6)...................      1,576         1,157         1,156
                                                             -------       -------       -------
  Operating income.......................................      1,450           960         1,512
  Other expense (income):
     Interest expense (7)................................         82            82            69
     Other...............................................       (204)         (110)          (42)
                                                             -------       -------       -------
  Income before taxes....................................      1,572           988         1,485
  Income tax (8).........................................        790           517           712
                                                             -------       -------       -------
  Net income.............................................    $   782       $   471       $   773
                                                             =======       =======       =======
  Pro forma net income per share.........................    $  0.15       $  0.09       $  0.14
  Pro forma weighted average shares outstanding (9)......      5,385         5,385         5,385
                                                             =======       =======       =======

                                                                    AS OF OCTOBER 31, 1996
                                                              -----------------------------------
                                                                                    PRO FORMA
                                                                 PRO FORMA       AS ADJUSTED (10)
                                                              ----------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................      $ 1,060            $ 5,797
  Working capital...........................................       (1,013)             3,724
  Total assets..............................................       22,274             27,011
  Short-term debt...........................................          407                407
  Long-term debt, less current portion......................          308                308
  Total stockholders' equity................................       16,200             20,973

---------------

 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the pro forma statements of operations data, and as of October 31, 1996, in the case of the unaudited selected pro forma balance sheet data. The pro forma balance sheet data also give effect to the issuance in November 1996 of 472,811 equivalent shares of Common Stock by AMC for $750,000. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The unaudited selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.
 (2) Includes pro forma adjustments to reflect (i) the elimination of duplicative administrative functions at the Company of approximately $1,803,000, $1,251,000 and $1,352,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) the additional overhead expenses at the Founding Business of approximately $452,000, $339,000 and $339,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected upon the consummation of the HCD Acquisition on December 3, 1996.
 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $477,000, $324,000 and $264,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000, $147,000 and $61,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.
 (4) Includes pro forma adjustments to reflect the elimination of rent, phone and travel expenses of approximately $351,000, $237,000 and $264,000, for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.
 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $665,000, $498,000 and $498,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $241,000, $95,000 and $188,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.
 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,500,000 is recognized as of January 31, 1995.
 (9) The pro forma weighted average shares outstanding includes (i) 5,129,698 shares to be issued in connection with the Acquisitions and the Offering and (ii) 255,653 Common Stock equivalents issuable upon outstanding stock options and a warrant.
(10) The pro forma combined balance sheet is adjusted to give effect to the receipt and application of the net proceeds of the Offering. See "Capitalization."

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
             CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

     InfoCure was incorporated in November 1996 to develop, market and service practice management systems for use by health care providers throughout the United States.

     Concurrently with and as a condition to the consummation of the Offering, InfoCure will acquire the seven Founding Businesses, which will be consolidated into three operating divisions: the Desktop Division, the Mid-Range Division and the Enterprise Division. The Desktop Division markets DOS and Windows-based practice management systems and other software products primarily to small to mid-size medical practices, including podiatric, dental, oral and maxillofacial providers. The Mid-Range Division offers AIX and UNIX-based practice management systems to mid-size medical practices, including oral surgeons and orthodontists. The Enterprise Division markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics.

     The Company's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support services revenues are generated by providing customers with training, updates, enhancements and telephone support.

     The Company recognizes systems revenue in accordance with the provisions of AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically is one quarter or a full year. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs. The Company's pro forma combined financial results cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses to levels the Company intends to or has implemented in connection with the Acquisitions. See "Risk Factors -- Absence of Combined Operating History; Operating Losses" and Unaudited and Pro Forma Combined Financial Statements and the Notes thereto.

     The Company's acquisition strategy is to take advantage of the consolidation opportunities existing in the practice management systems sector. This strategy involves acquiring a significant customer base of software installations and expanding customer and electronic services. The Company has an installed customer base of approximately 17,500 health care providers in a broad range of specialties at over 6,000 client sites.

RESULTS OF OPERATIONS

     The following pro forma combined financial data contain the results of operations for the nine months ended October 31, 1996 and 1995. KComp was established in December 1995. The only results of KComp included in the pro forma combined financial data are for the nine months ended October 31, 1996.

     The following discussions should be read in conjunction with the Selected Pro Forma Combined Financial Data, the Selected Financial Data of AMC and the other financial statements and notes thereto appearing elsewhere in this Prospectus.

  Nine Months Ended October 31, 1996 Compared with Nine Months Ended October 31, 1995

     Revenues increased by $2,254,000, or 16.2%, to $16,184,000 for the nine months ended October 31, 1996 from $13,930,000 for the nine months ended October 31, 1995. Maintenance and support revenue increased $1,736,000, or 29.9%, to $7,545,000 for the nine months ended October 31, 1996 from $5,809,000 for the comparable period. The increase primarily was due to the formation of KComp, which contributed maintenance and support revenues of $1,275,000, and additional revenues from onsite training services.

Systems and software sales increased $402,000, or 5.5%, to $7,682,000 for the nine months ended October 31, 1996 from $7,280,000 for the nine months ended October 31, 1995.

     Cost of revenue increased by $173,000, or 3.8%, to $4,699,000 for the nine months ended October 31, 1996 from $4,526,000 for the nine months ended October 31, 1995. As a percentage of revenue, cost of sales decreased to 29.0% for the nine months ended October 31, 1996 from 32.5% for the nine months ended October 31, 1995. This decrease in cost of revenue as a percent of sales principally reflects a change in product mix, whereby maintenance and service revenue increased to 46.6% of total revenues for the nine months ended October 31, 1996 from 41.7% of total revenues for the nine months ended October 31, 1995. The cost of revenue for KComp for the nine months ended October 31, 1996 was $112,000.

     Selling, general and administrative expense increased by $1,530,000, or 21.0%, to $8,817,000 for the nine months ended October 31, 1996 from $7,287,000 for the nine months ended October 31, 1995. This increase primarily is due to the formation of KComp, which added $1,134,000 to selling, general and administrative expense.

     As a result of the foregoing factors, operating income increased by $552,000, or 57.5%, to $1,512,000 for the nine months ended October 31, 1996 from $960,000 for the nine months ended October 31, 1995. This increase reflects the operating income of $249,000 from the KComp operations for the nine months ended October 31, 1996, which were not included in the prior year. As a percentage of revenues, income from operations increased to 9.3% for the nine months ended October 31, 1996 from 6.9% for the nine months ended October 31, 1995.

     Interest expense decreased by $13,000, or 15.9%, for the nine months ended October 31, 1995 to $69,000 from $82,000 for the nine months ended October 31, 1996, primarily due to repayment of the notes payable and long-term debt.

LIQUIDITY AND CAPITAL RESOURCES

     The Founding Businesses have lines of credit providing for combined advances of up to $175,000, with borrowings outstanding at October 31, 1996 totalling $120,000. Following consummation of the Acquisitions and the Offering, the Company will have outstanding long-term debt of $523,000, including $215,000 which will be classified as the current portion of long-term debt.

     The Company has gross cash flow from operations (net income plus depreciation and amortization) for the nine months ended October 31, 1996 and for the year ended January 31, 1996 of $1,929,000 and $2,358,000, respectively. The Company believes that funds generated from operations, together with the net proceeds of the Offering, will be sufficient to finance its current operations, potential obligations relating to the Acquisitions and planned capital expenditure requirements at least through the next 18 months. In the longer term, the Company may require additional sources of capital to fund future growth and acquisitions. Such sources of capital may include additional equity or debt financings.

SEASONALITY AND FLUCTUATIONS

     The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year.

                         SELECTED FINANCIAL DATA OF AMC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data present certain data for AMC for the years ended January 31, 1995 and 1996 and the nine months ended October 31, 1995 and 1996. The selected financial data presented for AMC should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this Prospectus.

                                                               YEAR ENDED       NINE MONTHS ENDED
                                                               JANUARY 31,         OCTOBER 31,
                                                            -----------------   -----------------
                                                             1995      1996      1995      1996
                                                            -------   -------   -------   -------
                                                                                   (UNAUDITED)
SELECTED STATEMENTS OF OPERATIONS DATA:
  Revenues:
     Software and services................................  $ 2,866   $ 2,026   $ 1,618   $ 1,430
     Hardware.............................................      620       387       297       230
                                                            -------   -------   -------   -------
       Total revenues.....................................    3,486     2,413     1,915     1,660
  Cost of sales...........................................    1,116       516       434       299
                                                            -------   -------   -------   -------
  Gross profit............................................    2,370     1,897     1,481     1,361
  Operating expenses:
     Salaries and operating expenses......................    2,848     2,018     1,491     1,574
     Depreciation and amortization........................      564       112        82        55
                                                            -------   -------   -------   -------
  Loss from operations....................................   (1,042)     (233)      (92)     (268)
  Other income (expense):
     Interest expense.....................................      (54)      (68)      (47)      (60)
     Other................................................       21       121       115         3
                                                            -------   -------   -------   -------
  Net loss................................................  $(1,075)  $  (180)  $   (24)  $  (325)
                                                            =======   =======   =======   =======
  Net loss per share......................................  $ (0.03)  $ (0.00)  $ (0.00)  $ (0.01)
  Weighted average shares outstanding.....................   41,963    41,387    41,349    43,531
                                                            =======   =======   =======   =======

                                                              AS OF JANUARY 31,   AS OF OCTOBER 31,
                                                                    1996                1996
                                                              -----------------   -----------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $   250             $   183
  Working capital...........................................        (1,201)               (987)
  Total assets..............................................           567                 664
  Short-term debt...........................................           336                 311
  Long-term debt, less current portion......................           545                 539
  Total stockholders' equity................................        (1,618)             (1,273)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMC

GENERAL

     For financial statement purposes, AMC has been presented herein as the acquiring company. For the periods presented herein, AMC functioned with operations exclusively through a single operating subsidiary, ICS. After October 31, 1996, HCD became, and Millard-Wayne will become, subsidiaries of AMC in transactions accounted for as purchases. The following discussion and analysis should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  Nine Months Ended October 31, 1996 Compared with Nine Months Ended October 31, 1995

     Total revenues decreased by $255,353, or 13.3%, to $1,659,671 for the nine months ended October 31, 1996 from $1,915,024 for the nine months ended October 31, 1995. Software and services revenues decreased by $188,460, or 11.6%, to $1,429,876 for the nine months ended October 31, 1996 from $1,618,336 for the nine months ended October 31, 1995 due to a decrease in UNIX software sales of $117,131 and a decrease in net EDI revenues of $32,333. The method by which EDI revenues and costs are recorded was changed from a gross amount to a net amount during the year ended January 31, 1996. As a result, EDI revenues are shown at a net amount of $260,349 for the nine months ended October 31, 1996 compared to $292,682 for the nine months ended October 31, 1995. The overall EDI transaction volume increased by 136,339 transactions, or 19.8%, to 824,650 for the nine months ended October 31, 1996 from 688,311 transactions for the nine months ended October 31, 1995.

     Cost of sales decreased by $135,024, or 31.1%, to $299,075 for the nine months ended October 31, 1996 from $434,099 for the nine months ended October 31, 1995. As a percentage of revenue, cost of sales decreased to 18.0% for the nine months ended October 31, 1996 from 22.7% for the comparable nine month period ended October 31, 1995. This decrease in cost of sales as a percentage of total revenues reflects a change in product mix whereby revenues associated with UNIX hardware sales decreased to 8.5% for the nine months ended October 31, 1996 from 15.3% for the nine months ended October 31, 1995.

     Salaries and operating expenses increased by $82,452, or 5.5%, to $1,573,936 for the nine months ended October 31, 1996 from $1,491,483 for the nine months ended October 31, 1995. This increase was due to an increase in contract labor, as AMC identified specific tasks to be performed by outside contractors for training and installation services, and additional overhead associated with opening a second office for purposes of implementing its acquisition strategy.

     As a result of the foregoing factors, AMC had a loss from operations of $268,229 for the nine months ended October 31, 1996, as compared to a loss of
$92,211 for the nine months ended October 31, 1995.   Year Ended January 31,
1996 Compared with Year Ended January 31, 1995

     Total sales decreased by $1,072,825, or 30.8%, to $2,412,734 for the year ended January 31, 1996 from $3,485,559 for the year ended January 31, 1995. Software and services revenues decreased by $839,468, or 29.3%, to $2,026,114 for the year ended January 31, 1996 from $2,865,582 for the year ended January 31, 1995. Several factors contributed to this decrease. UNIX maintenance decreased by $262,387, or 24.6%, to $805,321 for the year ended January 31, 1996 from $1,067,708 for the year ended January 31, 1995, due to the change in billing methods associated with the outsourcing of hardware maintenance services. Sales of DOS-based practice management software products and maintenance decreased by $236,670, or 30.2%, to $546,134 for the year ended January 31, 1996 from $782,804 for the year ended January 31, 1995. This decrease was related to AMC's shift to direct marketing, rather than marketing through third-party distributors. The method by which EDI revenues and costs are recorded was changed from a gross amount to a net amount during the year ended January 31, 1996. As a result, EDI revenues are shown at a net amount of $372,516 for the year ended January 31, 1996, a decrease of $219,384, or 37.9%, from $591,900 for the year ended

January 31, 1995. Hardware sales decreased by $233,357, or 37.6%, to $386,620 for the year ended January 31, 1996 from $619,977 for the year ended January 31, 1995, primarily due to a decrease in UNIX hardware sales.

     Cost of sales decreased by $599,884, or 53.8%, to $515,842 for the year ended January 31, 1996 from $1,115,726 for the year ended January 31, 1995. As a percentage of sales, cost of sales decreased to 21.3% for the year ended January 31, 1996 from 32.0% for the year ended January 31, 1995. This decrease in cost of sales as a percentage of sales reflects a reduction in cost of sales resulting from the change in EDI billing and a change in product mix whereby revenues associated with UNIX hardware sales decreased to 14.3% for the year ended January 31, 1996 from 15.6% for the year ended January 31, 1995.

     Salaries and operating expense decreased by $830,616, or 29.2%, to $2,017,389 for the year ended January 31, 1996 from $2,848,005 for the year ended January 31, 1995. This decrease was due to operational efficiencies, including the outsourcing of hardware support, and EDI billing and collections. The decrease was also due to salary and benefit reductions of $384,517 associated with the reduction in total personnel.

     As a result of the foregoing factors, the operating loss decreased to $232,811 for the year ended January 31, 1996 from $1,041,862 for the year ended January 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     For the year ended January 31, 1996, cash provided by operating activities totalled $15,415, cash used for investing activities totalled $10,976 and cash provided by financing activities totalled $240,575. Cash provided by financing activities resulted from long-term debt and a note payable. Other than advances available from certain officers and stockholders, AMC had no available line of credit or financing source. For the nine months ended October 31, 1996, cash used for operating activities totalled $637,655, cash used for investing activities totalled $142,796 and cash provided by financing activities totalled $713,765. Cash provided by financing activities resulted from issuance of common stock.

     As of January 31, 1996, AMC had an accumulated deficit of $3,504,880 and a working capital deficiency of $1,200,963. As of October 31, 1996, AMC had an accumulated deficit of $3,830,356 and a working capital deficit of $986,509.

                     SELECTED FINANCIAL DATA OF DR SOFTWARE

     The following selected financial data present certain data for DR Software for the year ended December 31, 1995 and the nine months ended September 30, 1996 and 1995. The selected financial data presented for DR Software should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.

                                                                           NINE MONTHS     NINE MONTHS
                                                            YEAR ENDED        ENDED           ENDED
                                                           DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA:
  Revenues:
     System sales........................................   $2,192,378     $1,448,071      $1,633,672
     Support and services................................    1,211,916      1,049,526         870,869
                                                            ----------     ----------      ----------
          Total revenues.................................    3,404,294      2,497,597       2,504,541
                                                            ----------     ----------      ----------
  Operating expenses:
     Salaries and wages..................................    1,419,195      1,058,526       1,048,322
     Hardware purchase for resale........................    1,073,920        584,264         792,980
     Depreciation and amortization.......................      292,641        235,968         218,917
     Rent................................................      231,041        237,240         168,248
     Travel and entertainment............................      187,223        155,124         113,540
     Telephone...........................................      120,290         97,693          91,496
     Advertising.........................................       82,813         92,273          71,531
     Other...............................................       10,056         91,169           6,238
                                                            ----------     ----------      ----------
          Total operating expenses.......................    3,417,179      2,552,257       2,511,272
                                                            ----------     ----------      ----------
  Operating income (loss)................................      (12,885)       (54,660)         (6,731)
  Interest expense.......................................      (11,139)        (9,144)         (8,176)
  Miscellaneous income...................................       11,747         20,545             619
                                                            ----------     ----------      ----------
  Net (loss) income......................................   $  (12,277)    $  (43,239)     $  (14,288)
                                                            ==========     ==========      ==========

                                                                 AS OF           AS OF
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $  169,834     $   26,925
  Working capital...........................................     (607,260)      (772,648)
  Total assets..............................................    1,249,415      1,232,049
  Short-term debt...........................................        4,913          8,525
  Long-term debt, less current portion......................       15,227         20,864
  Total stockholders' equity................................       22,094        (36,165)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF DR SOFTWARE

GENERAL

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software develops, markets and services practice management systems for use by health care providers in the podiatry market. DR Software's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     DR Software recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     DR Software has approximately 2,200 clients serving an estimated 3,150 health care providers.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared with Nine Months Ended September 30, 1995

     Total revenues decreased by $6,944, or 0.28%, to $2,497,597 for the nine months ended September 30, 1996 from $2,504,541 for the nine months ended September 30, 1995. System sales decreased by $185,601, or 11.36%, to $1,448,071 for the nine months ended September 30, 1996 from $1,633,672 for the nine months ended September 30, 1995. This decrease was due to fewer system installations and hardware sales. Support and services sales increased by $178,657, or 20.51%, to $1,049,526 for the nine months ended September 30, 1996 from $870,869 for the nine months ended September 30, 1995. This increase was due to increased support contracts, and support contract pricing.

     Hardware purchased for resale decreased by $208,716, or 26.32%, to $584,264 for the nine months ended September 30, 1996 from $792,980 for the nine months ended September 30, 1995. This decrease was due to a reduction in hardware sales and installations.

     Rent expense increased by $68,992, or 41.01%, to $237,240 for the nine months ended September 30, 1996 from $168,248 for the nine months ended September 30, 1995. This increase was due to increased lease rates at DR Software's relocated offices.

     Travel and entertainment expenses increased by $41,584, or 36.62%, to $155,124 for the nine months ended September 30, 1996 from $113,540 for the nine months ended September 30, 1995. This increase was due to increased attendance at trade shows and other presentations.

     Advertising expenses increased by $20,742, or 29.00%, to $92,273 for the nine months ended September 30, 1996 from $71,531 for the nine months ended September 30, 1995. This increase was due to a growth in product advertising and marketing costs to new and existing customers.

     As a result of the foregoing factors, DR Software had a loss from operations of $54,640 for the nine months ended September 30, 1996, as compared to a loss of $6,731 for the nine months ended September 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended September 30, 1996, cash provided by operating activities totaled $141,576, cash used for investing activities totaled $334,336 and cash provided by financing activities totaled $49,851. DR Software invested $271,289 in capitalized software development costs. DR Software obtained $70,000 from a bank line of credit.

     As of September 30, 1996, DR Software had an accumulated deficit of $86,165 and a working capital deficiency of $772,648.

           SELECTED FINANCIAL DATA OF HEALTHCARE INFORMATION SYSTEMS

     The following selected financial data present certain data for HIS for the year ended December 31, 1995 and the nine months ended September 30, 1996 and 1995. The selected financial data presented for HIS should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.

                                                                                NINE MONTHS ENDED
                                                             YEAR ENDED           SEPTEMBER 30,
                                                            DECEMBER 31,   ---------------------------
                                                                1995           1996           1995
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues:
Systems and software sales................................   $1,097,925     $  925,091     $  793,307
Maintenance and support services..........................      956,353        847,743        693,391
Other.....................................................      407,189        290,744        277,887
                                                             ----------     ----------     ----------
          Total revenues..................................    2,461,467      2,063,578      1,764,585
Cost of sales.............................................      861,659        732,968        627,189
                                                             ----------     ----------     ----------
Gross profit..............................................    1,599,808      1,330,610      1,137,396
Operating expenses:
Selling, general and administrative expenses..............    1,679,558      1,245,054      1,261,572
                                                             ----------     ----------     ----------
          Total operating expenses........................    1,679,558      1,245,054      1,261,572
                                                             ----------     ----------     ----------
Operating income (loss)...................................      (79,750)        85,556       (124,176)
Other income..............................................       21,907         12,467         10,684
                                                             ----------     ----------     ----------
Income (loss) before taxes................................      (57,843)        98,023       (113,492)
Income taxes (benefit)....................................      (16,500)        42,000        (44,000)
                                                             ----------     ----------     ----------
Net (loss) income.........................................   $  (41,343)    $   56,023     $  (69,492)
                                                             ==========     ==========     ==========

                                                       AS OF DECEMBER 31, 1995   AS OF SEPTEMBER 30, 1996
                                                       -----------------------   ------------------------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents............................           53,568                   219,980
Working capital......................................          129,404                   222,735
Total assets.........................................          632,843                   681,658
Short-term debt......................................               --                        --
Long-term debt, less current portion.................               --                        --
Total stockholders' equity...........................          211,527                   275,550

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HEALTHCARE INFORMATION SYSTEMS

GENERAL

     Healthcare Information Systems ("HIS") was founded in 1984 and is headquartered in Kansas City, Missouri. HIS develops, markets and services practice management systems for use by health care providers. HIS's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     HIS recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     HIS has an installed customer base of approximately 600 clients serving an estimated 1,400 health care providers.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared with Nine Months Ended September 30, 1995

     Total revenues increased by $298,993, or 16.94%, to $2,063,578 for the nine months ended September 30, 1996 from $1,764,585 for the nine months ended September 30, 1995. This increase was due to an increase in system sales and installations, as well as continued growth in customer support revenues, and electronic transaction services.

     Cost of sales increased by $105,779, or 16.87%, to $732,968 for the nine months ended September 30, 1996 from $627,189 for the nine months ended September 30, 1995. As a percentage of revenue, cost of sales remained steady at 35.51% for the nine months ended September 30, 1996, down slightly from 35.54% for the comparable nine month period ended September 30, 1995. This steady percentage reflects the stable and consistent business operations and product margins.

     Selling, general and administrative expenses decreased by $16,518, or 1.31%, to $1,245,054 for the nine months ended September 30, 1996 from $1,261,572 for the nine months ended September 30, 1995.

     As a result of the foregoing factors, HIS had income from operations of $85,556 for the nine months ended September 30, 1996, as compared to a loss of $124,176 for the nine months ended September 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended September 30, 1996, cash provided by operating activities totaled $165,104, cash used for investing activities totaled $6,692 and cash provided by financing activities totaled $8,000.

     As of September 30, 1996, HIS had retained earnings of $259,893 and working capital of $222,735.

                        SELECTED FINANCIAL DATA OF ROVAK

     The following selected financial data present certain data for Rovak for the year ended December 31, 1995 and the nine months ended September 30, 1996 and 1995. The selected financial data presented for Rovak should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.

                                                                             NINE MONTHS ENDED
                                                           YEAR ENDED          SEPTEMBER 30,
                                                          DECEMBER 31,    ------------------------
                                                              1995          1996          1995
                                                          ------------    ---------    -----------
                                                                                       (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues:
Systems and software sales..............................   2,455,398      2,091,719      1,649,320
Maintenance and support services........................     742,740      1,024,046        589,173
Other...................................................     603,734        547,864        439,334
                                                           ---------      ---------      ---------
Total revenues..........................................   3,801,872      3,663,629      2,677,827
Cost of sales...........................................   1,811,047      1,725,422      1,243,628
                                                           ---------      ---------      ---------
Gross profit............................................   1,990,825      1,938,207      1,434,199
                                                           ---------      ---------      ---------
Operating expenses:
Personnel costs.........................................   1,257,191        994,000        766,710
Selling, general and administrative expenses............     509,612        515,492        574,757
Research and development................................     297,834        172,876        131,764
Depreciation and amortization...........................      68,341         52,508         26,228
                                                           ---------      ---------      ---------
Total operating expenses................................   2,132,978      1,734,876      1,499,459
                                                           ---------      ---------      ---------
Operating income (loss).................................    (142,153)       203,331        (65,260)
Interest expense........................................     127,933         98,814         99,700
                                                           ---------      ---------      ---------
Income (loss) before taxes..............................    (270,086)       104,517       (164,960)
Income taxes (benefit)..................................     (99,000)        46,000        (65,000)
                                                           ---------      ---------      ---------
Net (loss) income.......................................    (171,086)        58,517        (99,960)
                                                           =========      =========      =========

                                                     AS OF DECEMBER 31, 1995    AS OF SEPTEMBER 30, 1996
                                                     -----------------------    ------------------------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents..........................                --                         --
Working capital....................................            24,748                   (218,230)
Total assets.......................................         1,315,915                  1,585,701
Short-term debt....................................           213,399                    226,013
Long-term debt, less current portion...............           666,574                    523,954
Total stockholders' equity.........................          (226,595)                  (168,078)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF ROVAK

GENERAL

     Rovak was founded in 1984 and is headquartered in St. Elmo, Minnesota. Rovak develops, markets and services practice management systems for use by health care providers in the oral surgery and orthodontist market. Rovak's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     Rovak recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     Rovak has approximately 1,000 clients serving an estimated 1,800 health care providers.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared with Nine Months Ended September 30, 1995

     Total revenues increased by $985,802, or 36.81%, to $3,663,629 for the nine months ended September 30, 1996 from $2,677,827 for the nine months ended September 30, 1995. This increase was due to increased sales of products in the local market. Systems and software sales revenue increased by $442,399, or 26.82%, to $2,091,719 for the nine months ended September 30, 1996 from $1,649,320 for the nine months ended September 30, 1995. This increase was due to the introduction of a new product line. Maintenance and support services increased by $434,873, or 73.81%, to $1,024,046 for the nine months ended September 30, 1996 from $589,173 for the nine months ended September 30, 1995. This increase was due to increased service options provided to customers and to enhance the service billing system. Other revenue increased $108,530, or 24.70%, to $547,864 for the nine months ended September 30, 1996 from $439,334 for the nine months ended September 30, 1995. This increase was due to increased sales of forms and forms-related products and services.

     Cost of sales increased by $481,794, or 38.74%, to $1,725,422 for the nine months ended September 30, 1996 from $1,243,628 for the nine months ended September 30, 1995. As a percentage of revenue, cost of sales increased to 47.09% for the nine months ended September 30, 1996 from 46.44% for the comparable nine month period ended September 30, 1995. This increase in cost of sales as a percentage of total revenues reflects the increased cost of hardware sales, which represent a slightly lower profit margin.

     Personnel costs increased by $227,290, or 29.64%, to $994,000 for the nine months ended September 30, 1996 from $766,710 for the nine months ended September 30, 1995. This increase was due to increased personnel in customer support and the sales force.

     Other selling, general and administrative expenses decreased by $59,265, or 10.31%, to $515,492 for the nine months ended September 30, 1996 from $574,757 for the nine months ended September 30, 1995. This decrease was due to an increased focus on controlling expenses.

     Research and development expenses increased by $41,112, or 31.20%, to $172,876 for the nine months ended September 30, 1996 from $131,764 for the nine months ended September 30, 1995. This increase was due to increased development of new products for the market place.

     Depreciation and amortization expenses increased by $26,280, or 100.20%, to $52,508 for the nine months ended September 30, 1996 from $26,228 for the nine months ended September 30, 1995. This increase/decrease was due to a change in information technology tools used within Rovak.

     As a result of the foregoing factors, Rovak had income from operations of $203,331 for the nine months ended September 30, 1996, as compared to a loss of $65,260 for the nine months ended September 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended September 30, 1996, cash provided by operating activities totaled $69,003, cash used for investing activities totaled $78,155 and cash provided by financing activities totaled $9,152.

     As of September 30, 1996, Rovak had an accumulated deficit of $325,997 and a working capital deficiency of $218,230.

                                    BUSINESS

     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,500 health care providers in a broad range of specialties at over 6,000 client sites.

     InfoCure has entered into agreements to acquire, concurrently with the consummation of the Offering, the seven Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions, according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers.

     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based medical practices. Nearly all of these practices are small to mid-size; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size health care practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

INDUSTRY BACKGROUND

     Health care costs totalled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company believes that increased utilization of information technologies, including EDI, can provide cost savings to providers and payors, and to the health care system as a whole. Both payors and providers benefit from reduced overhead as a result of the administrative simplification provided by the direct electronic interchange of data traditionally handled manually (i.e., eligibility verification and claim status inquiries). In addition, payors are able to detect fraud more easily and screen for unusual utilization trends. By processing claims electronically, all providers, but especially office-based providers, can reduce staff time and help meet the challenges of health care cost containment initiatives. Providers also benefit from improved accounts receivable turnover as a result of EDI.

     The Company believes that the foregoing trends in the health care industry will encourage greater consolidation within the practice management software business, as many of the smaller practice management software companies find it difficult to address the needs of providers in this rapidly changing environment. Historically, sellers of health care information systems to office-based health care providers have been focused either regionally or by specialty. Due to the fragmented nature of practice management systems suppliers, the Company believes that opportunities exist to increase its market share of installed customers through acquisitions of complementary businesses, products and services.

BUSINESS STRATEGY

     The Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry particularly among smaller health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology in many customer sites, which, it believes, will yield significant growth opportunities and competitive advantages.

     The Company's primary growth strategies are to:

        - Accelerate the Integration of EDI Services. The Company believes that EDI services address the needs of patients, physicians and third-party payors to increase efficiency and reduce overall costs while providing the Company with a potential recurring revenue source. The Company intends to introduce new EDI services in 1997 which will include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval. The Company intends to promote the use of EDI services, primarily among the smaller practices that constitute the core of the Company's existing customer base.

        - Expand Through Strategic Acquisitions. The Company intends to acquire companies that (i) have an established base of customers using practice management software, (ii) own either key technologies or distribution networks that complement existing products or (iii) provide the Company with the opportunity for market leadership within specialty niches.

        - Leverage its Customer Base. The Company's wide range of products and services provides its sales force with opportunities to cross-sell among its operating divisions. The Company intends to generate revenues from existing customers by providing (i) system maintenance and services, (ii) system upgrades, (iii) additional software applications and (iv) EDI services. To generate new sales opportunities, the Company will continue to devote significant resources to developing and maintaining relationships with its existing customers and practice management consultants. The Company also will continue to transition its customers gradually to newer technologies in order to protect their system investments and minimize operational disruption.

        - Expand its National Sales Efforts. The Company intends to expand its direct sales efforts to market its products and services to a greater number of health care providers. The Company believes that it can increase its sales effectiveness and can better address the needs of small, mid-size and large practices as a result of its organization into three operating divisions. See "-- Sales and Marketing."

        - Continue to Develop and Provide Sophisticated Practice Management Software Products. In order to serve its customers' needs, the Company will continue to make available innovative products and develop and enhance its core practice management applications. In addition, where appropriate, the Company will integrate software products developed by third parties into its practice management systems.

        - Capitalize on the Combination of Founding Businesses. The Company believes that the combination of the Founding Businesses provides unique opportunities for (i) the coordination of product research and development, sales and marketing, (ii) the reduction of redundant expenses and operations and (iii) the maximization of the experience of the assembled management team.

PRODUCTS AND SERVICES

  EDI Services

     The Company has developed software allowing it to offer transaction-based EDI services, including patient billing and insurance claims submission. The Company believes that these services address the needs of patients, physicians and third-party payors to increase efficiencies and reduce overall costs and that EDI services present the Company with a new recurring revenue source. The Company provides EDI services on a transaction-based or fixed fee basis. The Company estimates that over 240 million potential annual recurring transactions are now being generated via non-electronic methods by its base of installed customers. The Company's current EDI services include:

Electronic Claims Submission....................  Submits insurance claims electronically from practices to an independent national
                                                  clearinghouse which forwards, either
                                                  electronically or on paper, to the
                                                  appropriate payors for payment.
Electronic Patient Billing......................  Submits patient billing information electronically from practices to an
                                                  independent national clearinghouse which
                                                  processes, prints and mails bills and
                                                  provides billing reports to the practice.
Electronic Claims Remittance....................  Remits insurance payment from payor via electronic payment which automatically
                                                  posts explanation of benefits into the
                                                  practice management system.

     The Company intends to introduce a suite of additional EDI services in 1997. These additional EDI services will include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval.

     In January 1996, the Company entered into a marketing and sales agreement with Envoy Corporation for the electronic processing of health care insurance claims. The Company believes that an alliance with a major clearinghouse is central to its EDI strategy.

  Core Software Products

     All of the practice management software products offered by the Company provide physicians and other professionals with comprehensive office management software designed to automate the administrative, financial, practice management and clinical requirements of a professional's office practice. These systems range in capacity from one to hundreds of users, allowing the company to address the needs of both small and large customers. The Company believes that its practice management products meet the information requirements of the vast majority of all medical specialties and office-based practices in the United States by providing the following applications:

FINANCIAL APPLICATIONS
Patient Billing.................................  Prepares patient statements. Accommodates family billing or individual patient
                                                  billing and open item billing.
Patient Records.................................  Maintains patient demographic, insurance, financial, referral, diagnosis and other
                                                  user defined records.
Insurance Processing............................  Processes and prints claims. Coordinates benefits when multiple insurance carriers
                                                  are involved. Tracks aging and payments of
                                                  all claims.
Refund Processing...............................  Prints refund checks for all credit balances and posts adjusting entries to
                                                  patient accounts.
Collection......................................  Enhances the effectiveness of collection procedures. Standardizes in-house
                                                  collection process, tracks collection
                                                  results and integrates a series of
                                                  delinquency correspondence.

ADMINISTRATIVE APPLICATIONS
Patient Communication...........................  Integrates word processor with database to allow user to create form letters and other
                                                  types of repetitive correspondence.
Appointment Scheduling..........................  Automates appointment scheduling. Provides on line patient appointment inquiry,
                                                  cancellation history, balance inquiry,
                                                  credit alerts and patient notes.
Referral Analysis...............................  Tracks and analyzes all referral sources, both statistically and financially.
                                                  Categorizes referrals by specialty and
                                                  volume.
PRACTICE MANAGEMENT APPLICATIONS
Management Reporting............................  Generates reports including aged accounts receivable, insurance claims analysis and
                                                  aging, physician financial analysis, audit
                                                  report, receipts analysis, service
                                                  analysis, financial and procedure analysis
                                                  and revenue categories.
Report Generator................................  Creates custom reports from practice management database with ability to store
                                                  report formats in a library format.
Graphic Analysis................................  Produces graphs displaying practice management information and allows formats
                                                  to be stored in a library format.
Managed Care Analysis...........................  Tracks managed care plans and analyzes them for profitability to help the practice
                                                  manage plan participation.
CLINICAL APPLICATIONS
Patient Medical History.........................  Stores and allows retrieval of patient medical history such as allergies, current
                                                  and past diagnoses, procedures with
                                                  analysis by gender and age categories.
Patient Treatment Planning......................  Allows automated treatment planning and tracking.
Hospital Link...................................  Permits user's computer to emulate a terminal connected to hospital system in
                                                  order to extract hospital data.

     The Company's core product offerings and services include software, hardware, installation and training. The prices of the Company's products depend upon a number of factors, including number of providers, number of system users and technical platform, and range from $1,500 to over $500,000. Each customer typically contracts with the Company for maintenance services, with annual fees ranging from $360 to $40,000. Maintenance contracts are renewable annually.

  Add-On Software Modules

     Recently the Company has developed and introduced new information modules to address certain specific needs of health care practices. These modules can be integrated with the Company's practice management software products to enhance their capabilities, which include:

Voice Automated Medical Records.................  Designed to give physicians the power to dictate directly to the computer and to
                                                  create accurate medical reports in seconds.
Digital Record Keeping(TM)......................  Enables a practice to store and merge radiographic and photographic images with
                                                  correspondence and clinical medical
                                                  records.
Optical Mark System(R)..........................  Uses optical scanner technology to automate daily tasks and eliminate data entry.
Laboratory Interface............................  Interfaces with outside medical laboratories to automate independent
                                                  laboratory test requisition and results
                                                  reporting processes.
Distributive Processing.........................  Developed for multi-site health care facilities that seek to operate the "back
                                                  office" from a centralized facility.
Advanced Analytical Software Products...........  Created for use by the professional business manager or managing physician to
                                                  provide a "top down" view of the practice,
                                                  identifying financial, payor, patient,
                                                  clinical, system and EDI utilization,
                                                  practice demographic and practice
                                                  profitability trends.

PRODUCT RESEARCH AND DEVELOPMENT

     The Company believes that the health care information system industry is in a technological transition from older, more structured data base system designs to products designed to take advantage of (i) newer programming techniques, (ii) greater processing capability, (iii) increases in data storage, compression and retrieval capacity, (iv) faster communications, (v) graphical interfaces, (vi) optical input and digital output and (vii) broad based client server architecture. The Company is developing a new core practice management product scheduled for release in 1997 that utilizes the client server architecture programmed in a rapid development language applying relational data base and object oriented technology. The product will incorporate a comprehensive suite of EDI services that are fully integrated with the core practice management system, as well as complying with open data base connectivity (ODBC) standards. The Company intends to continue to invest in product development and to emphasize Windows-based products, software improvements and enhancements to its EDI programs. Also, the Company intends to expand its voice activation and other technologies, such as imaging and scanning. See "Risk Factors--Product Development."

     As of October 31, 1996, the Company had 52 employees responsible for product development and technical services.

SALES AND MARKETING

     The Company markets its products to its existing customers via a dedicated sales force who promote and sell system upgrades, maintenance services, peripherals, add-on software products and EDI services. The Company believes that the decision making process of providers to purchase practice management systems is often influenced by the recommendations of other providers, practice management consultants and payors. Therefore, the Company intends to target consultants and payors for sales opportunities. In addition, the Company targets markets through industry seminars, trade shows, direct telephone and mail campaigns and advertisements in various publications. The Company markets its products nationally to new customers through a direct sales force consisting of 34 sales representatives located in: Atlanta, Georgia; Kansas City, Missouri; St. Elmo, Minnesota and Los Angeles, California.

     The Company believes that the nature, scope and structure of the purchasers of health care information systems technology are changing. To address the complex needs of larger potential customers, the Company is forming an executive sales group, which will be directed by the Vice President of Sales. Senior divisional and corporate management also will assist in the sales and marketing to larger and more technically advanced potential customers.

     The Company believes that its fundamental strength lies in its diverse base of installed customers, which will require more of the Company's products and services as a result of the impact of managed care on health care providers. It is a primary focus of the Company to direct a substantial portion of its sales and marketing efforts to cross-selling its existing customer base for the introduction of new software products, maintenance and support services and EDI services.

CUSTOMER SUPPORT AND SERVICES

     The Company offers software maintenance and support, enhancements, training and, to a limited extent, custom development services to its customers. The Company generally provides a limited warranty of 90 days or less with its software products. Thereafter, maintenance and support services are available for an additional charge. Maintenance and support services include telephone support, maintenance updates, new releases which operate on new operating systems and/or contain additional features and functions.

     The Company believes that support is critical to the successful installation and on-going operation of its practice management systems, and it has dedicated substantial resources to customer support. As of October 31, 1996, the Company had 102 full-time employees engaged in customer services. The Company offers several toll free support lines staffed by experienced personnel who answer general questions about the systems and solve operational difficulties. Technical and research development staff provide additional technical expertise to solve more complex issues and questions.

     The Company operates eight regional customer training, support, and service facilities in: Atlanta, Georgia (three facilities); Kansas City, Missouri; St. Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Annual customer meetings are held at various times during the year, and newsletters are distributed to the Company's customers on a periodic basis.

CUSTOMERS

     The Company has installed more than 6,000 practice management systems, serving approximately 17,500 health care providers that range in practice size from one to more than 200 providers in all 50 states. The Company has customers in all major specialties and subspecialties. No single customer accounted for more than 3% of revenue during 1995.

COMPETITION

     The practice management systems industry is highly competitive. There are numerous competitors, both regional and national, that market in this fragmented industry. The Company believes that the primary competitive factors in this market are service, support and customer satisfaction combined with price, functionality, user friendliness, ongoing product enhancements and the reputation and stability of the seller.

The Company believes that its principal competitive advantages are its commitment to providing the highest level of service and support, its offerings of feature-rich products customized to meet its customer's needs and size and its substantial installed customer base. The Company's principal competitors include other practice management system companies and local software resellers. In addition, the Company competes with certain national and regional companies which provide health care information systems and data processing which provide computerized billing, insurance processing and record management services to practices. Among the Company's principal competitors are IDX Systems Corporation, Medic Computer Systems, Inc., Medical Manager Corporation, Physician Computer Network, Inc. and Quality Systems, Inc. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company, although the Company believes that none of its competitors dominates the overall practice management systems market. Additionally, as the markets for the Company's products and services develop, additional competitors may enter those markets and competition may intensify. See "Risk Factors -- Competition."

PRODUCT PROTECTION

     The Company regards its software as proprietary. The Company enters into written license agreements with its customers which limit the use and copying of its software. "Shrink wrap" licenses are used in connection with certain end users sales. The Company relies principally on copyright law and trade secret protection to protect its proprietary software. The software usually is furnished in object code only, although source code licenses are granted in a limited number of situations. The Company has not applied for any patents for its software and does not believe that patent laws will be a source of protection of the Company's products. Employees and technical consultants of the Company are required to execute agreements providing for the confidentiality of information and the assignment to the Company of proprietary property. See "Risk Factors--Product Protection."

GOVERNMENT REGULATION

     Many aspects of the health care industry presently are subject to extensive federal and state government regulation. Certain of these laws and regulations are applicable to the record keeping and reporting requirements. The Company will continue to modify its products to assist health care providers to comply with all applicable laws. See "Risk Factors--Uncertainty in Health Care Industry; Government Regulation."

EMPLOYEES

     As of October 31, 1996, the Company employed 230 persons, including 34 in marketing and sales, 102 in customer support services, 52 in product research and development and 42 in administration, finance and management. None of the employees of the Company is represented by a labor union.

FACILITIES

     The Company leases nine facilities, having an aggregate of 60,487 square feet and located in: Atlanta, Georgia (four facilities); Kansas City, Missouri; St. Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Sales, product development and administrative functions are conducted at each facility. The leases have remaining terms ranging between one and five years. The Company believes that its facilities are adequate for its current needs, that suitable additional space will be available as required and that opportunities exist for the Company to consolidate operations in a manner that may reduce the Company's facilities requirements and rental costs.

LEGAL PROCEEDINGS

     The Company is not currently a party to any litigation that would have a material adverse effect on its business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Frederick L. Fine..........................  38    Chairman of the Board, President and Chief
                                                     Executive Officer (1)
James K. Price.............................  38    Executive Vice President and Director
Michael E. Warren..........................  42    Chief Financial Officer and Director
R. Ernest Chastain.........................  47    Vice President -- Sales and Marketing
Donald M. Rogers...........................  38    President, Desktop Division
M. Wayne George............................  56    President, Enterprise Division
Gregory F. Vap.............................  44    President, Mid-Range Division
James D. Elliot............................  36    Director (1)(2)
Richard E. Perlman.........................  50    Director (1)(2)

---------------
(1) Member of the Audit Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors

     The directors are elected annually by the stockholders and hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified or until their earlier resignation or removal.

     The business experience, principal occupation and employment, as well as the periods of service of each of the directors and executive officers of the Company during at least the last five years are set forth below:

     Frederick L. Fine is a founder of the Company. Mr. Fine has served as president of AMC since 1995 and as president of ICS since 1994. From 1993 to 1995, Mr. Fine served as executive vice president of AMC, and from 1985 to 1994 served as executive vice president of ICS, which he co-founded in 1985. From 1991 to 1993, Mr. Fine served as vice president of Newport Capital, Inc. ("Newport"), predecessor to AMC. Mr. Fine has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Fine was a regional manager with Informatics General Corporation, a supplier of accounting software and from 1981 to 1983 was a sales representative with Moore Business Systems, a provider of practice management systems. Mr. Fine holds an B.S. in Economics from the University of Georgia.

     James K. Price is a founder of the Company. Mr. Price has served as executive vice president of AMC since 1995 and was vice president from 1993 to 1995. Mr. Price co-founded ICS and has served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport. Mr. Price has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Price was health care sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was a sales representative with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

     Michael E. Warren, since joining AMC in August 1994, has served as its vice president of operations and as chief financial officer. From 1992 to 1994, Mr. Warren was director of provider systems at Millennium Healthcare, a supplier of electronic health care services. From 1986 to 1992, Mr. Warren was director of the Computer Risk Management Practice in the Southeast of Arthur Andersen, LLP. From 1983 to 1986, Mr. Warren worked as Manager of Systems Auditing for NationsBank, and from 1980 to 1983 was an accountant with Coopers & Lybrand, LLP. Mr. Warren holds a Masters in Business Information Systems from Georgia State University and a B.A. in Accounting from the University of Georgia. Mr. Warren is a CPA, a member of the AICPA and a member of the Georgia Society of CPAs.

     R. Ernest Chastain joined AMC in November 1996. From 1994 until his employment by AMC he served as vice president of sales of Quality Systems, Inc., a health care practice management company, and from 1993 to 1994, Mr. Chastain served as vice president of sales for ELCOMP, Inc., a health care practice management company, and from 1983 to 1986, Mr. Chastain served as regional vice president for Contel Business Systems, Inc., a supplier of practice management systems, which was acquired in 1986 by Versyss, Inc., another practice management system supplier. From 1986 to 1992, Mr. Chastain served as vice president of sales management for Versyss, Inc. Mr. Chastain holds a B.A. in Marketing from the University of Georgia.

     Donald M. Rogers is a founder of DR Software and has served as its president since its formation in 1984. From 1983 to 1984, Mr. Rogers was an account manager at HBO & Company, health care software company, and from 1980 to 1983 was a systems analyst at NCR Corporation, a computer hardware manufacturer. Mr. Rogers holds a B.S. in Management from the State University of New York at Buffalo.

     M. Wayne George is the founder of Millard-Wayne and has served as its president and chief executive officer since its formation in 1977. From 1975 to 1977, Mr. George was a principal of Dynamic Control Corp, a hospital information systems developer. From 1971 to 1975, Mr. George served in sales and marketing capacities for General Systems Division of IBM. Mr. George holds a B.S. in Industrial Management from the Georgia Institute of Technology.

     Gregory F. Vap is the founder of HIS and has served as its president and chief executive officer since its formation in 1984. From 1983 to 1984, Mr. Vap served as Kansas City branch manager for Moore Business Systems. From 1982 to 1983, Mr. Vap served as regional manager for Shasta General Systems, a provider of vertical market software and turnkey computer systems. Mr. Vap holds a B.S. degree in electronic engineering technology from the Missouri Institute of Technology.

     James D. Elliott has been executive vice president and general manager of GE Integrated Technology Solutions ("GE") since August 1996. Prior to his current employment, Mr. Elliott co-founded Universal Data Consultants, Inc., a systems integrator, in 1983 and served as its president from 1983 until it was purchased by an affiliate of GE in July 1996. Mr. Elliott holds a B.S. in Economics from the University of Georgia.

     Richard E. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from The Wharton School of The University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

EXECUTIVE COMPENSATION

     InfoCure was incorporated in November 1996 and has not conducted any operations prior to the Offering; however, the Company anticipates that during fiscal 1998 annualized base salaries of the chief executive officer and the five other most highly compensated officers will be as follows: Mr. Fine at $125,000, Mr. Price at $125,000, Mr. Chastain at $125,000, Mr. Vap at $100,000, Mr. Rogers at $100,000 and Mr. George at $100,000. No compensation is payable to directors for services rendered in such capacity.

STOCK OPTIONS

     In October 1996, AMC adopted and issued stock options under AMC's 1996 Stock Option Plan (the "AMC Plan"). All stock options outstanding under the AMC Plan at the time of the consummation of the Offering will be assumed by the Company; however, no additional stock options under the AMC Plan will be granted thereafter. In addition, InfoCure's Board of Directors has adopted the InfoCure Corporation 1996 Stock Option Plan (the "Company's Plan"), subject to stockholder approval, and intends to grant stock options to certain key employees thereunder. A maximum of 840,000 shares of Common Stock may be issued under the Company's Plan.

     The Company's Plan and the AMC Plan (collectively, the "Stock Option Plans") each provide for the granting to key employees of incentive stock options within the meaning of Section 422 of the Internal

Revenue Code and for the granting of nonstatutory stock options to employees and consultants. The Stock Option Plans are administered by the board of directors, or a committee thereof, which determines the term of the option grant, exercise price, number of shares subject to the option, the vesting schedule and the form of consideration payable upon its exercise.

     Options granted under the Stock Option Plans are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. The exercise price of all incentive stock options granted under the Stock Option Plans must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the outstanding common stock of the issuer, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all options granted under the Stock Option Plans may not exceed ten years. Stock options may be granted within ten years of the adoption of the Stock Option Plan by the board of directors.

     All stock options under the Stock Option Plans granted in 1996 and to be granted to executive officers upon the consummation of the Acquisitions shall expire seven years after the date of grant and vest 25% on each anniversary date of an option grant, thus becoming fully exercisable on the fourth anniversary of its grant. The board of directors determines the fair market value of the common stock on the date of grant. If the executive officer's employment is terminated for any reason, except a change in control, prior to the vesting of the option, that portion of the option which has not vested shall be terminated. Upon a change in control of the Company, all options become fully vested.

     As of the date of this Prospectus, options to purchase the equivalent of 139,216 shares of Common Stock were outstanding under the AMC Plan at an equivalent weighted average exercise price of $3.91 per share. No stock options granted to date to key employees under the AMC Plan will vest before October 1, 1997. It is contemplated that no additional stock options will be granted under the AMC Plan. To date, no stock options have been granted under the Company's Plan.

     Michael E. Warren, chief financial officer, was granted two non-qualified stock options upon his employment with AMC in September 1994. One option, for the equivalent of 32,004 shares of Common Stock for an aggregate consideration of $500, was exercised in 1996. The other option, for the equivalent of 32,004 shares of Common Stock at an exercise price of $1.56 per share, is exercisable at any time prior to September 25, 2000. The stock options granted to Mr. Warren, to the extent not exercised prior to the consummation of the Offering, will be assumed by the Company. These stock options were not granted under a stock option plan under which other persons were granted stock options.

     The Company intends to file a registration statement covering the shares of Common Stock which may be acquired under the Stock Option Plans and the option granted to Michael E. Warren within 180 days from the date of consummation of the Offering.

EMPLOYMENT AGREEMENTS

     The Company will either enter into employment agreements or assume employment agreements entered into by AMC with all persons who will become executive officers of the Company upon the consummation of the Offering.

     The Company will enter into five-year employment agreements with Frederick
L. Fine and James K. Price. Each agreement will provide for an annual base salary of $125,000 and a severance payment equal to the then-current annual base salary rate upon the termination of employment by the Company without cause and a voluntary termination in the event of a change in control of the Company following the consummation of the Offering.

     Michael E. Warren entered into a three-year employment agreement with AMC on September 23, 1994. His current annual base salary is $95,000. In addition, he was granted the two stock options described above. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement. See "Business -- Stock Options."

     R. Ernest Chastain, upon his employment with AMC in November 1996, entered into a two-year employment agreement at an annual base salary of $125,000. At that time he was granted an incentive stock option to acquire the equivalent of 86,410 shares of Common Stock at an exercise price of $3.91 per share. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement.

     The Company will enter into two-year employment agreements with M. Wayne George, Donald M. Rogers and Gregory F. Vap upon the consummation of the Acquisitions, each of which will provide an annual base salary of $100,000. In addition, each agreement will grant the employee a seven-year incentive stock option with an exercise price equal to the fair market value of the Common Stock at the time the stock option is granted. The number of shares for which such stock options will be exercised has not been determined at this time.

     Each of the foregoing employment agreements has, or will have, a covenant that the executive may not compete with the Company for a period of one year following termination of employment. In addition, certain executive officers, who are stockholders of a Founding Business, may not compete with such Founding Business for a period of four years following the consummation of the Acquisition.

     The Company has not adopted a formal bonus plan. However, all executive officers of the Company are eligible for a bonus depending upon their individual performance and the performance of the Company to be awarded at the sole discretion of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, after giving effect to the Acquisitions, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each named executive officer of the Company (iii) each director and person who is or will become a director upon the consummation of the Offering and (iv) all directors and executive officers as a group. Except as otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.

                                                                           PERCENTAGE OF OUTSTANDING
                                                            AMOUNT AND        COMMON STOCK OWNED
                                                            NATURE OF     ---------------------------
                                                            BENEFICIAL       BEFORE         AFTER
                          NAME                             OWNERSHIP(1)     OFFERING     OFFERING(2)
                          ----                             ------------   ------------   ------------
Norson's International, LLC (3)(4).......................     585,324         16.0%          10.3%
Frederick L. Fine (3)(5).................................     440,548         12.0            7.8
James K. Price (3)(6)....................................     440,548         12.0            7.8
Robert L. Fine (3).......................................     337,132          9.2            5.9
William A. Baker (3).....................................     229,539          6.3            4.0
W. K. Price (3)(7).......................................     218,059          5.9            3.8
Michael E. Warren........................................      78,442          2.1            1.4
James D. Elliott.........................................      21,336            *              *
Richard E. Perlman (8)...................................     181,348          4.7            3.1
All directors and executive officers as a group (9
  persons)...............................................   1,484,966         37.7%          25.0%

---------------

  * Indicates less than 1%.
(1) Includes shares subject to outstanding options, which options are exercisable on the date hereof, and includes all shares of Common Stock beneficially owned by Compass Partners, L.L.C. ("Compass").
(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 300,000 shares of Common Stock from certain stockholders. See "Underwriting." It is contemplated that if the over-allotment option is exercised in full, Robert L. Fine will sell 136,615 shares, W.K. Price will sell 88,390 shares and Norson's International, LLC ("Norson's") will sell 74,995 shares of Common Stock. The Company will not receive any proceeds from the sale of Common Stock by these stockholders.
(3) Frederick L. Fine's and James K. Price's address is 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329; Norson's address is 1411 Rouse Lane, Suite 201, Roswell, Georgia 30076; Robert L. Fine's address is 7675 Fox Court, Duluth, Georgia 30155; William A. Baker's address is 781 Brentwood Trail, Atlanta, Georgia 30201 and W. K. Price's address is 3987 Land O' Lakes Drive, Atlanta, Georgia 30342.
(4) Excludes 30,679 shares of Common Stock and a warrant (which warrant is exercisable on the date hereof) to acquire 150,669 Equivalent Shares of Common Stock owned by Compass, of which Norson's has shared dispositive powers with Richard E. Perlman, a director of the Company. Mr. Sauey is the principal owner of Norson's.
(5) Includes 3,841 shares of Common Stock owned as custodian for his children and 1,280 shares of Common Stock held in a charitable trust over which he has sole voting and investment power.
(6) Includes 3,460 shares of Common Stock over which he has sole voting power.
(7) Includes 6,920 shares of Common Stock over which he has sole voting power.
(8) Includes 30,679 shares and a warrant (which warrant is exercisable on the date hereof) to acquire 150,669 Equivalent Shares of Common Stock owned by Compass, in which Mr. Perlman has a majority interest and Mr. Perlman and Norson's have shared dispositive powers.

                              CERTAIN TRANSACTIONS

THE ACQUISITIONS

     In connection with the Acquisitions, and as consideration for their ownership interests in the Founding Businesses, certain persons who are, or are to become, executive officers of the Company upon the consummation of the Acquisitions or the holders of more than 5% of the outstanding shares of Common Stock of the Company will receive shares of Common Stock and cash as follows:
Frederick L. Fine, 435,427 shares
of Common Stock; James K. Price, 437,088 shares of Common Stock; Robert L. Fine, 337,132 shares of Common Stock; William A. Baker, 229,539 shares of Common Stock; W. K. Price, 218,123 shares of Common Stock; Michael E. Warren, 46,438 shares of Common Stock and an option to acquire 32,004 shares of Common Stock; Norson's, 585,324 shares of Common Stock; Donald M. Rogers, 80,009 shares of Common Stock and approximately $1.9 million in cash; M. Wayne George, 50,118 shares of Common Stock and approximately $1.2 million in cash; and Gregory F. Vap, 106,207 shares of Common Stock and approximately $830,000 in cash. Robert
L. Fine is the father of Frederick L. Fine. W. K. Price is the father of James
K. Price. Pursuant to certain agreements to be entered into in connection with the Acquisitions, Mssrs. George, Rogers and Vap of the Founding Businesses have agreed not to compete with the Company for five years, commencing on the date of consummation of the Offering. See "The Company -- The Acquisitions."

COMPASS

     In June 1996, pursuant to a written agreement, AMC engaged Compass to render financial advisory services in connection with AMC's acquisition program. Compass received an initial retainer of $15,000 and a monthly retainer of $5,000 per month commencing July 1, 1996, and $10,000 per month from October 1, 1996 through January 31, 1997. As compensation for services, Compass received the equivalent of 30,679 shares of Common Stock and a warrant exercisable within five years to purchase the equivalent of 150,669 shares of Common Stock at an exercise price equal to the AMC stock price as of the date of the agreement ($.98 per equivalent share) subject to the consummation of the Acquisitions. In addition, pursuant to the agreement, Compass will receive approximately $477,000 upon the consummation of the Acquisitions. Mr. Perlman, a director of the Company, is the president and founder of Compass and holds a majority equity interest in Compass.

NORSON'S

     In July 1996, AMC sold to Norson's in a private placement the equivalent of 112,513 shares of Common Stock for $50,000, and in November 1996, AMC sold Norson's the equivalent of 472,811 shares of Common Stock for $750,000. Mr. Sauey, a director of the Company, holds a 95% equity interest in Norson's.

LOAN BY ROBERT L. FINE

     In April 1995, Robert L. Fine loaned AMC $94,500 in exchange for a promissory note bearing interest at 12% and payable in a balloon payment of principal and interest in April 1997. The Company intends to repay this loan in from the proceeds of the Offering.

RELEASE OF STOCKHOLDERS' GUARANTY

     In November 1996, AMC, ICS, Robert L. Fine, Frederick L. Fine, W.K. Price, James K. Price and William A. Baker entered into a termination agreement (the "Termination Agreement") with MDP Corporation ("MDP") and Jonathan J. Oscher, pursuant to which, upon consummation of the Offering, Robert L. Fine, Frederick
L. Fine, W.K. Price, James K. Price and William A. Baker will be released from their obligation to pay a termination fee to MDP if the agreement whereby MDP agreed to act as an electronic claims processing clearinghouse for ICS is terminated for certain events. In addition, Robert L. Fine and W.K. Price had secured such obligation with certain real estate parcels with an approximate value of $300,000, and the Termination Agreement will release these parcels from such security upon consummation of the Offering. As of the date of this Prospectus, the termination fee, if triggered, would total approximately $265,000. The Termination Agreement shall be null and void if the Offering is not consummated on or before June 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of InfoCure consists of 50,000,000 shares of capital stock, consisting of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of December 2, 1996, there were ten shares of Common Stock of InfoCure outstanding, five shares held of record by each of Frederick
L. Fine and James K. Price. The outstanding shares of Common Stock are, and the shares to be issued pursuant to the Offering will be, fully paid and nonassessable. No shares of Preferred Stock are outstanding or are to be issued in connection with the Acquisitions.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no cumulative voting rights, no pre-emptive rights and no rights to convert their shares of Common Stock into any other securities. Because holders of Common Stock do not have cumulative voting rights, the holders of the majority of the shares of Common Stock represented at the annual meeting of stockholders can elect all the directors. Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock is necessary for certain corporate actions, including merger or consolidation with another corporation, sale or other disposition of all or substantially all of the Company's property and assets and voluntary dissolution of the Company. Delaware law allows the Company to establish a higher percentage of stockholder approval necessary to take such corporate action.

     Holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

     Upon dissolution, liquidation or sale of all or substantially all of the assets of the Company, and after payment in full of all amounts required to be paid to creditors and liquidation preferences, if any, the holders of the Common Stock will be entitled to receive pro rata the net assets of the Company available for distribution.

PREFERRED STOCK

     The Board of Directors is authorized by the Company's Certificate of Incorporation, without any action of the stockholders, to issue one or more classes and series of Preferred Stock with respect to which the Board of Directors may determine voting, conversion, redemption and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3 of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is American Stock Transfer & Trust, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of the Acquisitions and the Offering, the Company will have 5,668,510 shares of Common Stock outstanding. In addition, outstanding stock options and a warrant to acquire 189,874 shares of Common Stock are immediately exercisable as of the date of this Prospectus. The Company, its executive officers and directors and certain stockholders who hold an aggregate of 2,943,784 shares of Common Stock (including 182,673 of the immediately exercisable stock options and warrants), have agreed with the Underwriters not to sell or dispose of, directly or indirectly, without the prior written consent of the Representatives of the Underwriters, any of the remaining Common Stock held by them for a period of 180 days (the "Lock-Up Period") following the date the Commission declares effective the IPO Registration Statement and, for a period of 18 months (or such shorter period as the Commission may prescribe as the holding period for restricted securities under Rule 144(e) under the Securities Act (described below)) following expiration of the Lock-Up Period, not to publicly offer or sell except in accordance with the volume limitations of Rule 144(e), except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of stock options. See "Risk Factors -- Substantial Shares Eligible for Future Sale."

     In general, under Rules 144 and 145, a person (or group of persons whose shares are aggregated) who may be deemed "affiliates" (as defined in Rule 144) of the Company, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the forwarding of the notice of proposed sale to the Commission. The sales are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. A person who has not been an "affiliate" of the Company for the 90 days preceding a sale will be entitled to sell such shares in the public market without restriction. Securities properly sold in reliance upon Rules 144 and 145 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's Common Stock in the public market could adversely affect market prices. See "Risk Factors -- Substantial Shares Eligible for Future Sale."

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Glass, McCullough, Sherrill & Harrold, LLP, 1409 Peachtree Street, N.E., Atlanta, Georgia 30309. Ugo F. Ippolito, a partner of the firm, owns 2,560 shares of Common Stock.

                                    EXPERTS

     The historical financial statements as indicated on pages F-1 and F-2 of this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Any interested party may inspect the Registration Statement without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Statements contained herein which refer to a document as filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the copy of such document filed with the Commission.

     Following the effectiveness of the Registration Statement, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy statements and other information regarding the Company at http://www.sec.gov. AMC has filed reports and other information with the Commission pursuant to the Exchange Act.

                              INFOCURE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
INFOCURE CORPORATION AND FOUNDING BUSINESSES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation.....................................    F-3
  Pro Forma Combined Balance Sheet as of October 31, 1996...    F-4
  Pro Forma Combined Statement of Operations for the nine
     months ended October 31, 1996..........................    F-6
  Pro Forma Combined Statement of Operations for the nine
     months ended October 31, 1995..........................    F-7
  Pro Forma Combined Statement of Operations for the year
     ended January 31, 1996.................................    F-8
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-9
INFOCURE CORPORATION
  Report of Independent Certified Public Accountants........   F-12
  Balance Sheet.............................................   F-13
  Notes to Balance Sheet....................................   F-14
AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........   F-15
  Consolidated Balance Sheets...............................   F-16
  Consolidated Statements of Operations.....................   F-17
  Consolidated Statements of Stockholder's Equity (Capital
     Deficit)...............................................   F-18
  Consolidated Statements of Cash Flows.....................   F-19
  Notes to Consolidated Financial Statements................   F-20
KCOMP MANAGEMENT SYSTEMS, INC.
  Report of Independent Certified Public Accountants........   F-28
  Balance Sheets............................................   F-29
  Statements of Operations..................................   F-30
  Statements of Stockholders' Equity........................   F-31
  Statements of Cash Flows..................................   F-32
  Notes to Financial Statements.............................   F-33
HEALTHCARE INFORMATION SYSTEMS, INC.
  Report of Independent Certified Public Accountants........   F-37
  Balance Sheets............................................   F-38
  Statements of Operations..................................   F-39
  Statements of Stockholders' Equity........................   F-40
  Statements of Cash Flows..................................   F-41
  Notes to Financial Statements.............................   F-42
MILLARD-WAYNE, INC.
  Report of Independent Certified Public Accountants........   F-45
  Balance Sheets............................................   F-46
  Statements of Operations and Retained Earnings............   F-47
  Statements of Cash Flows..................................   F-48
  Notes to Financial Statements.............................   F-49
HEALTH CARE DIVISION (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA,
  INC.)
  Report of Independent Certified Public Accountants........   F-53
  Balance Sheets............................................   F-54
  Statements of Operations..................................   F-55
  Statements of Cash Flows..................................   F-56
  Notes to Financial Statements.............................   F-57

                              INFOCURE CORPORATION

                                                               PAGE
                                                               ----
ROVAK, INC.
  Report of Independent Certified Public Accountants........   F-63
  Balance Sheets............................................   F-64
  Statements of Operations and Accumulated Deficit..........   F-65
  Statements of Cash Flows..................................   F-66
  Notes to Financial Statements.............................   F-67
DR SOFTWARE, INC.
  Report of Independent Certified Public Accountants........   F-73
  Balance Sheets............................................   F-74
  Statements of Operations..................................   F-75
  Statements of Stockholders' Equity (Deficit)..............   F-76
  Statements of Cash Flows..................................   F-77
  Notes to Financial Statements.............................   F-78

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following pro forma combined financial statements give effect to the acquisition by InfoCure Corporation of seven businesses (the "Founding Businesses", collectively, the "Company"). The Founding Businesses are (i) International Computer Solutions, Inc. ("ICS"), a subsidiary of AMC, (ii) Health Care Division, Inc. ("HCD"), a subsidiary of AMC founded in November 1996 to acquire the assets of Health Care Division of Info Systems of North Carolina, Inc., (iii) Millard-Wayne, Inc. ("Millard-Wayne"), (iv) Healthcare Information Systems, Inc. ("HIS"), (v) DR Software, Inc. ("DR Software"), (vi) KComp Management Systems, Inc. ("KComp") and (vii) Rovak, Inc. ("Rovak"). The merger of AMC with and into InfoCure Corporation will occur contemporaneously with the closing of the Company's initial public offering (the "Offering"). Prior to the AMC Merger, AMC will have acquired HCD and Millard-Wayne. AMC is considered the predecessor to the Company and this transaction will be accounted for as a combination at historical cost for accounting purposes. The remaining acquisitions will also be treated as occurring simultaneously with the closing and will be accounted for as purchases at estimated fair value for accounting purposes.

     Inasmuch as AMC is the predecessor to the Company, the Unaudited Pro Forma Combined Financial Statements are presented on AMC's reporting period. The Founding Businesses report on a calendar year, except for HCD, which reports on a June 30 year, and KCOMP, which has a March 31 year-end. The Pro Forma Combined Balance Sheet as of October 31, 1996 includes the balance sheet of AMC at that date and the balance sheets of the Founding Businesses as of September 30, 1996. The Pro Forma Combined Statement of Operations for the nine months ended October 31, 1996 and 1995 and the year ended January 31, 1996 include the statements of operations for AMC for the respective periods and the statements of operations for the Founding Businesses as of nine month periods ended September 30, 1996 and 1995 and the year ended December 31, 1995. These statements are based on historical financial statements of the Founding Businesses included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the Unaudited Pro Forma Combined Financial Statements of the Company.

     The Unaudited Pro Forma Combined Balance Sheet gives effect to the Acquisitions and the Offering as if they had occurred on October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations give effect to these transactions as if they had occurred at the beginning of each period presented.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Company. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere in this Prospectus.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                      PRO FORMA COMBINED BALANCE SHEET (1)
                             AS OF OCTOBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                     DR                                        MILLARD-
                                          AMC     SOFTWARE   KCOMP     HCD     ROVAK    HIS     WAYNE
                                        -------   --------   ------   ------   ------   ----   --------
ASSETS:
Current assets:
  Cash and cash equivalents...........  $   183    $   27    $   28   $   --   $   --   $220     $  2
  Accounts receivable, net............      198       275       449      529      571    261      287
  Inventory...........................       --       100        --       35      286    124       --
  Deferred tax assets.................       --        --        --       48       --     15      132
  Prepaid expenses and other..........       31        73         6       26       52      9        3
                                        -------    ------    ------   ------   ------   ----     ----
          Total current assets........      412       475       483      638      909    629      424
Property and equipment, net...........       45       165        86       67      371     47      127
Capitalized software costs, net.......       36       592       111      130       --      6      361
Goodwill, net.........................       --        --       425       --       --     --       --
Deferred tax assets...................       --        --        --       --      189     --       --
Other.................................      171        --        --       --      117     --       18
                                        -------    ------    ------   ------   ------   ----     ----
          Total assets................  $   664    $1,232    $1,105   $  835   $1,586   $682     $930
                                        =======    ======    ======   ======   ======   ====     ====
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank...............  $          $   70    $   50   $   --   $  186   $ --     $ 76
  Other notes payable.................       --        --        --       --       --     --       72
  Current portion of long-term debt...      310         8       437      147      226     --       59
  Accounts payable....................      302       155       213      500      397    115      113
  Accrued expenses....................      379       137       134       52       78     --       58
  Deferred revenue and customer
     deposits.........................      406       877       123      546      240    291      313
                                        -------    ------    ------   ------   ------   ----     ----
          Total current liabilities...    1,397     1,247       957    1,245    1,127    406      691
Deferred income tax liabilities.......       --        --        --       44       --     --       60
Long term debt, less current
  portion.............................      540        21        28      195      627     --       18
                                        -------    ------    ------   ------   ------   ----     ----
          Total liabilities...........    1,937     1,268       985    1,484    1,754    406      769
                                        -------    ------    ------   ------   ------   ----     ----
Stockholders' equity (deficit):
  Common stock........................       47        50        --       --      158      1        1
  Stock purchase warrant..............      500        --        --       --       --     --       --
  Additional paid-in capital..........    2,110        --         4       --       --     27       42
  Divisional equity (deficit).........       --        --        --     (649)      --     --       --
  (Deficit) retained earnings.........   (3,830)      (86)      116       --     (326)   260      118
  Treasury stock                           (100)       --        --       --       --    (12)      --
                                        -------    ------    ------   ------   ------   ----     ----
          Total stockholders' equity
            (deficit).................   (1,273)      (36)      120     (649)    (168)   276      161
                                        -------    ------    ------   ------   ------   ----     ----
          Total liabilities and
            stockholders' equity
            (deficit).................  $   664    $1,232    $1,105   $  835   $1,586   $682     $930
                                        =======    ======    ======   ======   ======   ====     ====

---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                                                          PRO FORMA ADJUSTMENTS                 TOTAL
                                               -------------------------------------------    PRO FORMA
                                    SUBTOTAL      A        B       C        D         E      ADJUSTMENTS    TOTAL
                                    --------   --------   ----   -----   -------   -------   -----------   -------
ASSETS:
Current assets:
  Cash and cash equivalents.......  $   460    $(10,938)  $750   $  --   $(2,375)  $17,900     $ 5,337     $ 5,797
  Accounts receivable, net........    2,570          --     --      --        --        --          --       2,570
  Inventory.......................      545          --     --      --        --        --          --         545
  Deferred tax assets.............      195         (48)    --      --        --        --         (48)        147
  Prepaid expenses and other......      200         (25)    --      --        --        --         (25)        175
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total current assets.....    3,970     (11,011)   750      --    (2,375)   17,900       5,264       9,234
Property and equipment, net.......      908          --     --      --        --        --          --         908
Capitalized software costs, net...    1,236          --     --      --        --        --          --       1,236
Goodwill, net.....................      425      14,236     --      --       477        --      14,713      15,138
Deferred tax assets...............      189          --     --      --        --        --          --         189
Other.............................      306          --     --      --        --        --          --         306
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total assets.............  $ 7,034    $  3,225   $750   $  --   $(1,898)  $17,900     $19,977     $27,011
                                    =======    ========   ====   =====   =======   =======     =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank...........  $   382    $     --   $ --   $  --   $  (262)  $    --     $  (262)    $   120
  Other notes payable.............       72          --     --      --        --        --          --          72
  Current portion of long-term
    debt..........................    1,187        (584)    --      --      (388)       --        (972)        215
  Accounts payable................    1,795         (41)    --      --        --        --         (41)      1,754
  Accrued expenses................      838         (40)    --      55       (35)       --         (20)        818
  Deferred revenue and customer
    deposits......................    2,796          --     --      --      (265)       --        (265)      2,531
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total current
           liabilities............    7,070        (665)    --      55      (950)       --      (1,560)      5,510
Deferred income tax liabilities...      104         (44)    --     160        --        --         116         220
Long-term debt, less current
  portion.........................    1,429        (223)    --      --      (898)       --      (1,121)        308
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total liabilities........    8,603        (932)    --     215    (1,848)       --      (2,565)      6,038
                                    -------    --------   ----   -----   -------   -------     -------     -------
Stockholders' equity (deficit):
  Common stock....................      257        (254)     1      --        --         2        (251)          6
  Stock purchase warrant..........      500          --     --      --      (500)       --        (500)         --
  Additional paid-in capital......    2,183       3,732    749      --       450    17,898      22,829      25,012
  Divisional equity (deficit).....     (649)        649     --      --        --        --         649          --
  (Deficit) retained earnings.....   (3,748)        (82)    --    (215)       --        --        (297)     (4,045)
  Treasury stock..................     (112)        112     --      --        --        --         112          --
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total stockholders'
           equity (deficit).......   (1,569)      4,157    750    (215)      (50)   17,900      22,542      20,973
                                    -------    --------   ----   -----   -------   -------     -------     -------
         Total liabilities and
           stockholders' equity
           (deficit)..............  $ 7,034    $  3,225   $750   $  --   $(1,898)  $17,900     $19,977     $27,011
                                    =======    ========   ====   =====   =======   =======     =======     =======

---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)
                       NINE MONTHS ENDED OCTOBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      DR                                          MILLARD-
                                                           AMC     SOFTWARE   KCOMP     HCD     ROVAK     HIS      WAYNE
                                                          ------   --------   ------   ------   ------   ------   --------
Revenues:
  Systems and software sales............................  $  592    $1,448    $ 284    $1,681   $2,091   $  925    $  661
  Maintenance and support...............................   1,068     1,050    1,275     1,296    1,024      848       984
  Other.................................................      --        --       --        62      549      291        55
                                                          ------    ------    ------   ------   ------   ------    ------
        Total revenues..................................   1,660     2,498    1,559     3,039    3,664    2,064     1,700
Cost of revenues........................................     299       584      112       917    1,726      733       328
                                                          ------    ------    ------   ------   ------   ------    ------
Gross profit............................................   1,361     1,914    1,447     2,122    1,938    1,331     1,372
                                                          ------    ------    ------   ------   ------   ------    ------
Operating expenses:
  Selling, general and administrative...................   1,574     1,731    1,134     2,055    1,682    1,209     1,275
  Depreciation..........................................      20        43       15         3       53       19        34
  Amortization..........................................      35       193       49        85       --       17        92
                                                          ------    ------    ------   ------   ------   ------    ------
        Total operating expenses........................   1,629     1,967    1,198     2,143    1,735    1,245     1,401
                                                          ------    ------    ------   ------   ------   ------    ------
Gross operating income (loss)...........................    (268)      (53)     249       (21)     203       86       (29)
                                                          ------    ------    ------   ------   ------   ------    ------
Other expense (income):
  Interest expense......................................      60         9       33        27      109       --        19
  Other.................................................      (3)      (19)       2        --      (10)     (12)       --
                                                          ------    ------    ------   ------   ------   ------    ------
        Total other expense (income)....................      57       (10)      35        27       99      (12)       19
                                                          ------    ------    ------   ------   ------   ------    ------
Income before taxes.....................................    (325)      (43)     214       (48)     104       98       (48)
Taxes (benefit).........................................      --        --       46       (19)      46       42       (20)
                                                          ------    ------    ------   ------   ------   ------    ------
        Net income......................................  $ (325)   $  (43)   $ 168    $  (29)  $   58   $   56    $  (28)
                                                          ======    ======    ======   ======   ======   ======    ======

                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     C       F       G        H      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................   $7,682    $  --   $  --   $  --   $    --     $    --     $ 7,682
  Maintenance and support..............................    7,545       --      --      --                    --       7,545
  Other................................................      957       --      --      --        --          --         957
                                                          ------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   16,184       --      --      --        --          --      16,184
Cost of revenues.......................................    4,699       --      --      --        --          --       4,699
                                                          ------    -----   -----   -----   -------     -------     -------
Gross profit...........................................   11,485       --      --      --        --          --      11,485
                                                          ------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling, general and administrative..................   10,660       --      --      --    (1,843)     (1,843)      8,817
  Depreciation.........................................      187       --      --      --        --          --         187
  Amortization.........................................      471       --     498      --        --         498         969
                                                          ------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   11,318       --     498      --    (1,843)     (1,345)      9,973
                                                          ------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................      167       --    (498)     --     1,843       1,345       1,512
                                                          ------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................   $  257    $  --   $  --   $(161)  $   (27)    $  (188)    $    69
  Other................................................      (42)      --      --      --        --          --         (42)
                                                          ------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      215       --      --    (161)      (27)       (188)         27
                                                          ------    -----   -----   -----   -------     -------     -------
Income before taxes....................................      (48)      --    (498)    161     1,870       1,533       1,485
Taxes (benefit)........................................       95     (113)    (62)     63       729         617         712
                                                          ------    -----   -----   -----   -------     -------     -------
        Net income.....................................   $ (143)   $ 113   $(436)  $  98   $ 1,141     $   916     $   773
                                                          ======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.14
                                                                                                                    =======
Shares used in computing pro forma income per share
  (I)..................................................                                                               5,385
                                                                                                                    =======

---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)
                       NINE MONTHS ENDED OCTOBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          DR                                 MILLARD-
                                                               AMC     SOFTWARE    HCD     ROVAK     HIS      WAYNE
                                                              ------   --------   ------   ------   ------   --------
Revenues:
  Systems and software sales................................  $  734    $1,633    $1,928   $1,649   $  793    $  543
  Maintenance and support...................................   1,181       871     1,607      589      693       868
  Other.....................................................      --        --        64      440      278        59
                                                              ------    ------    ------   ------   ------    ------
        Total revenues......................................   1,915     2,504     3,599    2,678    1,764     1,470
Cost of revenues............................................     434       793     1,234    1,244      627       194
                                                              ------    ------    ------   ------   ------    ------
Gross profit................................................   1,481     1,711     2,365    1,434    1,137     1,276
                                                              ------    ------    ------   ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   1,491     1,499     2,325    1,473    1,218       987
  Depreciation..............................................      25        37         8       26       26        49
  Amortization..............................................      57       182       103       --       17       129
                                                              ------    ------    ------   ------   ------    ------
        Total operating expenses............................   1,573     1,718     2,436    1,499    1,261     1,165
                                                              ------    ------    ------   ------   ------    ------
Gross operating income (loss)...............................     (92)       (7)      (71)     (65)    (124)      111
                                                              ------    ------    ------   ------   ------    ------
Other expense (income):
  Interest expense..........................................      47         8         3      100       --        19
  Other.....................................................    (115)       (1)       --       --      (11)       17
                                                              ------    ------    ------   ------   ------    ------
        Total other expense (income)........................     (68)        7         3      100      (11)       36
                                                              ------    ------    ------   ------   ------    ------
Income before taxes.........................................     (24)      (14)      (74)    (165)    (113)       75
Taxes (benefit).............................................      --        --       (29)     (65)     (44)       31
                                                              ------    ------    ------   ------   ------    ------
        Net income..........................................  $  (24)   $  (14)   $  (45)  $ (100)  $  (69)   $   44
                                                              ======    ======    ======   ======   ======    ======

                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                     ------------------------------    PRO FORMA
                                                          SUBTOTAL     B       F      G        H      ADJUSTMENTS    TOTAL
                                                          --------   -----   -----   ----   -------   -----------   -------
Revenues:
  Systems and software sales............................  $ 7,280    $  --   $  --   $ --   $    --     $    --     $ 7,280
  Maintenance and support...............................    5,809       --      --     --        --          --       5,809
  Other.................................................      841       --      --     --        --          --         841
                                                          -------    -----   -----   ----   -------     -------     -------
        Total revenues..................................   13,930       --      --     --        --          --      13,930
Cost of revenues........................................    4,526       --      --     --        --          --       4,526
                                                          -------    -----   -----   ----   -------     -------     -------
Gross profit............................................    9,404       --      --     --        --          --       9,404
Operating expenses:
  Selling, general and administrative...................    8,993       --      --     --    (1,706)     (1,706)      7,287
  Depreciation..........................................      171       --      --     --        --          --         171
  Amortization..........................................      488       --     498     --        --         498         986
                                                          -------    -----   -----   ----   -------     -------     -------
        Total operating expenses........................    9,652       --     498     --    (1,706)     (1,208)      8,444
                                                          -------    -----   -----   ----   -------     -------     -------
Gross operating income (loss)...........................     (248)      --    (498)    --     1,706       1,208         960
                                                          -------    -----   -----   ----   -------     -------     -------
Other expense (income):
  Interest expense......................................      177       --      --    (92)       (3)        (95)         82
  Other.................................................     (110)      --      --     --        --          --        (110)
                                                          -------    -----   -----   ----   -------     -------     -------
        Total expense (income)..........................       67       --      --    (92)       (3)        (95)        (28)
                                                          -------    -----   -----   ----   -------     -------     -------
Income before taxes.....................................     (315)      --    (498)    92     1,709       1,303         988
Taxes (benefit).........................................     (107)     (17)    (62)    36       667         624         517
                                                          -------    -----   -----   ----   -------     -------     -------
        Net income......................................  $  (208)   $  17   $(436)  $ 56   $ 1,042     $   679     $   471
                                                          =======    =====   =====   ====   =======     =======     =======
Pro forma income per share..............................                                                            $  0.09
                                                                                                                    =======
Shares used in computing pro forma income per share
  (I)...................................................                                                              5,385
                                                                                                                    =======

---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)
                          YEAR ENDED JANUARY 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          DR                                 MILLARD-
                                                               AMC     SOFTWARE    HCD     ROVAK     HIS      WAYNE
                                                              ------   --------   ------   ------   ------   --------
Revenues:
  Systems and software sales................................  $  900    $2,192    $2,957   $2,456   $1,098    $  800
  Maintenance and support...................................   1,513     1,212     1,764      743      957     1,244
  Other.....................................................      --        --        85      603      407        73
                                                              ------    ------    ------   ------   ------    ------
        Total revenues......................................   2,413     3,404     4,806    3,802    2,462     2,117
Cost of revenues............................................     516     1,074     1,445    1,811      862       291
                                                              ------    ------    ------   ------   ------    ------
Gross margin................................................   1,897     2,330     3,361    1,991    1,600     1,826
                                                              ------    ------    ------   ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   2,017     2,050     3,167    2,065    1,622     1,521
  Depreciation..............................................      32        49         4       68       34        64
  Amortization..............................................      80       244       141       --       23       172
                                                              ------    ------    ------   ------   ------    ------
        Total operating expenses............................   2,129     2,343     3,312    2,133    1,679     1,757
                                                              ------    ------    ------   ------   ------    ------
Gross operating income (loss)...............................    (232)      (13)       49     (142)     (79)       69
                                                              ------    ------    ------   ------   ------    ------
Other expense (income):
  Interest expense..........................................      69        11        26      194       --        23
  Other.....................................................    (121)      (12)       --      (66)     (22)       17
                                                              ------    ------    ------   ------   ------    ------
        Total other expense (income)........................     (52)       (1)       26      128      (22)       40
                                                              ------    ------    ------   ------   ------    ------
Income (loss) before taxes..................................    (180)      (12)       23     (270)     (57)       29
Taxes (benefit).............................................      --        --         9      (99)     (16)       (5)
                                                              ------    ------    ------   ------   ------    ------
        Net income (loss)...................................  $ (180)   $  (12)   $   14   $ (171)  $  (41)   $   34
                                                              ======    ======    ======   ======   ======    ======

                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     B       F       G        H      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................  $10,403    $  --   $  --   $  --   $    --     $    --     $10,403
  Maintenance and support..............................    7,433       --      --      --        --          --       7,433
  Other................................................    1,168       --      --      --        --          --       1,168
                                                         -------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   19,004       --      --      --        --          --      19,004
Cost of revenues.......................................    5,999       --      --      --        --          --       5,999
                                                         -------    -----   -----   -----   -------     -------     -------
Gross margin...........................................   13,005       --      --      --        --          --      13,005
                                                         -------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling general and administrative...................   12,442       --      --      --    (2,463)     (2,463)      9,979
  Depreciation.........................................      251       --      --      --        --          --         251
  Amortization.........................................      660       --     665      --        --         665       1,325
                                                         -------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   13,353       --     665      --    (2,463)     (1,798)     11,555
                                                         -------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................     (348)      --    (665)     --     2,463       1,798       1,450
                                                         -------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................      323       --      --    (215)      (26)       (241)         82
  Other................................................     (204)      --      --      --        --          --        (204)
                                                         -------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      119       --      --    (215)      (26)       (241)       (122)
                                                         -------    -----   -----   -----   -------     -------     -------
Income (loss) before taxes.............................     (467)      --    (665)    215     2,489       2,039       1,572
Taxes (benefit)........................................     (111)     (73)    (81)     84       971         901         790
                                                         -------    -----   -----   -----   -------     -------     -------
        Net income (loss)..............................  $  (356)   $  73   $(584)  $ 131   $ 1,518     $ 1,138     $   782
                                                         =======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.15
                                                                                                                    =======
Shares used in computing pro forma income per
  share(I).............................................                                                               5,385
                                                                                                                    =======

---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  INFOCURE CORPORATION BACKGROUND

     InfoCure Corporation ("InfoCure") was formed to bring together in one entity the research, development, service and support and sales and marketing efforts for a comprehensive array of practice management systems. InfoCure has conducted no operations to date and will acquire the Founding Businesses contemporaneously with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the financial position and results of operations of all the Founding Businesses and were derived from the respective financial statements where indicated. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3.  ACQUISITION OF FOUNDING COMPANIES

     Contemporaneously with the consummation of the Offering, InfoCure will acquire substantially all of the net assets of the Founding Businesses. The AMC merger (for 3,332,472 shares) will be accounted for as a combination at historical cost and the acquisition of the Founding Businesses will be recorded at fair value.

     The following table sets forth for the Founding Businesses the consideration to be paid to its common stockholders in cash and in shares of common stock of InfoCure:

                                                                        COMMON STOCK
                                                                  -------------------------
                                                                             FAIR VALUE OF
                                                         CASH      SHARES      SHARES(1)
                                                        -------   --------   --------------
(IN THOUSANDS, EXCEPT SHARES)
DR Software...........................................  $ 1,875     80,009      $   800
KCOMP.................................................    2,000         --           --
HCD...................................................    1,583         --           --
Rovak.................................................    2,805     64,007          640
HIS...................................................    1,500    192,022        1,920
Millard-Wayne.........................................    1,175     50,118          501
                                                        -------   --------      -------
          Total.......................................  $10,938    386,156      $ 3,861
                                                        =======   ========      =======
Total consideration for these companies...................................      $14,799
Net book value (deficit) of these companies' assets.......................          563
                                                                                -------
Consideration allocated to goodwill.......................................      $14,236
                                                                                =======

---------------

(1) Estimated at $10.00 per share, the assumed initial public offering price.

     The allocation to goodwill of the consideration in excess of net book value for these acquisitions is reflective of the value ascribed to the ongoing businesses and the revenue potential for existing and future products and services, particularly electronic transactions processing, which the Company feels can be derived from the installed customer base being acquired.

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(A) Records the cash portion to be paid and the shares of stock to be issued to the stockholders of the Founding Businesses in connection with the acquisitions and elimination of subsidiary equity accounts for the combined pro forma balance sheet. Additionally, reflects adjustments for certain assets and liabilities not acquired and/or converted to equity as part of the acquisition agreements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

(B) Records the cash proceeds of issuance by AMC in November 1996 of the equivalent of 472,811 shares of Common Stock for $750,000.

(C) Records the adjustment to the provision for federal and state deferred income taxes relating to S-corporation income, and, with respect to results of operations, the tax effect of filing a consolidated return.

(D) Records the repayment of certain debt obligations and other pro forma adjustments. Of the anticipated debt repayment: $475,715 reduces AMC's obligations under terms of a note payable to the Small Business Administration ("SBA") ($381,215) and a note payable to a stockholder ($94,500), $135,440 reduces Millard-Wayne's obligations under bank notes payable and $936,972 reduces Rovak's obligations under bank notes payable ($186,032) and notes payable to the SBA ($750,940). Additionally, payments totalling $350,000 are anticipated to eliminate AMC's obligations under the terms of a claims processing agreement ($265,000), a stock purchase warrant ($50,000) and certain accrued expenses ($35,000). Further, approximately $477,000 in additional acquisition-related expenses are to be paid from proceeds of the Offering.

(E) Records the proceeds from the issuance of 2,000,000 shares of InfoCure common stock, net of estimated offering costs of $2,100,000 (based on an assumed initial public offering price of $10 per share, the midpoint of the estimated price range); offering costs consist primarily of underwriting discounts and commissions, legal fees, accounting fees and printing expenses.

     The holders of 2,761,111 shares of Common Stock issued in partial payment of the acquisitions have agreed not to offer, sell or otherwise dispose of any of those shares for a period of 180 days after the Offering and for 18 months thereafter (or for such shorter period as the SEC may prescribe as the holding period for restricted securities under Rule 144(e)).

5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

(F) Records the amortization on a straight-line basis over 22 years of goodwill associated with the acquisition of the Founding Businesses. The related tax benefit is based on the deductible portion of goodwill.

(G) Records the pro forma change in interest expense for pro forma adjustments to debt.

(H) Records pro forma adjustments to compensation expense and certain other operating expenses to the levels management will implement subsequent to the Acquisitions, including elimination of corporate overhead and interest expense allocation related to HCD. These adjustments are summarized as follows:

                                                            NINE MONTHS ENDED          YEAR
                                                               OCTOBER 31,             ENDED
                                                        -------------------------   JANUARY 31,
                    (IN THOUSANDS)                         1996          1995          1996
                    --------------                      -----------   -----------   -----------
Reduction of compensation and related expenses........    $1,352        $1,251        $1,803
Reduction in rental and certain operating expenses....       505           323           477
Reduction in corporate allocations to HCD:
  Corporate overhead..................................       264           324           476
  ESOP expenses.......................................        61           147           159
  Interest............................................        27             3            26
Increase in the Company's overhead expenses to
  integrate the acquisitions..........................      (339)         (339)         (452)
                                                          ------        ------        ------
                                                          $1,870        $1,709        $2,489
                                                          ======        ======        ======

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

     The acquisition of HCD was consummated on December 3, 1996. As a result, certain personnel and costs which were not part of the acquisition have been eliminated. Consequently, the Company considers that, on an annualized basis, such costs savings have been effected as follows:

(IN THOUSANDS)                                                AMOUNT
--------------                                                ------
Compensation, primarily duplicative administrative
  functions.................................................  $1,130
Allocations from the division's former parent company:
  Overhead..................................................     476
  ESOP expenses.............................................     159
  Rent......................................................     117
  Interest..................................................      26
                                                              ------
                                                              $1,908
                                                              ======

     Additionally, pro forma reductions in rental and other operating expenses include the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following consummation of the Acquisitions. Such adjustments are approximately $125,000, $86,000 and $241,000 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and 1996, respectively.

     Finally, of the remaining pro forma expense reductions for the year ended January 31, 1996, approximately $100,000 relate to adjustments in compensation of certain key executives as part of employment agreements to be effective upon consummation of the Acquisitions. The balance relates to costs associated with specifically identified duplicative functions to be eliminated, net of increases in certain administrative costs deemed appropriate to effect integration of the Acquisitions. The effects of the pro forma adjustments have been applied to the nine month periods ended October 31, 1996 and 1995 on bases designed to be consistent with the annual period presented.

(I) The weighted average number of shares used to calculate pro forma earnings per share included the following:

Issued to acquire Founding Businesses.......................  3,668,510
Issued to pay cash portion of Acquisitions..................  1,205,322
Issued to pay certain indebtedness..........................    202,570
Issued to pay certain costs.................................     53,296
Shares assumed issued from exercise of options and a
  warrant...................................................    331,490
Shares assumed repurchased from proceeds from shares assumed
  issued from exercise of options...........................   (75,837)
                                                              ---------
Shares estimated to be outstanding..........................  5,385,351
                                                              ---------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
InfoCure Corporation
Atlanta, Georgia

     We have audited the accompanying balance sheet of InfoCure Corporation as of November 27, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 1 to the balance sheet, the Company was formed in November 1996 and has entered into definitive agreements for the acquisition of seven healthcare information systems businesses ("the Founding Businesses") through transactions involving American Medcare Corporation, Inc.; Health Care Division of Info Systems of North Carolina; Inc., Millard-Wayne, Inc.; Healthcare Information Systems, Inc.; DR Software, Inc.; KComp Management Systems, Inc. and Rovak, Inc. concurrently with an initial public offering of its common stock.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of InfoCure Corporation as of November 27, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

November 29, 1996
Atlanta, Georgia

                              INFOCURE CORPORATION

                                 BALANCE SHEET
                            AS OF NOVEMBER 27, 1996

ASSETS:
Subscription receivable.....................................  $100
                                                              ----
                                                              $100
                                                              ====
LIABILITIES AND STOCKHOLDERS' EQUITY:
Stockholders' equity:
  Preferred Stock, $0.001 par value, 10,000,000 shares
     authorized, none issued and outstanding................  $ --
  Common Stock, $0.001 par value, 40,000,000 shares
     authorized, 10 shares issued and outstanding...........     1
  Additional paid in capital................................    99
                                                              ----
          Total stockholders' equity........................  $100
                                                              ====

                    See accompanying notes to balance sheet.

                              INFOCURE CORPORATION

                             NOTES TO BALANCE SHEET
                               NOVEMBER 27, 1996

NOTE 1 -- ORGANIZATION AND GENERAL

     InfoCure Corporation ("InfoCure") was formed in November 1996 to develop, market and service healthcare information systems for use by healthcare providers throughout the United States. InfoCure has conducted no operations to date and will acquire the Founding Businesses concurrently with the consummation of an initial public offering of its common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors of
American Medcare Corporation
Atlanta, Georgia

     We have audited the accompanying consolidated balance sheets of American Medcare Corporation and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (capital deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 3, effective October 29, 1993, the Company acquired all of the outstanding capital stock of Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. On July 22, 1994, Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. filed voluntary petitions for Chapter 7 bankruptcy with the United States Bankruptcy
Court -- Northern District of Georgia. Accordingly, the subsidiaries are not consolidated.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medcare Corporation and subsidiaries at January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

April 12, 1996
(except for Notes 11, 13
and 15, as to which
the date is December 20, 1996)
Atlanta, Georgia

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           YEAR ENDED JANUARY 31,
                                                          -------------------------   OCTOBER 31,
                                                             1996          1995          1996
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.............................  $   249,698   $     4,684   $   183,012
  Accounts and notes receivable, net....................      156,936       283,888       196,547
  Prepaid expenses and other current assets.............       32,620        27,195        30,888
                                                          -----------   -----------   -----------
          Total current assets..........................      439,254       315,767       410,447
Property and equipment, net.............................       54,372        72,789        45,282
Miscellaneous...........................................       73,315       156,934       207,852
                                                          -----------   -----------   -----------
                                                          $   566,941   $   545,490   $   663,581
                                                          ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
Current liabilities:
  Accounts payable......................................  $   374,824   $   462,227   $   300,879
  Accrued expenses......................................      448,627       408,459       379,269
  Deferred revenue......................................      481,224       502,916       405,677
  Note payable..........................................           --        73,027            --
  Current portion of long-term debt.....................      335,542        47,565       311,131
                                                          -----------   -----------   -----------
          Total current liabilities.....................    1,640,217     1,494,194     1,396,956
Long-term debt, less current portion....................      544,780       419,154       539,314
                                                          -----------   -----------   -----------
          Total liabilities.............................    2,184,997     1,913,348     1,936,270
                                                          -----------   -----------   -----------
Commitments and contingencies
Stockholders' equity (capital deficit):
  Common stock..........................................       41,577        41,577        47,470
  Stock purchase warrant................................      500,000       500,000       500,000
  Additional paid-in capital............................    1,445,247     1,415,249     2,110,197
  Deficit...............................................   (3,504,880)   (3,324,684)   (3,830,356)
  Treasury stock, 228,489 shares at cost................     (100,000)           --      (100,000)
                                                          -----------   -----------   -----------
          Total stockholders' equity (capital
            deficit)....................................   (1,618,056)   (1,367,858)   (1,272,689)
                                                          -----------   -----------   -----------
                                                          $   566,941   $   545,490   $   663,581
                                                          ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEAR ENDED JANUARY 31,      NINE MONTHS ENDED OCTOBER 31,
                                        --------------------------    ------------------------------
                                           1996           1995            1996             1995
                                        -----------    -----------    -------------    -------------
                                                                               (UNAUDITED)
Revenues:
  Software and services...............  $ 2,026,114    $ 2,865,582      $ 1,429,876      $ 1,618,336
  Hardware............................      386,620        619,977          229,795          296,688
                                        -----------    -----------      -----------      -----------
  Total revenues......................    2,412,734      3,485,559        1,659,671        1,915,024
Cost of revenues......................      515,842      1,115,726          299,075          434,099
                                        -----------    -----------      -----------      -----------
Gross margin..........................    1,896,892      2,369,833        1,360,596        1,480,925
                                        -----------    -----------      -----------      -----------
Operating expenses:
  Salaries and operating expenses.....    2,017,389      2,848,005        1,573,935        1,491,483
  Depreciation and amortization.......      112,314        563,690           54,890           81,653
                                        -----------    -----------      -----------      -----------
  Total operating expenses............    2,129,703      3,411,695        1,628,825        1,573,136
                                        -----------    -----------      -----------      -----------
Loss from operations..................     (232,811)    (1,041,862)        (268,229)         (92,211)
Other income (expense):
  Interest expense....................      (68,609)       (54,116)         (60,680)         (46,909)
  Other income, net...................      121,224         20,670            3,433          115,175
                                        -----------    -----------      -----------      -----------
Net loss..............................  $  (180,196)   $(1,075,308)     $  (325,476)     $   (23,945)
                                        ===========    ===========      ===========      ===========
Net loss per common share.............  $     (0.00)   $     (0.03)     $     (0.01)     $     (0.00)
                                        ===========    ===========      ===========      ===========
Weighted average common shares
  outstanding.........................   41,387,381     41,963,205       43,531,234       41,349,299
                                        ===========    ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

                              NUMBER OF SHARES          DOLLAR VALUE
                            ---------------------    -------------------     STOCK     ADDITIONAL
                              COMMON     TREASURY    COMMON    TREASURY     PURCHASE    PAID-IN
                              STOCK       STOCK       STOCK      STOCK      WARRANT     CAPITAL       DEFICIT        TOTAL
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1994....................  40,652,788         --    $40,652   $      --    $500,000   $1,274,175   $(2,249,376)  $  (434,549)
  Issuance of 925,000
    shares................     925,000         --        925          --                  128,575            --       129,500
  Issuance of stock
    options...............          --         --         --          --          --       12,499                      12,499
Net loss..................          --         --         --          --          --           --    (1,075,308)   (1,075,308)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1995....................  41,577,788         --     41,577          --     500,000    1,415,249    (3,324,684)  $(1,367,858)
  Acquisition of treasury
    stock.................          --   (228,489)        --    (100,000)         --           --            --      (100,000)
  Issuance of stock
    options...............          --         --         --          --          --       29,998            --        29,998
Net loss..................          --         --         --          --          --           --      (180,196)     (180,196)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at January 31,
  1996....................  41,577,788   (228,489)    41,577    (100,000)    500,000    1,445,247    (3,504,880)   (1,618,056)
  Issuance of common stock
    (unaudited)...........   5,892,286         --      5,893          --          --      642,450            --       648,343
  Issuance of stock
    options (unaudited)...          --         --         --          --          --       22,500            --        22,500
  Net loss (unaudited)....          --         --         --          --          --           --      (325,476)     (325,476)
                            ----------   --------    -------   ---------    --------   ----------   -----------   -----------
Balance, at October 31,
  1996 (unaudited)........  47,470,074   (228,489)   $47,470   $(100,000)   $500,000   $2,110,197   $(3,830,356)  $(1,272,689)
                            ==========   ========    =======   =========    ========   ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS ENDED
                                                  YEAR ENDED JANUARY 31,         OCTOBER 31,
                                                  -----------------------   ---------------------
                                                    1996         1995         1996        1995
                                                  ---------   -----------   ---------   ---------
                                                                                 (UNAUDITED)
Cash provided by (used for) operating
  activities:
  Net loss......................................  $(180,196)  $(1,075,308)  $(325,476)  $ (23,945)
  Adjustments to reconcile net loss to cash used
     for operating activities:
     Depreciation and amortization..............    114,056       581,650      27,767      55,947
     Allowance for doubtful accounts............     18,368       (41,705)         --          --
     Compensatory stock options.................     29,998        12,499      22,500      22,500
     Gain on sale of fixed assets...............         --       (22,646)         --          --
     Other noncash charges......................         --        30,000          --          --
     Changes in current assets and liabilities:
       Accounts and notes receivable............    107,540       192,405     (38,354)     72,448
       Inventory................................         --        17,885          --          --
       Prepaid expenses and other current
          assets................................     (5,424)       60,462      (7,331)      3,510
       Accounts payable and accrued expenses....    (47,235)      (73,900)   (249,464)     35,277
       Deferred revenue.........................    (21,692)      (20,921)    (67,297)    (52,585)
                                                  ---------   -----------   ---------   ---------
  Net cash provided by (used in) operating
     activities.................................     15,415      (339,579)   (637,655)    113,152
                                                  ---------   -----------   ---------   ---------
Cash (used for) provided by investing
  activities:
  Property and equipment expenditures...........    (15,189)       (6,199)    (10,419)    (15,972)
  Purchases of intangible assets................         --                  (107,903)     34,194
  Proceeds from sale of fixed assets............         --        80,000          --          --
  Expenditures for software development costs...         --       (22,445)    (24,474)       (725)
  Proceeds from collection of notes and other
     receivables................................      4,213       113,888          --          --
                                                  ---------   -----------   ---------   ---------
  Net cash provided by (used in) investing
     activities.................................    (10,976)      165,244    (142,796)     17,497
                                                  ---------   -----------   ---------   ---------
Cash provided by (used for) financing
  activities:
  Proceeds from issuance of common stock........         --            --     648,343          --
  Proceeds from note payable to stockholder.....     94,500        85,000          --          --
  Repayment of note payable to stockholder......    (73,027)           --          --     (73,028)
  Proceeds from issuance of long-term debt......    366,665            --          --      94,500
  Principal payments on long-term debt..........    (47,563)      (53,780)     65,422     (25,508)
  Repurchase of common stock....................   (100,000)           --          --    (100,000)
                                                  ---------   -----------   ---------   ---------
  Net cash provided by (used in) financing
     activities.................................    240,575        31,220     713,765    (104,036)
                                                  ---------   -----------   ---------   ---------
Net increase (decrease) in cash and cash
  equivalents...................................    245,014      (143,115)    (66,686)     26,613
Cash and cash equivalents, beginning............      4,684       147,799     249,698       4,684
                                                  ---------   -----------   ---------   ---------
Cash and cash equivalents, ending...............  $ 249,698   $     4,684   $ 183,012   $  31,297
                                                  =========   ===========   =========   =========

          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF BUSINESS

     American Medcare Corporation (the "Company" or "AMC") was incorporated on January 11, 1983, and was originally formed to provide management services to professional corporations practicing family and emergency medicine.

     In May 1993, the Company merged with Newport Capital, Inc. ("Newport"), whose principal asset was its wholly-owned subsidiary, International Computer Solutions, Inc. ("ICS"). ICS develops, markets and supports health care data processing and claims transmission systems, including hardware and software packages, primarily for physician and dentist practice offices.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 3 for accounting for failed acquisitions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets using both straight line and accelerated methods for financial reporting and accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

SOFTWARE COSTS

     Software development costs are capitalized subsequent to establishing the technological feasibility of a product. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 24 to 36 months).

REVENUE RECOGNITION

     Revenue is recognized, net of allowances for estimated returns, from the sale of computer hardware and computer software when the product is shipped and when training services, where applicable, are provided. Revenue from hardware maintenance and customer support contracts and claims processing services are recognized in the period in which the services are provided; amounts not yet earned are recorded as deferred revenue. Revenue from contract services for maintenance and support were approximately $805,000 and $1,068,000 for 1996 and 1995, respectively. Revenue from claims processing services totaled about $338,000 and $554,000 for 1996 and 1995, respectively.

INCOME TAXES

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

LOSS PER COMMON SHARE

     Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each year.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

     SFAS No. 123, "Accounting for Stock Based Compensation" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996. This statement establishes financial accounting and reporting standards for stock based employee compensation plans. SFAS No. 123 permits, but does not require, a fair-value based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable in the notes to future consolidated financial statements.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended October 31, 1996 and 1995. The results of operations and cash flows for the nine months ended October 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of healthcare practice management systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the healthcare industry.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of accounts receivable, accounts payable, notes payable and long-term debt. Accounts receivable and accounts payable are short term in nature, accordingly, carrying value is deemed to approximate fair value. The notes payable to bank, including both the short-term line of credit and the long-term loan, bear interest at rates which vary with current market conditions, accordingly, carrying values are deemed to approximate fair value. Notes receivable and payable with shareholders bear interest at fixed rates ranging between 10% and 12% which, based on their terms and their current interest rates in the market, are deemed to approximate fair value.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  FINANCIAL CONDITION AND FISCAL 1997 OUTLOOK

     During the year ended January 31, 1996, the Company incurred a loss from operations of approximately $233,000. This loss is in addition to the prior year's operating loss of approximately $1,042,000. As of January 31, 1996, the Company had a capital deficit of approximately $1,618,000 and a working capital deficiency of approximately $1,201,000. In addition, other than resources obtainable from certain of its officers and principal shareholders, the Company has no available line of credit or other access to immediate short term financing.

     The Company has devised certain plans and strategies which, in management's opinion, will allow the Company to reduce costs and operate more profitably. During the second quarter of fiscal 1995, the Company decreased its workforce by approximately 40%, which resulted in significant reductions in salaries, benefits and other personnel related expenses. In addition, the Company moved its headquarters to smaller leased offices and negotiated a three-month free rent period and escalating payments during subsequent months. This reduction in rental payments, along with certain other operational changes such as billing maintenance in advance quarterly rather than monthly, have provided some amount of currently available cash.

     In addition to operational changes, the Company believes that its decision to place Integrated Computer Systems, Inc. and Electronic Transmitting Solutions, Inc. into bankruptcy and the rescission of the Capital Enterprises, Inc. acquisition eliminated a significant portion of the Company's unprofitable operations and allows management to focus on the Company's primary business (see
Note 3). Management believes that the expenses and resultant losses associated with the above failed acquisitions are one time occurrences, which were recognized in fiscal 1994. No such similar costs were included in the 1996 or 1995 financial statements.

     There is no assurance that management's plans will be successful, but management believes it has the resources to insure survivability of the Company.

3.  LOSS ASSOCIATED WITH FAILED ACQUISITIONS

     On July 22, 1994, Integrated Computer Systems, Inc. ("Integrated") and Electronic Transmitting Solutions, Inc. ("Electronic"), two wholly-owned subsidiaries of the Company, filed voluntary petitions for Chapter 7 bankruptcy with the United States Bankruptcy Count -- Northern District of Georgia. The Company also filed suit against the sellers of Integrated and Electronic on July 19, 1994 in the United States District Court -- Northern District of Georgia. The suit called for rescission of the October 29, 1993 acquisitions along with the return of the stock issued to the sellers. In addition, the suit asks for damages for monetary amounts incurred by the Company as a result of problems related to the acquisitions.

     The Company has accrued a liability for estimated costs associated with the liquidation of Integrated and Electronic. As of January 31, 1996 and 1995, approximately $120,000 and $183,000, respectively, was included in accrued expenses for such estimated costs.

     The shares of stock issued in connection with the acquisition of Integrated and Electronic are reflected as being outstanding in the accompanying consolidated balance sheets and statements of shareholders' equity (capital deficit). These shares will, however, be canceled in the event that the Company is granted a rescission of the acquisitions by the United States Bankruptcy District Court.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     On January 31, 1994, the Company acquired all of the outstanding capital stock of Capital Enterprises, Inc. ("CEI"), whose principal asset was an office building. As a result of the Company's inability to maintain certain financial ratios between the Company and the seller of CEI, the parties entered into a rescission and release agreement on May 31, 1994. This agreement rescinded the acquisition effective as of January 31, 1994.

4.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable are summarized as follows:

                                                                1996       1995
                                                              --------   --------
Accounts receivable -- trade................................  $229,155   $336,696
Notes receivable (0-10% interest)...........................    18,169     23,547
                                                              --------   --------
                                                               247,324    360,243
Less allowance for doubtful accounts........................    90,388     76,355
                                                              --------   --------
                                                              $156,936   $283,888
                                                              ========   ========

5.  PROPERTY, EQUIPMENT AND DEPRECIATION

     Major classes of property and equipment consisted of the following:

                                                         ESTIMATED
                                                        USEFUL LIVES
                                                          (YEARS)        1996       1995
                                                        ------------   --------   --------
Computer equipment....................................      3-5        $331,436   $316,247
Furniture and fixtures................................      5-7         293,381    293,381
                                                            ---        --------   --------
                                                                        624,817    609,628
Less accumulated depreciation.........................                  570,445    536,839
                                                                       --------   --------
                                                                       $ 54,372   $ 72,789
                                                                       ========   ========

     Depreciation was $34,389 and $70,052 for the years ended January 31, 1996 and 1995, respectively.

6.  MISCELLANEOUS ASSETS

     Miscellaneous assets consist of the following:

                                                               1996       1995
                                                              -------   --------
Deferred rent asset.........................................  $52,547   $ 90,072
Capitalized software development costs, net.................   19,511     62,436
Long-term notes receivable..................................    1,257      4,426
                                                              -------   --------
                                                              $73,315   $156,934
                                                              =======   ========

     Capitalized software development costs are stated net of accumulated amortization of $656,505 and $660,803, at January 31, 1996 and 1995, respectively.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                1996       1995
                                                              --------   --------
Expenses related to loss on failed acquisition..............  $119,590   $182,849
Compensation................................................   151,537    140,925
Taxes other than income.....................................    57,995     48,623
Professional fees...........................................    50,000     25,000
Customer costs..............................................    28,606      6,455
Other accruals..............................................    40,899      4,607
                                                              --------   --------
                                                              $448,627   $408,459
                                                              ========   ========

8. NOTE PAYABLE AND LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                1996       1995
                                                              --------   --------
Notes payable to banks......................................  $396,042   $430,555
Other.......................................................   484,280     36,164
                                                              --------   --------
                                                               880,322    466,719
Less current portion........................................   335,542     47,565
                                                              --------   --------
                                                              $544,780   $419,154
                                                              ========   ========

     During fiscal 1994, the Company refinanced its existing bank loans with a new note payable to a bank which is guaranteed by the Small Business Administration ("SBA"). This loan bears interest at a rate of 8.75% and is payable in monthly installments through May 2003. The loan is secured by substantially all of the assets of the Company and certain other real estate owned by two stockholders. In addition, the loan is personally guaranteed by five of the Company's stockholders.

     In June 1994, the Company borrowed $85,000 in exchange for a promissory note which bore a 15% annual interest rate and was payable in monthly installments of $4,000 until April 1995 when a balloon payment of approximately $68,000 was tendered in satisfaction of the remaining obligation under the note.

     In April 1995, the Company borrowed $94,500 from the majority stockholder of the Company in exchange for a promissory note bearing interest at 12% payable in a balloon payment of principal and interest in April 1997.

     In January 1996, the Company entered into an agreement with a third party to exclusively promote its products as a component of the Company's products, in exchange for a promissory note in the principal amount of $366,666 and bearing interest at a rate of 9.95%. The note is to be repaid based on fees charged by the third party for claims submitted by the Company for processing. As of January 31, 1996 no claims had been submitted. The note is payable together with unpaid principal all accrued and unpaid interest at December 31, 1998 and is included in other long-term debt.

     Also included in other long-term debt are capital leases of $19,612 and $36,164 at January 31, 1996 and 1995, respectively. Also included are notes payable to stockholders in the amount of $98,000 and $3,500 at January 31, 1996 and 1995, respectively.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     As of January 31, 1996, future maturities of these obligations are as follows:

                              YEAR                               AMOUNT
                              ----                              --------
  1997........................................................  $335,542
  1998........................................................   243,051
  1999........................................................    66,611
  2000........................................................    63,823
  2001........................................................    63,823
  Thereafter..................................................   107,472
                                                                --------
                                                                $880,322
                                                                ========

9. OPERATING LEASES

     The Company leases certain office equipment under noncancellable operating leases with initial or remaining terms of one year or more. At January 31, 1996, the remaining amounts due under these leases totaled approximately $29,000 in the aggregate.

     In August 1994, the Company entered into a new office space lease which contained a free rent period through November 1994. Total future minimum annual rental payments under this lease are approximately $82,000, $91,100 and $56,000 for 1997, 1998 and 1999, respectively.

     Rent expense for 1996 and 1995, which included lease payments for office space, was approximately $101,000 and $110,000, respectively.

10.  COMMON STOCK

     The Company had 50,000,000 shares of common stock, par value .001 per share, authorized at January 31, 1996 and 1995, respectively. Shares of common stock outstanding totaled 41,349,299 and 41,577,778 at January 31, 1996 and 1995, respectively.

     At January 31, 1996, 925,000 shares of common stock issued during fiscal 1995 were subject to certain restrictions limiting their sale during the two years subsequent to their issuance.

     During the nine months ended October 31, 1996 the Company issued approximately 5,900,000 shares of common stock in private placements to several individuals, primarily for cash.

11.  STOCK PURCHASE WARRANT AND OPTIONS

     On January 4, 1991, the Company issued to Moore Business Forms, Inc. ("Moore") a stock purchase warrant, exercisable through December 31, 2000, for 20% of ICS common stock, in full satisfaction of approximately $445,000 of amounts owed to Moore. In addition, Moore transferred ownership of the Medical Practice Manager, Dental Practice Manager and Oral Surgeon Practice Manager software and source code to ICS. The warrant was assigned a value of $500,000 and the Company recorded approximately $55,000 as the value of the software and source code.

     Pursuant to terms of an agreement dated December 20, 1996, the Company repurchased the warrant for $50,000 and terminated all related obligations and liabilities.

     During fiscal 1995, the Company granted options to a director and an officer of the Company. The options enable the holders to purchase up to 4,000,000 shares of common stock at prices ranging from $0.01 to $1.00 per share. The options may be exercised at various times through September 1999.

     No options had been exercised as of January 31, 1996.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

12.  INCOME TAXES

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                                1996        1995
                                                              ---------   ---------
Basis difference of capitalized software costs and purchased customer lists............................................  $ (61,000)  $ (76,000)
Differences in basis of property and equipment..............    (14,000)     (5,000)
Allowance for doubtful accounts.............................     34,000      29,000
Other basis differences.....................................      8,000       6,000
Net operating loss carryforwards............................    704,000     657,000
                                                              ---------   ---------
Gross deferred tax assets...................................    671,000     611,000
Deferred tax asset valuation allowance......................   (671,000)   (611,000)
                                                              ---------   ---------
          Net deferred tax asset (liability)................  $      --   $      --
                                                              =========   =========

     As of January 31, 1996, the Company and its subsidiaries have net operating loss carryforwards for federal income tax purposes of approximately $1,759,000 which expire beginning in 2004. Due to the Company's net operating loss carryforwards, there is no provision for income taxes at January 31, 1996 and 1995.

13.  CLAIM PROCESSING AGREEMENT

     ICS has an agreement with another company whereby ICS assisted in the establishment of an electronic claims processing clearinghouse and in the subsequent marketing of the clearinghouse by submitting electronic claims of ICS customers for processing through the clearinghouse. The other company is owned by a minority stockholder of the Company. ICS received a fee which included the cancellation of a $324,000 note payable to this minority stockholder, plus additional periodic payments totaling $100,000.

     As part of the agreement, ICS agreed to submit all its eligible electronic claims exclusively to the other company for processing and will pay $0.25 per claim processed. The agreement commenced September 1, 1992 and will terminate upon the processing of 11,800,000 claims, or certain other events (principally related to the transfer of ownership of ICS) or discontinuance of electronic claim-related business activities. If the agreement is terminated due to the other events, five shareholders of the Company shall pay a termination fee of $324,000 less the number of claims processed to date times $0.05 per claim, plus an annual interest surcharge of prime plus 3%. ICS has guaranteed the shareholders' obligation for the termination fee which totaled approximately $284,000 at January 31, 1996. The service center became functional in September of 1993 and processed approximately 431,000 and 349,000 claims from ICS customers in fiscal 1996 and 1995, respectively. As of January 31, 1996 and 1995, approximately $284,000 and $305,000, respectively, was included in deferred revenue related to this agreement.

     In November 1996, the Company entered into an agreement to terminate this agreement in consideration of $265,000 to be paid upon the successful completion of a public offering of the Company or its successor.

14.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest amounted to $55,338 and $66,028 for the years ended January 31, 1996 and 1995, respectively.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS

     (a) The Company entered into negotiations with Health Care Division (the "Division") (a division of Info Systems of North Carolina, Inc.), whereby the Company would acquire certain assets and liabilities of the Division in exchange for an estimated $1,750,000. Additionally, the Company has also entered into negotiations with Millard Wayne, whereby the Company would acquire all of the common stock of Millard-Wayne in exchange for an estimated $1,175,000 cash and 783,000 shares of common stock. The Division acquisition was consummated in December 1996. The Millard-Wayne acquisition is expected to be consummated in the first quarter of 1997. The Company has also signed non-binding letters of intent to acquire four additional practice management software companies for aggregate consideration of approximately $11,500,000 in cash and common stock.

     (b) In November 1996, the Company, through a private placement, issued approximately 7,387,000 shares of the Company's common stock for an aggregate consideration of $750,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
KComp Management Systems, Inc.
Los Angeles, California

     We have audited the accompanying balance sheet of KComp Management Systems, Inc. as of March 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (December 15, 1995) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KComp Management Systems, Inc. at March 31, 1996, and the results of its operations and its cash flows for the period from inception (December 15, 1995) to March 31, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
November 15, 1996

                         KCOMP MANAGEMENT SYSTEMS, INC.

                                 BALANCE SHEETS

                                                              MARCH 31,    SEPTEMBER 30,
                                                                1996           1996
                                                              ---------    -------------
                                                                            (UNAUDITED)
ASSETS:
Current assets:
  Cash......................................................  $ 33,427      $   27,872
  Accounts receivable.......................................   200,367         448,407
  Other.....................................................        --           6,367
                                                              --------      ----------
          Total current assets..............................   233,794         482,646
                                                              --------      ----------
Property and equipment:
  Computer equipment........................................    62,051          62,051
  Phone equipment...........................................    29,409          37,183
  Other.....................................................     3,171           3,171
                                                              --------      ----------
          Total property and equipment......................    94,631         102,405
  Less accumulated depreciation.............................     6,153          16,017
                                                              --------      ----------
          Net property and equipment........................    88,478          86,388
Other assets:
  Capitalized software costs, less accumulated amortization
     of $11,706 and $29,265.................................   128,765         111,206
  Goodwill less accumulated amortization of $9,995 and
     $24,986................................................   439,759         424,768
                                                              --------      ----------
          Total assets......................................  $890,796      $1,105,008
                                                              ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Lines of credit...........................................  $ 24,134      $   49,785
  Accounts payable..........................................   235,550         212,740
  Accrued expenses..........................................    72,686         134,046
  Deferred revenue..........................................    79,248         122,903
  Current portion of notes payable..........................   448,435         437,364
                                                              --------      ----------
          Total current liabilities.........................   860,053         956,838
Notes payable...............................................    27,761          27,761
                                                              --------      ----------
Total liabilities...........................................   887,814         984,599
                                                              --------      ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, $0.01 stated value, 500,000
     shares authorized; 30,000 shares issued and
     outstanding............................................       300             300
  Additional paid-in capital................................     3,682           3,682
  Retained earnings (accumulated deficit)...................    (1,000)        116,427
                                                              --------      ----------
          Total stockholders' equity........................     2,982         120,409
                                                              --------      ----------
          Total liabilities and stockholders' equity........  $890,796      $1,105,008
                                                              ========      ==========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,    SIX MONTHS
                                                                1995) TO          ENDED
                                                                MARCH 31,     SEPTEMBER 30,
                                                                  1996            1996
                                                              -------------   -------------
                                                                               (UNAUDITED)
Revenues:
  Systems and hardware sales................................    $172,781        $140,474
  Maintenance and support...................................     486,764         842,396
                                                                --------        --------
          Total revenues....................................     659,545         982,870
                                                                --------        --------
Cost and expenses:
  Salaries and wages........................................     467,390         544,081
  Telephone.................................................      73,904          94,286
  Depreciation and amortization.............................      27,854          42,415
  Rent......................................................      27,280          40,920
  Insurance.................................................      10,045          11,243
  Other.....................................................      40,328          66,949
                                                                --------        --------
          Total cost and expenses...........................     646,801         799,894
                                                                --------        --------
Income from operations......................................      12,744         182,976
Other income (expense):
  Other income (expense)....................................        (665)        (18,026)
  Interest expense..........................................     (13,079)         (1,523)
                                                                --------        --------
Income (loss) before taxes..................................      (1,000)        163,427
Income tax provision........................................          --          46,000
                                                                --------        --------
Net income (loss)...........................................    $ (1,000)       $117,427
                                                                ========        ========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    COMMON STOCK     ADDITIONAL
                                                   ---------------    PAID-IN     RETAINED
                                                   SHARES   AMOUNT    CAPITAL     EARNINGS     TOTAL
                                                   ------   ------   ----------   ---------   --------
Issuance of common stock.........................  30,000    $300      $3,682     $     --    $  3,982
Net loss for the period..........................      --      --          --       (1,000)     (1,000)
                                                   ------    ----      ------     --------    --------
Balance, March 31, 1996..........................  30,000     300       3,682       (1,000)      2,982
  Net income for the six months ending September
     30, 1996 (unaudited)........................      --      --          --      117,427     117,427
                                                   ------    ----      ------     --------    --------
Balance, September 30, 1996 (unaudited)..........  30,000    $300      $3,682     $116,427    $120,409
                                                   ======    ====      ======     ========    ========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,    SIX MONTHS
                                                                 1995 TO          ENDED
                                                                MARCH 31,     SEPTEMBER 30,
                                                                  1996            1996
                                                              -------------   -------------
                                                                               (UNAUDITED)
Cash provided by (used in) operating activities:
  Net (loss) income.........................................    $  (1,000)      $117,427
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       27,854         42,415
     Increase (decrease) from change in:
       Accounts receivable..................................     (200,367)      (248,040)
       Accounts payable and accrued expenses................      154,793         38,549
       Deferred revenue.....................................       54,131         43,655
       Other................................................           --         (6,367)
                                                                ---------       --------
  Net cash provided by (used in) operating activities.......       35,411        (12,361)
                                                                ---------       --------
Cash provided by (used in) investing activities:
  Purchase of equipment.....................................       (5,191)        (7,774)
                                                                ---------       --------
Cash provided by (used in) financing activities:
  Proceeds from line of credit..............................       24,134         25,651
  Increase in notes payable.................................       77,425             --
  Payments on notes payable.................................     (102,334)       (11,071)
  Issuance of common stock..................................        3,982             --
                                                                ---------       --------
  Net cash provided by financing activities.................        3,207         14,580
                                                                ---------       --------
Net increase (decrease) in cash.............................       33,427         (5,555)
Cash, beginning.............................................           --         33,427
                                                                ---------       --------
Cash, ending................................................    $  33,427       $ 27,872
                                                                =========       ========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     KComp Management Systems, Inc. (the "Company") was formed in March 1995 and began operations in December 1995, following the acquisition of certain assets and assumption of certain liabilities of Songbird Data Systems, Inc. ("Songbird") in December 1995. The Company provides support and training services for computer software for the dental industry. The Company also updates and sells the current version of its computer software and other related auxiliary products.

REVENUE RECOGNITION

     Revenue from maintenance and support contracts is recognized ratably over the contract period. Revenue from software sales is recorded when the product is delivered.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the respective assets on the straight-line basis ranging from five to seven years.

     Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

EXCESS OF COST OVER NET ASSETS ACQUIRED

     The excess of purchase price over fair value of net assets acquired arises in connection with business combinations accounted for as purchases and is amortized on a straight-line basis over fifteen years. Accumulated amortization amounted to approximately $29,000 (unaudited) and $12,000, for the six months ended September 30, 1996, and the period from inception (December 15, 1995) to March 31, 1996, respectively.

     The Company's operational policy for the assessment and measurement of any impairment in the value of excess of cost over net assets acquired which is other that temporary is to evaluate the recoverability and remaining life of its goodwill and determine whether the goodwill should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment of goodwill if undiscounted estimated future operating cash flows of the acquired business are determined to be less than the carrying amount of goodwill. If the Company determines that goodwill has been impaired, the measurement of the impairment will be equal to the excess of the carrying amount of goodwill over the amount of the undiscounted estimated operating cash flows. If an impairment of goodwill were to occur, the Company would reflect the impairment through a reduction in the carrying value of goodwill.

                         KCOMP MANAGEMENT SYSTEMS, INC.

CAPITALIZED SOFTWARE COSTS

     Capitalized software costs of purchased computer software to be sold, leased or otherwise marketed, are capitalized and amortized on a straight-line basis over a period of four years. Amortization of capitalized software for the period from inception (December 31, 1995) to March 31, 1996 was $11,706, and for the six months ended September 30, 1996 was $17,559 (unaudited).

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax basis of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include receivables, accounts and notes payables, accrued liabilities. Such instruments are reported at values which the Company believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement is not expected to have a material effect on the Company's financial statements.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 1996 and the results of operations and cash flows for the six months ended September 30, 1996. The results of operations for the six months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

2.  NOTES PAYABLE

     The Company maintains two lines of credit with a bank which provide for an aggregate of $75,000 in borrowings. The lines bear interest of 9.75% and are due March 1997. At March 31, 1996, $24,134 was

                         KCOMP MANAGEMENT SYSTEMS, INC.

outstanding on the lines. At September 30, 1996, borrowing under the lines of credit amounted to $49,785 (unaudited). These lines of credit are collateralized by certain certificates of deposit pledged by the Company's president.

     The Company maintains several term notes payable to certain officers, directors and affiliates. The notes bear interest at rates from 7%-12%. Future maturities under these term notes are as follows:

MARCH 31,                                                      AMOUNT
---------                                                     --------
1997........................................................  $448,435
1998........................................................    27,761
                                                              --------
                                                              $476,196
                                                              ========

3.  COMMITMENTS

     The Company is obligated under terms of operating leases for its office facilities and certain equipment and utilities. Rental expense was approximately $30,000 for the period from inception (December 31, 1995) to March 31, 1996. Future minimum payments under these leases are as follows:

MARCH 31,                                                      AMOUNT
---------                                                     --------
1997........................................................  $338,635
1998........................................................   172,772
1999........................................................    45,000
                                                              --------
                                                              $556,407
                                                              ========

4.  INCOME TAXES

     The components of income tax expense are as follows:

                                                         PERIOD FROM
                                                          INCEPTION         SIX MONTHS ENDED
                                                     (DECEMBER 31, 1995)   SEPTEMBER 30, 1996
                                                      TO MARCH 31, 1996       (UNAUDITED)
                                                     -------------------   ------------------
Current
  Federal..........................................        $    --              $39,000
  State............................................             --                7,000
                                                           -------              -------
          Total current............................        $    --              $46,000
                                                           -------              -------
Deferred...........................................             --                   --
                                                           -------              -------
          Net tax expense..........................        $    --              $46,000
                                                           -------              -------

5.  STOCK WARRANT

     In May 1996, the Company issued Marc Kloner a stock purchase warrant to purchase 327,240 shares of common stock of the Company. Exercise of the warrant is anticipated to result in the reduction of an account payable to Mr. Kloner of approximately $41,000.

                         KCOMP MANAGEMENT SYSTEMS, INC.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     As discussed in Note 1 the Company acquired certain assets and assumed certain liabilities of Songbird. The assets and liabilities were as follows:

Fixed assets................................................  $  89,440
Capitalized software........................................    140,471
Accounts payable and accrued expenses.......................   (153,443)
Deferred revenue............................................    (25,117)
Notes payable...............................................   (501,105)
                                                              ---------
          Net liabilities assumed...........................  $(449,754)
                                                              =========

     Cash paid for interest for the period from inception (December 31, 1995) to March 31, 1996 was approximately $13,000.

7.  SUBSEQUENT EVENT

     Subsequent to March 31, 1996, the Company signed a letter of intent to be acquired by American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $2,000,000. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Healthcare Information Systems, Inc.
Kansas City, Missouri

     We have audited the accompanying balance sheets of Healthcare Information Systems, Inc. at September 30, 1996 and December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the nine month period ended September 30, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Information Systems, Inc. at September 30, 1996 and December 31, 1995, and the results of its operations its cash flows for the nine month period ended September 30, 1996 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

St. Louis, Missouri
October 31, 1996

                      HEALTHCARE INFORMATION SYSTEMS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
ASSETS:
Current assets:
  Cash......................................................    $ 53,568       $ 219,980
  Accounts receivable -- trade..............................     310,011         261,439
  Inventories, net..........................................     126,068         123,776
  Deferred income taxes.....................................      56,500          14,500
  Other.....................................................       4,573           9,148
                                                                --------       ---------
          Total current assets..............................     550,720         628,843
                                                                --------       ---------
Property and equipment:
  Equipment and office furniture............................     323,798         330,490
  Less accumulated depreciation.............................    (264,665)       (283,421)
                                                                --------       ---------
          Net property and equipment........................      59,133          47,069
                                                                --------       ---------
Software costs less accumulated amortization of $234,254 and
  $217,010..................................................      22,990           5,746
                                                                --------       ---------
          Total Assets......................................    $632,843       $ 681,658
                                                                ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued expenses.....................    $106,541       $ 115,191
  Deferred revenue..........................................     314,775         290,917
                                                                --------       ---------
          Total current liabilities.........................     421,316         406,108
                                                                --------       ---------
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par, 500 shares authorized, issued and
     outstanding............................................         500             500
  Additional paid-in capital................................      20,367          27,122
  Retained earnings.........................................     203,870         259,893
  Less: treasury stock......................................     (13,210)        (11,965)
                                                                --------       ---------
          Total stockholders' equity........................     211,527         275,550
                                                                --------       ---------
          Total liabilities and stockholders' equity........    $632,843       $ 681,658
                                                                ========       =========

                See accompanying notes to financial statements.

                      HEALTHCARE INFORMATION SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                                            YEAR ENDED            SEPTEMBER 30,
                                                           DECEMBER 31,   -----------------------------
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
Revenues:
  Systems and software sales and licenses................   $1,097,925     $  925,091      $  793,307
  Maintenance and support................................      956,353        847,743         693,391
  Other..................................................      407,189        290,744         277,887
                                                            ----------     ----------      ----------
          Total revenues.................................    2,461,467      2,063,578       1,764,585
Cost of sales............................................      861,659        732,968         627,189
                                                            ----------     ----------      ----------
Gross profit.............................................    1,599,808      1,330,610       1,137,396
Selling, general and administrative expenses.............    1,679,558      1,245,054       1,261,572
                                                            ----------     ----------      ----------
Operating income (loss)..................................      (79,750)        85,556        (124,176)
Other income:
  Miscellaneous..........................................       21,907         12,467          10,684
                                                            ----------     ----------      ----------
Income (loss) before taxes...............................      (57,843)        98,023        (113,492)
Income tax (benefit) expense.............................      (16,500)        42,000         (44,000)
                                                            ----------     ----------      ----------
Net income (loss)........................................   $  (41,343)    $   56,023      $  (69,492)
                                                            ==========     ==========      ==========

                See accompanying notes to financial statements.

                      HEALTHCARE INFORMATION SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK     ADDITIONAL               TREASURY STOCK
                                   ---------------      PAID      RETAINED   -----------------
                                   SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES    AMOUNT     TOTAL
                                   ------   ------   ----------   --------   ------   --------   --------
Balance, January 1, 1995.........   500      $500     $20,367     $245,213     (53)   $(13,210)  $252,870
  Net loss.......................              --          --      (41,343)     --          --    (41,343)
                                    ---      ----     -------     --------    ----    --------   --------
Balance, December 31, 1995.......   500       500      20,367      203,870     (53)    (13,210)   211,527
  Reissuance of treasury stock...              --       6,755           --       5       1,245      8,000
  Net income.....................              --          --       56,023      --          --     56,023
                                    ---      ----     -------     --------    ----    --------   --------
Balance, September 30, 1996......   500      $500     $27,122     $259,893     (48)   $(11,965)  $275,550
                                    ===      ====     =======     ========    ====    ========   ========

                See accompanying notes to financial statements.

                      HEALTHCARE INFORMATION SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                NINE MONTHS ENDED
                                                            YEAR ENDED            SEPTEMBER 30,
                                                           DECEMBER 31,   -----------------------------
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss)......................................   $ (41,343)      $ 56,023        $(69,492)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.......................      57,461         36,000          43,096
     Deferred income taxes...............................     (16,500)        42,000              --
     Changes in assets and liabilities:
       Accounts receivable...............................     (96,507)        48,572         (24,393)
       Inventories.......................................      26,503          2,292            (772)
       Other receivables.................................       2,561          2,250           1,976
       Prepaid expenses..................................          --         (6,825)         13,582
       Accounts payable..................................      (2,992)         5,002         (47,463)
       Accrued expenses..................................      (4,301)         3,648          13,105
       Deferred revenue..................................      (8,798)       (23,858)         75,648
                                                            ---------       --------        --------
  Net cash provided by (used in) operating activities....     (83,916)       165,104           5,287
                                                            ---------       --------        --------
Cash provided by (used in) investing activity:
  Purchases of property and equipment....................     (52,301)        (6,692)        (68,908)
                                                            ---------       --------        --------
Cash provided by (used in) financing activities:
  Repayment of note payable..............................          --             --         (13,885)
  Reissuance of treasury stock...........................          --          8,000              --
                                                            ---------       --------        --------
  Net cash provided by (used in) financing activities....          --          8,000         (13,885)
                                                            ---------       --------        --------
Net (decrease) increase in cash..........................    (136,217)       166,412         (77,506)
Cash, beginning..........................................     189,785         53,568         189,785
                                                            ---------       --------        --------
Cash, ending.............................................   $  53,568       $219,980        $112,279
                                                            =========       ========        ========

                See accompanying notes to financial statements.

                      HEALTHCARE INFORMATION SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Healthcare Information Systems, Inc. (the "Company") offers a complete package of software, hardware, training, support and service for hospitals. The Company is headquartered in Kansas City, Missouri. The Company's customers are predominately located in the midwestern states of Missouri, Kansas and Arkansas.

INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Inventories consist of computers, computer parts and supplies and forms.

EQUIPMENT AND OFFICE FURNITURE

     Equipment and office furniture are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using accelerated methods for financial reporting purposes.

INCOME TAXES

     Deferred income taxes arise from temporary differences between financial and income tax reporting and relate principally to inventory reserves and deferred revenues.

ACCOUNTING ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable and certain accrued expenses. The carrying amounts of financial instruments approximate their fair values.

REVENUE RECOGNITION POLICIES

  Deferred Maintenance Revenue

     Revenues primarily from hardware and software maintenance arrangements on the Company's various products have been deferred and will be recognized in income on a pro rata basis over the agreement periods which are typically from three months to one year.

  System Revenue

     Revenues from Company sales of equipment, hardware and software are recognized at the time of delivery of the product(s).

SOFTWARE COSTS

     Software costs are amortized over a sixty-month period on a straight-line basis. The Company capitalizes those costs incurred subsequent to establishing technological feasibility of the product.

                      HEALTHCARE INFORMATION SYSTEMS, INC.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended September 30, 1995. The results of operations and cash flows for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

2.  COMMITMENTS

OPERATING LEASE

     The Company leases its office facilities under a noncancellable operating lease expiring on December 31, 1996. Future minimum rental payments required under this noncancellable operating lease total $17,347 from the period beginning October 1, 1996 through December 31, 1996.

     Total rental expense for the operating lease was $53,504 and $72,213 for the period ended September 30, 1996 and for the year ended December 31, 1995, respectively.

3.  EMPLOYEE BENEFIT PLAN

     The Company implemented a 401(k) savings plan covering substantially all United States employees. Employee contributions are based upon an approved percentage of wages and employer contributions are made at the discretion of the Company's managing members. Company contributions were $2,577 and $2,378 for the period ended September 30, 1996 and for the year ended December 31, 1995, respectively.

4.  INCOME TAXES

     The components of income tax expense are as follows:

                                                          NINE MONTHS ENDED    YEAR ENDED
                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1996              1995
                                                          -----------------   ------------
Current.................................................       $    --          $     --
Deferred
  Federal...............................................        35,000           (14,000)
  State.................................................         7,000            (2,500)
                                                               -------          --------
          Total deferred................................        42,000           (16,500)
                                                               -------          --------
Net tax expense (benefit)...............................       $42,000          $(16,500)
                                                               =======          ========

                      HEALTHCARE INFORMATION SYSTEMS, INC.

     Deferred tax assets consist of:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
Inventory -- tax over book..................................     $14,500        $16,500
Deferred revenue............................................          --         36,200
Other.......................................................          --          3,800
                                                                 -------        -------
                                                                 $14,500        $56,500
                                                                 =======        =======

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                          NINE MONTHS ENDED    YEAR ENDED
                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1996              1995
                                                          -----------------   ------------
Expected tax expense (benefit)..........................       $33,328          $(19,667)
Increase (decrease) in income taxes resulting from:
  State income taxes....................................         6,126            (2,750)
  Permanent differences.................................         3,900             5,401
  Effect of graduated rates and other...................        (1,354)              516
                                                               -------          --------
                                                               $42,000          $(16,500)
                                                               =======          ========

5.  SUBSEQUENT EVENT

     The Company has entered into negotiations to be acquired by American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,400,000. Of the total consideration, $1,500,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Millard-Wayne, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheets of Millard-Wayne, Inc. as of September 30, 1996 and December 31, 1995, and the related statements of operations and retained earnings, and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millard-Wayne, Inc. at September 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
October 28, 1996

                              MILLARD-WAYNE, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
ASSETS:
Current assets:
  Cash......................................................    $  8,257       $  1,402
  Accounts receivable net of $8,100 allowance...............     366,741        287,477
  Deferred tax asset........................................     129,000        132,000
  Other current assets......................................       2,256          3,241
                                                                --------       --------
          Total current assets..............................     506,254        424,120
Property and equipment at cost, net of accumulated
  depreciation..............................................     132,372        127,351
Software development costs, net of accumulated amortization
  of $1,339,800 and $1,423,409..............................     249,487        274,356
Purchased software rights, net of accumulated amortization
  of $8,561 and $16,194.....................................      54,539         86,525
Other assets................................................      18,625         17,375
                                                                --------       --------
                                                                $961,277       $929,727
                                                                ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable..........................................    $ 90,882       $112,703
  Accrued expenses..........................................      59,119         58,512
  Deferred revenue..........................................     377,927        312,978
  Current portion of notes payable..........................     136,672        135,440
  10 1/2% demand note payable to officer....................          --         71,500
                                                                --------       --------
          Total current liabilities.........................     664,600        691,133
                                                                --------       --------
Notes payable...............................................      30,482         17,515
                                                                --------       --------
Deferred income taxes, non-current portion..................      77,000         60,000
                                                                --------       --------
Commitments and contingencies
Stockholder's equity:
  Common stock, $1.00 par, 500 shares authorized, issued and
     outstanding............................................         500            500
  Additional paid-in-capital................................      42,549         42,549
  Retained earnings.........................................     146,146        118,030
                                                                --------       --------
          Total stockholder's equity........................     189,195        161,079
                                                                --------       --------
          Total liabilities and stockholder's equity........    $961,277       $929,727
                                                                ========       ========

                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                NINE MONTHS ENDED
                                                            YEAR ENDED            SEPTEMBER 30,
                                                           DECEMBER 31,   -----------------------------
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
Revenues:
  Systems sales..........................................   $  800,434     $  660,828      $  543,825
  Support and services...................................    1,243,558        984,486         868,198
  Other..................................................       73,492         54,652          57,782
                                                            ----------     ----------      ----------
          Total revenues.................................    2,117,484      1,699,966       1,469,805
                                                            ----------     ----------      ----------
Operating costs and expenses:
  Salaries and wages.....................................      938,408        760,421         651,934
  Hardware purchases for resale..........................      290,857        328,336         193,544
  Commissions and support................................      115,580        140,792          59,051
  Depreciation and amortization..........................      236,034        126,274         177,992
  Rent...................................................      131,442         98,604          96,193
  Travel and entertainment...............................       65,894         53,786          48,004
  Telephone..............................................       66,884         53,230          47,269
  Insurance..............................................       59,229         44,812          44,720
  Other..................................................      143,572        123,470          39,213
                                                            ----------     ----------      ----------
          Total operating costs and expenses.............    2,047,900      1,729,725       1,357,920
                                                            ----------     ----------      ----------
Income (loss) from operations............................       69,584        (29,759)        111,885
                                                            ----------     ----------      ----------
Other expenses:
  Interest expense.......................................       22,972         18,357          19,255
  Loss on sale of assets.................................       17,186             --          17,186
                                                            ----------     ----------      ----------
          Total other expenses...........................       40,158         18,357          36,441
                                                            ----------     ----------      ----------
Income (loss) before taxes...............................       29,426        (48,116)         75,444
Income taxes (benefit)...................................       (5,528)       (20,000)         31,000
                                                            ----------     ----------      ----------
Net income (loss)........................................       34,954        (28,116)         44,444
Retained earnings, beginning.............................      111,192        146,146         111,192
                                                            ----------     ----------      ----------
Retained earnings, ending................................   $  146,146     $  118,030      $  155,636
                                                            ==========     ==========      ==========

                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                                            YEAR ENDED        SEPTEMBER 30,
                                                           DECEMBER 31,   ----------------------
                                                               1995         1996         1995
                                                           ------------   ---------    ---------
                                                                                       (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss)......................................   $  34,954     $ (28,116)   $  44,444
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation and amortization.......................     236,034       126,274      177,042
     Loss on sale of property, plant and equipment.......      17,186            --           --
     Decrease (increase) in:
       Accounts receivable...............................      27,266        79,264       (9,643)
       Other assets......................................       2,181          (482)      (6,146)
       Net deferred income taxes.........................      (5,528)      (20,000)          --
       Accrued expenses..................................     (14,168)         (607)      20,328
       Accounts payable..................................     (79,248)       21,821       23,622
       Inventory.........................................          --            --        5,003
       Deferred revenue..................................          --       (64,949)     (63,652)
                                                            ---------     ---------    ---------
  Net cash provided by operating activities..............     218,677       113,205      190,998
                                                            ---------     ---------    ---------
Cash provided by (used in) investing activities:
  Proceeds from sale of property, plant and equipment....      22,745            --           --
  Purchase of property, plant and equipment..............     (64,285)      (29,264)     (53,538)
  Increase in software development costs.................    (163,439)     (108,478)    (121,922)
  Increase in purchased software rights..................     (28,100)      (39,619)     (35,696)
                                                            ---------     ---------    ---------
  Net cash used in investing activities..................    (233,079)     (177,361)    (211,156)
                                                            ---------     ---------    ---------
Cash provided by (used in) financing activities:
  New borrowings.........................................     258,589       125,814      113,233
  (Decrease) increase in loans from shareholder..........      (6,339)       71,500       (6,339)
  Payments on notes payable..............................    (262,349)     (140,013)    (117,841)
                                                            ---------     ---------    ---------
  Net cash provided by (used in) financing activities....     (10,099)       57,301      (10,947)
                                                            ---------     ---------    ---------
Net decrease in cash.....................................     (24,501)       (6,855)     (31,105)
Cash, beginning..........................................      32,758         8,257       32,758
                                                            ---------     ---------    ---------
Cash, ending.............................................   $   8,257     $   1,402    $   1,653
                                                            =========     =========    =========

                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Company develops, sells, installs and services computer software for the medical industry. The Company also sells computer hardware and supplies. Costs of sales are included in other costs and expenses.

REVENUE RECOGNITION

     Revenue from sales of hardware and software is recognized when products are delivered. Revenue from maintenance and support service contracts is recognized ratably over the contract period. Revenue from other services is recorded when the service is performed.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at costs. Depreciation is computed over the estimated useful life of the assets using straight-line methods. Gains and losses arising from disposal of property and equipment are included in income.

SOFTWARE DEVELOPMENT COSTS

     Development and production costs of computer software to be sold, leased or otherwise marketed, are capitalized and amortized on a straight-line basis over a period of four years. Purchased software rights are amortized on a straight-line basis over the life of the right (fifteen years). During the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, the Company capitalized $109,000 and $163,000 of such costs. Amortization of capitalized software during these periods was $91,990 and $172,026, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax basis of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

                              MILLARD-WAYNE, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended September 30, 1995. The results of operations and cash flows for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

2. INCOME TAXES

     Deferred income taxes relate to temporary differences between financial and income tax reporting and relate primarily to the Company reporting on a cash basis for income tax purposes. General business tax credits are accounted for as a reduction of income tax expense in the year in which they are utilized.

     The components of income tax expense (benefit) are as follows:

                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
Current
  Federal...................................................    $      --      $      --
  State.....................................................           --             --
                                                                ---------      ---------
          Total current.....................................           --             --
                                                                ---------      ---------
Deferred
  Federal...................................................      (16,000)        (4,423)
  State.....................................................       (4,000)        (1,105)
                                                                ---------      ---------
          Total deferred....................................      (20,000)        (5,528)
                                                                ---------      ---------
                                                                $ (20,000)     $  (5,528)
                                                                =========      =========

                              MILLARD-WAYNE, INC.

     Deferred income tax liabilities and assets are comprised of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
Deferred income tax liability
  Book over tax basis in capitalized software...............    $ 60,000        $ 77,000
                                                                ========        ========
Deferred income tax assets
  Net operating loss........................................      15,000              --
  Book over tax basis in receivables, net of deferred
     revenues, payables and accrued expenses................    $117,000        $129,000
                                                                --------        --------
                                                                $132,000        $129,000
                                                                ========        ========

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                              NINE MONTHS
                                                                 ENDED         YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1996             1995
                                                             -------------    -------------
Expected tax expense (benefit).............................     $(16,359)       $ 10,005
Increase (decrease) in income taxes resulting from:
  State income taxes.......................................       (2,887)          1,765
  Effect of graduated rates................................        9,142         (11,119)
  Other, net...............................................       (9,896)         (6,179)
                                                                --------        --------
Net income taxes (benefit).................................     $(20,000)       $ (5,528)
                                                                ========        ========

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1996             1995
                                                             -------------    -------------
Furniture and equipment....................................     $560,486        $531,222
Transportation equipment...................................       40,587          40,587
                                                                --------        --------
                                                                 601,073         571,809
Less accumulated depreciation..............................      473,722         439,437
                                                                --------        --------
                                                                $127,351        $132,372
                                                                ========        ========

4.  NOTES PAYABLE

     Notes payable consist of a $76,000 outstanding balance on a credit line of $100,000, plus various installment notes. The credit line matures May 1997, bears interest at prime plus 2.00% and is secured by

                              MILLARD-WAYNE, INC.

certain property and equipment and guarantee of the Company's stockholder. Interest on the installment notes is at normal market rates for these types of obligations.

     Principal maturities on the note obligations are as follows:

                            YEAR                               AMOUNT
------------------------------------------------------------  --------
1997........................................................  $135,440
1998........................................................    10,881
1999........................................................     6,634
                                                              --------
                                                              $152,955
                                                              ========

5.  LEASES

     The Company is obligated under terms of operating leases for its office facilities and certain equipment.

     Future minimum payments under these operating leases, which expire in 1997, totalled $121,000 at September 30, 1996.

     Rental expense was approximately $99,000 and $131,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) plan for its eligible employees. In addition to the amount deferred by each employee, the company matches 25% of employee contributions, up to a maximum amount of 4% of salary on a pay period by pay period basis. Expense related to this plan was $6,881 and $4,631 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

7.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $1,175,000 cash and approximately 783,000 shares of common stock of AMC. The sale is expected to occur in the first quarter of 1997.

         REPORT OF INDEPENDENT CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS

The Management of
Health Care Division (a division of Info Systems of North Carolina, Inc.) Charlotte, North Carolina

     We have audited the accompanying balance sheets of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1996 and 1995, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     BDO SEIDMAN, LLP

Atlanta, Georgia
November 8, 1996

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                                 BALANCE SHEETS

                                                                   JUNE 30,
                                                            -----------------------   SEPTEMBER 30,
                                                               1995         1996          1996
                                                            ----------   ----------   -------------
                                                                                       (UNAUDITED)
ASSETS:
Current assets:
  Accounts receivable, less reserves for uncollectible
     accounts of $25,000, $20,000 and $19,000,
     respectively.........................................  $1,348,602   $  325,121    $  529,470
  Work-in-progress........................................      68,545       18,914        35,197
  Prepaid expenses........................................      40,745       27,438        27,779
  Deferred income tax assets..............................      50,000       24,000        48,000
                                                            ----------   ----------    ----------
          Total current assets............................   1,507,892      395,473       640,446
                                                            ----------   ----------    ----------
Property and equipment:
  Property and equipment, at cost.........................     197,277      183,675       193,967
  Accumulated depreciation and amortization...............    (153,394)    (127,689)     (127,227)
                                                            ----------   ----------    ----------
          Total property and equipment....................      43,883       55,986        66,740
                                                            ----------   ----------    ----------
Capitalized software development costs, net of accumulated
  amortization of $161,823, $302,572 and $323,445,
  respectively............................................     269,929      148,679       127,806
                                                            ----------   ----------    ----------
          Total assets....................................  $1,821,704   $  600,138    $  834,992
                                                            ==========   ==========    ==========
LIABILITIES AND DIVISIONAL EQUITY (DEFICIT):
Current liabilities:
  Lines-of-credit.........................................  $  405,808   $  491,380    $       --
  Current portion of long-term debt.......................     152,295      171,518       147,356
  Accounts payable and accrued expenses...................   1,051,580       71,927       551,399
  Deferred maintenance and service fees...................     443,190      535,641       340,294
  Income taxes payable....................................      15,000       14,000        10,000
  Customer deposits.......................................      70,361        4,335       195,828
                                                            ----------   ----------    ----------
          Total current liabilities.......................   2,138,234    1,288,801     1,244,877
Long-term debt, less current portion......................     270,746      227,362       195,333
Deferred income tax liabilities...........................      92,000       52,000        44,000
                                                            ----------   ----------    ----------
          Total liabilities...............................   2,500,980    1,568,163     1,484,210
                                                            ----------   ----------    ----------
Commitments and contingencies
Divisional equity (deficit)...............................    (679,276)    (968,025)     (649,218)
                                                            ----------   ----------    ----------
          Total liabilities and divisional equity
            (deficit).....................................  $1,821,704   $  600,138    $  834,992
                                                            ==========   ==========    ==========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF OPERATIONS

                                                                             THREE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,         SEPTEMBER 30,
                                                 -----------------------   ----------------------
                                                    1995         1996         1995         1996
                                                 ----------   ----------   ----------    --------
                                                                                (UNAUDITED)
Revenues:
  Systems and software sales...................  $4,675,581   $1,833,211   $  407,572    $751,792
  Maintenance and support......................   2,106,571    2,099,720      498,029     439,242
  Other........................................      96,691      104,146       40,596      13,914
                                                 ----------   ----------   ----------    --------
          Total revenues.......................   6,878,843    4,037,077      946,197    1,204,948
                                                 ----------   ----------   ----------    --------
Operating costs and expenses:
  Cost of hardware and certain software
     sales.....................................   3,345,509      750,242      203,187     593,862
  Personnel costs..............................   2,107,663    2,167,934      501,056     354,568
  Other selling, general and administrative
     expenses..................................     534,846      452,984      109,014      80,934
  Allocated corporate selling, general and
     administrative............................     595,089      405,455       78,700      72,456
  Employee benefit contribution expense........     170,860       80,044       29,280      25,484
  Depreciation and amortization................     142,495      147,448       57,000      45,839
                                                 ----------   ----------   ----------    --------
          Total operating costs and expenses...   6,896,462    4,004,107      978,237    1,173,143
                                                 ----------   ----------   ----------    --------
Operating income (loss)........................     (17,619)      32,970      (32,040)     31,805
Other expenses:
  Interest expense, net........................      35,437       29,887          226       5,773
                                                 ----------   ----------   ----------    --------
Income (loss) before taxes.....................     (53,056)       3,083      (32,266)     26,032
Income tax expense (benefit)...................     (17,000)          --      (12,000)     10,000
                                                 ----------   ----------   ----------    --------
Net income (loss)..............................  $  (36,056)  $    3,083   $  (20,266)   $ 16,032
                                                 ==========   ==========   ==========    ========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                                    YEAR ENDED JUNE 30,         SEPTEMBER 30,
                                                   ----------------------   ---------------------
                                                     1995         1996        1995        1996
                                                   ---------   ----------   ---------   ---------
                                                                                 (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss)..............................  $ (36,056)  $    3,083   $ (20,266)  $  16,032
  Adjustments to reconcile net income (loss) to
     net cash (used in) provided by operating
     activities:
     Depreciation and amortization...............    142,495      147,448      48,090      43,902
     Deferred taxes..............................    (32,000)     (14,000)     (8,500)    (32,000)
     Decrease (increase) in:
       Accounts receivable.......................   (535,411)   1,023,481     263,879    (204,349)
       Work in progress..........................    (35,254)      49,631      17,164     (16,283)
       Prepaid expenses..........................    (27,060)      13,307       5,616       1,659
     Increase (decrease) in:
       Accounts payable and accrued expenses.....     (6,630)    (979,653)   (401,902)    600,512
       Deferred maintenance and service fees and
          customer deposits......................     74,249       26,425      70,015     (97,894)
       Income taxes payable......................     15,000       (1,000)         --          --
                                                   ---------   ----------   ---------   ---------
  Net cash provided by (used in) operating
     activities..................................   (440,667)     268,722     (25,904)    311,579
                                                   ---------   ----------   ---------   ---------
Cash provided by (used in) investing activities:
  Purchase of property and equipment, net........    (35,144)     (18,803)    (17,220)    (31,338)
  Capitalized software development costs.........    (57,552)     (19,498)         --      (4,875)
                                                   ---------   ----------   ---------   ---------
  Net cash used in investing activities..........    (92,696)     (38,301)    (17,220)    (36,213)
                                                   ---------   ----------   ---------   ---------
Cash provided by (used in) financing activities:
  Proceeds from lines (reduction of) of credit,
     net.........................................    405,808       85,572    (233,826)   (387,389)
  Proceeds from long-term debt...................     42,172      118,158     124,325      93,925
  Repayment of long-term debt....................   (304,399)    (142,319)    (76,100)    (35,580)
                                                   ---------   ----------   ---------   ---------
  Net cash provided by (used in) financing
     activities..................................    143,581       61,411    (185,601)   (329,044)
                                                   ---------   ----------   ---------   ---------
Net cash retained (disbursed) by Company.........  $(389,782)  $  291,832   $(228,725)  $ (53,678)
                                                   =========   ==========   =========   =========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Health Care Division ("HCD"), a division of Info Systems of North Carolina, Inc., (the "Company") is engaged in designing, programming, licensing, installing, and supporting hardware and software systems to the medical industry throughout the United States. HCD has long-term marketing rights to and ownership of licensed software in various industry segments.

BASIS OF PRESENTATION

     The accompanying financial statements present the financial position, results of operations and cash flows of HCD. The balance sheets present the assets and liabilities which are specifically identifiable to HCD and a pro rata allocation of the Company's long-term debt. The statements of operations include an allocation of Company general and administrative expenses incurred on behalf of HCD. Expenses allocated to HCD are allocated based on factors such as ratios of sales or manpower in HCD to total sales or manpower in consolidated entities. Company management believes the allocations are reasonable, however, these allocated expenses are not necessarily indicative of expenses that would have been incurred by HCD on a stand-alone basis.

REVENUE RECOGNITION

     Professional services revenue represents fees for designing, programming, consulting and other installation services and is recognized as revenue as the related services are performed, or under the percentage of completion method for fixed price contracts. Maintenance fees are recognized ratably over the term of the related contract. Deferred revenues include the unearned portion of all maintenance and service agreements.

     Software licensing fees represent revenues under licensing agreements that provide customers with the right to use HCD's software products. Certain agreements also provide for professional services such as installation of the software and customer training. Software licensing fees are recognized as revenue when the related software is delivered.

COSTS OF HARDWARE AND CERTAIN SOFTWARE SALES

     Costs of hardware and certain software sales include those costs incurred related to software licensing fees (primarily royalty and referral expenses) and amounts paid for the purchase of hardware from IBM and other vendors under HCD's remarketing arrangements.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software acquired directly and through business acquisitions, which is to be licensed, are capitalized and are amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). All other internal software research and development costs are expensed in the period in which they are incurred.

     Amortization of capitalized software costs for the years ended June 30, 1995 and 1996, was $131,383 and $142,548, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

CUSTOMER DEPOSITS

     Customer deposits represent deposits received on licensing agreements and hardware sales agreements (prior to delivery of the software and hardware) and the portion of licensing fee revenue relating to installations and customer training that have not been completed as of year-end.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes.

INCOME TAXES

     The Company uses the asset and liability approach where deferred income taxes are provided for temporary differences between the book and tax bases of assets and liabilities using the tax rates, under existing legislation, expected to be in effect at the date temporary differences are expected to reverse. The effects of changes in tax laws or rates are recognized in deferred tax balances when enacted.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     HCD sells its systems and services to a wide variety of customers in several geographic areas. This diversity limits the concentration of credit risk which may arise from the resultant accounts receivable. The Division had two customers in 1996 which accounted for approximately $478,000 and $464,000, respectively, of its revenue and three customers in 1995 which accounted for approximately $1,915,000, $1,071,000, and $711,000, respectively, of total revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     HCD's financial instruments include accounts receivables, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which HCD believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statements of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by HCD be reviewed for potential impairment. This new pronouncement did not have a material effect on HCD's financial statements when adopted.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly HCD's financial position at September 30, 1996 and its results of operations and its cash flows for the three months ended September 30, 1996 and 1995. The results of operations and its cash flows for the three months ended September 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists entirely of computer equipment. The Company does not identify other property and equipment by division and no allocation of these assets are made for disclosure purposes. Depreciation of non-allocated assets is included as part of the allocation of corporate expenses.

3.  LINES-OF-CREDIT

     The Company has a $1,500,000 line-of-credit with a bank that is collateralized by equipment and various assets and is intended to be used for general working capital purposes. Interest is payable monthly at either the bank's prime rate or LIBOR plus 2.25 percent, at the Company's option. The line-of-credit expires November 30, 1996. The outstanding balance at June 30, 1996, was $1,541,462. There was no outstanding balance at June 30, 1995.

     The Company has a $600,000 line-of-credit with IBM for equipment financing under its remarketing agreement that is due on demand and secured by certain accounts receivable. IBM may approve borrowings above the $600,000 limit. Interest is not accrued for the first 30 days; the rate varies from 1.75 percent to 3.25 percent thereafter. The outstanding balances at June 30, 1996 and 1995, were $641,730 and $1,664,834, respectively.

     The Company's line-of-credit has been allocated to HCD based upon HCD's pro rata share of total Company revenues.

4.  LONG-TERM DEBT

     Long-term debt consists of five notes payable to banks and one note payable to stockholders due in various monthly installments ranging from $1,143 to $35,000. These notes bear interest at various rates ranging from 7.45% to 9%, including certain notes which bear interest at variable rates based on the prime rate or LIBOR. The bank notes are secured by receivables, equipment and vehicles and mature at various dates through June 1999. One of the bank notes payable and the note payable to shareholders relate to the Company's ESOP plan (Note 6). The long-term debt allocation to HCD is based on its pro rata share of the total revenues and consists of:

                                                              JUNE 30,    JUNE 30,
                                                                1995        1996
                                                              ---------   ---------
Notes payable to banks and shareholders.....................  $ 423,041   $ 398,880
Less current portion........................................   (152,295)   (171,518)
                                                              ---------   ---------
                                                              $ 270,746   $ 227,362
                                                              =========   =========

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal repayments on long-term debt at June 30, 1996, are as follows:

                          JUNE 30,
                          --------
1997........................................................  $171,518
1998........................................................   178,616
1999........................................................    41,362
2000........................................................     7,384
                                                              --------
          Total.............................................  $398,880
                                                              ========

     Under the terms of certain of the notes payable, and the line-of-credit the Company is required to comply with certain covenants, the most restrictive of which require maintenance of certain financial and operating ratios and a minimum level of tangible net worth; limit capital expenditures and prohibit the Company from incurring additional indebtedness. The Company is either in compliance with all covenants at June 30, 1996, or has obtained appropriate waivers from the bank.

5.  INCOME TAXES

     Components of income tax expense (benefit) are as follows:

                                                              YEAR ENDED JUNE 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
  Current:
     Federal................................................  $ 10,000   $  9,000
     State..................................................     5,000      5,000
                                                              --------   --------
                                                                15,000     14,000
                                                              --------   --------
  Deferred:
     Federal................................................   (25,000)   (11,000)
     State..................................................    (7,000)    (3,000)
                                                              --------   --------
                                                               (32,000)   (14,000)
                                                              --------   --------
            Total...........................................  $(17,000)  $     --
                                                              ========   ========

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pre-tax income as a result of the following:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1995        1996
                                                              ---------   --------
  Expected tax expense (benefit)............................   $(18,039)   $ 1,048
  Increase (decrease) in income taxes resulting from:
     State income taxes.....................................     (4,112)     1,124
     Nondeductible expenses.................................      2,886      3,909
     Effect of graduated rates..............................      2,265     (2,754)
     Other..................................................         --     (3,327)
                                                               --------    -------
                                                               $(17,000)   $    --
                                                               ========    =======

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax assets and liabilities are comprised of the following:

                                                                  JUNE 30,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Deferred income tax liability
  Book over tax basis in capitalized software...............  $92,000   $52,000
                                                              =======   =======
Deferred income tax assets
  Accounts receivable.......................................  $ 9,000   $ 7,000
  Accrued vacation..........................................   17,000    16,000
  Customer deposits.........................................   24,000     1,000
                                                              -------   -------
                                                              $50,000   $24,000
                                                              =======   =======

6.  EMPLOYEE BENEFIT PLANS

     HCD's employees are covered under benefit plans established by the Company, including a 401(k) profit sharing plan and an Employee Stock Ownership Plan
(ESOP). Eligibility for participation is based on age and length of service.

     In connection with the ESOP's purchase of the Company's common stock, the Company entered into certain notes payable, made a cash contribution to the ESOP and obligated itself to make contributions to the ESOP sufficient to enable the ESOP to service its debt. HCD's allocation of long-term debt includes an allocation of ESOP debt.

     Costs incurred by the Company under these benefit plans have been allocated to HCD pro rata based on the number of employees.

7.  COMMITMENTS AND CONTINGENCIES

     HCD markets, licenses, and supports software packages under license and distributorship agreements. These agreements require HCD to pay agreed-upon royalties on each sale of a software package as well as certain minimum royalties over various terms of the agreements. Royalty expense amounted to approximately $21,000 and $55,000 in fiscal 1996 and 1995, respectively.

     The Company has several operating leases for office space and equipment, including that used by HCD, under one to seven year leases that are accounted for as operating leases. In conjunction with the acquisition of HCD (Note 8), operations of HCD will be moved to another location. HCD will not be responsible for obligations under the existing leases after the relocation. Rent expense allocated to HCD totalled $133,334 and $117,446 in fiscal 1996 and 1995, respectively.

     HCD is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the financial condition of HCD.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  DIVISIONAL EQUITY (DEFICIT)

     Divisional equity (deficit) reflects the historical activity between HCD and the Company, including the effect of allocations of the Company's lines of credit and long-term debt. An analysis of the change in divisional equity (deficit) follows:

                                                                 1995         1996
                                                              -----------   ---------
Balance, July 1.............................................  $(1,033,002)  $(679,276)
  Net income (loss).........................................      (36,056)      3,083
  Net cash (to) from Company................................     (389,782)   (291,832)
                                                              -----------   ---------
Balance, June 30............................................  $  (679,276)  $(968,025)
                                                              ===========   =========

9.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire certain assets and liabilities of HCD in exchange for an estimated $1,600,000 cash. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Rovak, Inc.
Minneapolis, Minnesota

     We have audited the accompanying balance sheets of Rovak, Inc., as of September 30, 1996 and December 31, 1995, and the related statements of operations and accumulated deficit and cash flows for the nine months ended September 30, 1996 and year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rovak, Inc. as of September 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1996 and year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
November 16, 1996

                                  ROVAK, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
ASSETS:
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000....................................   $  207,196     $  351,688
  Inventory.................................................      428,990        285,842
  Notes receivable -- stockholders..........................      105,862        219,462
  Other current assets......................................       33,794         51,547
                                                               ----------     ----------
          Total current assets..............................      775,842        908,539
Deferred income taxes.......................................      235,000        189,000
Property and equipment, net.................................      188,080        371,169
Prepaid royalties...........................................      116,993        116,993
                                                               ----------     ----------
          Total assets......................................   $1,315,915     $1,585,701
                                                               ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Checks written in excess of available funds...............   $    3,949     $   58,331
  Note payable -- bank......................................       56,000        186,032
  Accounts payable..........................................      239,179        338,493
  Accrued compensation and payroll taxes....................       82,735         68,482
  Other accrued liabilities.................................        1,557          9,081
  Customer deposits.........................................      154,275        111,337
  Deferred revenue..........................................           --        129,000
  Long-term debt -- current portion.........................      187,473        186,559
  Obligations under capital leases -- current portion.......       25,926         39,454
                                                               ----------     ----------
          Total current liabilities.........................      751,094      1,126,769
Notes payable -- stockholders...............................      124,842        103,056
Long-term debt..............................................      593,598        461,326
Obligations under capital leases............................       72,976         62,628
                                                               ----------     ----------
          Total liabilities.................................    1,542,510      1,753,779
                                                               ----------     ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, no par value; 10,000 shares authorized;
     8,217 shares issued and outstanding....................      157,919        157,919
  Accumulated deficit.......................................     (384,514)      (325,997)
                                                               ----------     ----------
          Total stockholders' equity (deficit)..............     (226,595)      (168,078)
                                                               ----------     ----------
          Total liabilities and stockholders' equity
            (deficit).......................................   $1,315,915     $1,585,701
                                                               ==========     ==========

              See accompanying notes to the financial statements.

                                  ROVAK, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                NINE MONTHS ENDED
                                                            YEAR ENDED            SEPTEMBER 30,
                                                           DECEMBER 31,   -----------------------------
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
Revenues:
  Systems and software sales.............................   $2,455,398     $2,091,719      $1,649,320
  Maintenance and support services.......................      742,740      1,024,046         589,173
  Other..................................................      603,734        547,864         439,334
                                                            ----------     ----------      ----------
          Total revenues.................................    3,801,872      3,663,629       2,677,827
Cost of sales............................................    1,811,047      1,725,422       1,243,628
                                                            ----------     ----------      ----------
Gross margin.............................................    1,990,825      1,938,207       1,434,199
                                                            ----------     ----------      ----------
Operating expenses:
  Personnel costs........................................    1,257,191        994,000         766,710
  Other selling, general and administrative..............      509,612        515,492         574,757
  Research and development...............................      297,834        172,876         131,764
  Depreciation...........................................       68,341         52,508          26,228
                                                            ----------     ----------      ----------
          Total operating expenses.......................    2,132,978      1,734,876       1,499,459
                                                            ----------     ----------      ----------
Operating income (loss)..................................     (142,153)       203,331         (65,260)
Interest expense, net....................................      127,933         98,814          99,700
                                                            ----------     ----------      ----------
Income (loss) before taxes...............................     (270,086)       104,517        (164,960)
Income taxes (benefit)...................................      (99,000)        46,000         (65,000)
                                                            ----------     ----------      ----------
Net (loss) income........................................     (171,086)        58,517         (99,960)
Accumulated deficit, beginning...........................     (213,428)      (384,514)       (213,428)
                                                            ----------     ----------      ----------
Accumulated deficit, ending..............................   $ (384,514)    $ (325,997)     $ (313,388)
                                                            ==========     ==========      ==========

                See accompanying notes to financial statements.

                                  ROVAK, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                                        YEAR ENDED             SEPTEMBER 30,
                                                       DECEMBER 31,    ------------------------------
                                                           1995            1996             1995
                                                       ------------    -------------    -------------
                                                                                         (UNAUDITED)
Cash provided by (used in) operating activities:
  Net (loss) income..................................   $(171,086)       $  58,517       $   (99,960)
  Adjustments to reconcile net (loss) income to net
     cash (used in) provided by operating activities:
     Depreciation....................................      68,341           52,508            26,228
     (Increase) decrease in assets:
       Accounts receivable...........................      76,130         (144,492)          (39,245)
       Inventory.....................................     (65,255)           9,176           (22,948)
       Prepaid royalties.............................          --               --          (140,960)
       Other current assets..........................      (2,705)         (17,753)               --
       Deferred income taxes.........................     (99,000)          46,000                --
     Increase (decrease) in liabilities:
       Accounts payable..............................      11,746           99,314            37,245
       Accrued expenses..............................      53,786           (6,729)           17,938
       Customer deposits.............................      60,394          (42,938)          100,750
       Deferred revenue..............................          --          129,000            55,999
       Net (increase) decrease in notes receivable --
          stockholders...............................     (27,791)        (113,600)           78,071
                                                        ---------        ---------       -----------
  Net cash provided by (used in) operating
     activities......................................     (95,440)          69,003            13,118
                                                        ---------        ---------       -----------
Cash provided by (used in) investing activity:
  Purchase of property and equipment.................     (25,482)         (78,155)           (7,867)
                                                        ---------        ---------       -----------
Cash provided by (used in) financing activities:
  Checks written in excess of available funds........       3,949           54,382                --
  Increase in credit line............................     594,038          779,359         1,044,341
  Decreases in credit line...........................    (638,038)        (649,327)         (870,341)
  Repayment of note payable -- stockholders..........     (31,529)         (21,786)          (76,038)
  Issuance of long-term debt.........................     330,350               --                --
  Repayment of long-term debt........................    (117,883)        (133,186)          (77,924)
  Repayment of capital lease obligations.............     (24,240)         (20,290)          (18,261)
                                                        ---------        ---------       -----------
  Net cash provided by financing activities..........     116,647            9,152             1,777
                                                        ---------        ---------       -----------
Net (decrease) increase in cash......................      (4,275)              --             7,028
Cash, beginning......................................       4,275               --             4,275
                                                        ---------        ---------       -----------
Cash ending..........................................   $      --        $      --       $    11,303
                                                        =========        =========       ===========

                See accompanying notes to financial statements.

                                  ROVAK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Rovak, Inc., (the "Company") is a Minnesota corporation engaged in the design, development, marketing, installation and servicing of its proprietary healthcare practice management software systems and related computer equipment to clinics located throughout the United States.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

INVENTORIES

     Inventories are stated at cost and represent computer systems and replacement parts.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method and is charged to expense based on the estimated useful lives of the assets.

     Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of practice management systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the health care industry.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumption about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of accounts receivable, accounts payable, notes payable, and long term debt. Accounts receivable and accounts payable are short term in nature, accordingly, carrying value is deemed to approximate fair value. The notes payable to bank, including both the short-term line of credit and the long-term loan, bear interest at rates which vary with current market conditions,

                                  ROVAK, INC.

accordingly, carrying values are deemed to approximate fair value. Notes receivable and payable with stockholders bear interest at fixed rates ranging between 8% and 10% which, based on their terms and their current interest rates in the market, are deemed to approximate fair value.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended September 30, 1995. The results of operations and cash flows for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

2.  NOTES RECEIVABLE -- STOCKHOLDERS

     Notes receivable -- stockholders aggregated $219,462 and $105,862 at September 30, 1996 and December 31, 1995, respectively. The notes bear interest at 8%, are due upon demand and are unsecured.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at:

                                                      ESTIMATED
                                                     USEFUL LIFE   DECEMBER 31,   SEPTEMBER 30,
                                                      IN YEARS         1995           1996
                                                     -----------   ------------   -------------
Furniture and fixtures.............................     5            $ 35,490       $ 45,415
Computer equipment.................................     5             151,162        325,833
Office equipment...................................     7             115,008        115,567
Equipment under capital lease......................     5             135,456        158,926
Leasehold improvements.............................    5-7             32,272         59,244
                                                                     --------       --------
                                                                      469,388        704,985
Less accumulated depreciation......................                   281,308        333,816
                                                                     --------       --------
Property and equipment, net........................                  $188,080       $371,169
                                                                     ========       ========

     Depreciation expense, including that on equipment under capital lease, was $52,508 and $68,341 in 1996 and 1995, respectively. Accumulated depreciation on the equipment under capital leases was $61,044 and $38,379 at September 30, 1996 and December 31, 1995, respectively.

4.  NOTE PAYABLE -- BANK

     At September 30, 1996 and December 31, 1995, the Company had outstanding short-term borrowings of $186,032 and $56,000, respectively, under a bank line of credit totalling $500,000 and $200,000, respectively. The unused portion of the line of credit was $313,968 at September 30, 1996 and was $144,000 at

                                  ROVAK, INC.

December 31, 1995. The line of credit accrues interest monthly at a variable rate (8.75% at September 30, 1996) and is collateralized by a first security interest of substantially all corporate assets.

5.  NOTES PAYABLE -- STOCKHOLDERS

     Notes payable -- stockholders aggregated $103,056 and $124,842 at September 30, 1996 and December 31, 1995, respectively. The notes bear interest at 10%, are due in 1999 and are collateralized by substantially all assets subordinated to the note payable -- bank and long-term debt.

6.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1995           1996
                                                              ------------   -------------
Notes payable -- bank bearing interest at a variable rate
  (10.25% at September 30, 1996) and due in monthly
  installments at various dates through November 2000. The
  notes are collateralized by a first security interest in
  substantially all corporate assets........................   $ 781,071       $ 647,885
  Less current portion......................................    (187,473)       (186,559)
                                                               ---------       ---------
Long-term debt..............................................   $ 593,598       $ 461,326
                                                               =========       =========
Future maturities are as follows:
  Three months ending December 31, 1996.....................                   $  54,287
YEAR ENDING DECEMBER 31:
  1997......................................................                     186,559
  1998......................................................                     201,346
  1999......................................................                     132,424
  2000......................................................                      73,269
                                                                               ---------
                                                                               $ 647,885
                                                                               =========

7.  OBLIGATIONS UNDER CAPITAL LEASES

     The Company leases certain office equipment under capital leases expiring at various dates through May 2001. Future minimum lease payments as of September 30, 1996 are as follows:

Three months ending December 31, 1996.......................  $  9,444
YEAR ENDING DECEMBER 31:
  1997......................................................    37,776
  1998......................................................    37,776
  1999......................................................    21,876
  2000......................................................     5,976
  Thereafter................................................     2,490
          Total minimum lease payments......................   115,338
Less amount representing interest...........................   (13,256)
                                                              --------
Present value of net minimum lease payments.................   102,082
Less current portion........................................   (39,454)
                                                              --------
Long-term portion...........................................  $ 62,628
                                                              ========

                                  ROVAK, INC.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its corporate offices and operating facilities under an operating lease with a corporation related through common control.

     The aggregate future minimum lease payments as of September 30, 1996 are as follows for:

Three months ending December 31, 1996.......................  $ 22,500
YEAR ENDING DECEMBER 31:
  1997......................................................    90,000
  1998......................................................    90,000
  1999......................................................    90,000
  2000......................................................    45,000
                                                              --------
                                                              $337,500
                                                              ========

     Rent expense was $52,500 and $44,807 in 1996 and 1995, respectively.

401(K) PROFIT-SHARING PLAN

     In 1996, the Company established a 401(k) plan available to all employees meeting certain service requirements. Eligible employees may contribute up to 15% of their annual salary to the plan, subject to certain limitations. The Company may make matching contributions and also may provide profit-sharing contributions at the discretion of its board of directors. Employees become fully vested in the Company contributions after seven years of service. In 1996, the Company contribution was $12,718.

LICENSE AGREEMENTS

     In February 1996, the Company entered into a license agreement with Centaur Systems, Inc. ("CSI") whereby CSI granted Rovak the exclusive right to license certain programs owned by CSI, in exchange for future royalty payments on revenue received by the Company related to maintenance services provided to CSI's customer base. The royalty is calculated on an annual declining scale starting at 60% of related revenue for 1996 and ending at 20% of revenue for the year 2000. During 1996, the Company paid $31,389 of royalties to CSI pursuant to this agreement.

     In September 1994, the Company entered a license agreement with PCM Systems, Inc. ("PCM") whereby PCM granted Rovak the exclusive right to license certain programs owned by PCM, in exchange for future royalty payments equal to 5% of revenue received by the Company related to PCM's line of business, including any related maintenance fees earned. In addition, the agreement required a royalty prepayment of $80,000 and minimum monthly royalties of $3,333, with guaranteed minimum aggregate royalty payments of $280,000 through August 31, 2001, after which royalties no longer accrue. As of September 30, 1996, $116,993 of royalties have been prepaid. In addition, the Company remitted earned royalties to PCM aggregating $30,000 and $40,000 in 1996 and 1995, respectively. Through September 30, 1996, the Company has paid an aggregate of $186,993 to PCM including royalties earned and prepaid.

     Also in connection with the PCM license agreement, the Company entered into an employment agreement with an officer/shareholder of PCM, whereby that individual became employed by Rovak in exchange for base compensation plus a 5% commission on all revenue earned by Rovak related to PCM's line of business. This agreement runs through 2001 and may be canceled by either party.

                                  ROVAK, INC.

9.  RELATED PARTY TRANSACTIONS

     During 1996 and 1995, the Company purchased computer forms and supplies from a corporation owned by a family member of a Company stockholder aggregating $257,863 and $214,886, respectively. These costs are included in cost of sales in the Company's statement of operations. At September 30, 1996 and December 31, 1995, accounts payable to this related party totalled $26,764 and $30,020, respectively.

     Additionally, the Company leases its operating facility and offices from a related party (Note 8).

10.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                                  YEAR         NINE MONTHS
                                                                  ENDED           ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              -------------   -------------
Current
  Federal...................................................    $     --         $    --
  State.....................................................          --              --
                                                                --------         -------
          Total current.....................................          --              --
                                                                --------         -------
Deferred
  Federal...................................................     (77,000)         36,000
  State.....................................................     (22,000)         10,000
                                                                --------         -------
          Total deferred....................................     (99,000)         46,000
                                                                --------         -------
                                                                $(99,000)        $46,000
                                                                ========         =======

     Deferred tax assets at September 30, 1996 and December 31, 1995 of $189,000 and $235,000 relate principally to the anticipated benefit from the Company's $343,000 net operating loss carryforward which expires in 2010. Other temporary differences are immaterial.

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                                  YEAR         NINE MONTHS
                                                                  ENDED           ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              -------------   -------------
Expected tax (benefit) expense..............................    $(91,830)        $35,535
Increase (decrease) in income taxes resulting from:
  State income taxes........................................     (16,494)          5,873
Other, net..................................................       9,324           4,592
                                                                --------         -------
Net income tax (benefit) expense............................    $(99,000)        $46,000
                                                                ========         =======

11.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                               NINE MONTHS
                                                             YEAR ENDED           ENDED
                                                            DECEMBER 31,      SEPTEMBER 30,
                                                                1995              1996
                                                          -----------------   -------------
Cash paid for interest during the periods...............      $133,933           $108,814
                                                              ========           ========

     During 1996, the Company incurred obligations under capital leases totalling $23,470 in exchange for equipment. In addition, the Company transferred $133,972 of inventory to equipment.

                                  ROVAK, INC.

12.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medicare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,400,000. Of the total consideration, approximately $2,800,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the first quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
DR Software, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheets of DR Software, Inc. as of September 30, 1996 and December 31, 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DR Software, Inc. at September 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
November 23, 1996

                               DR SOFTWARE, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
ASSETS:
Current assets:
  Cash......................................................   $  169,834      $   26,925
  Accounts receivable, net of allowance of $8,100...........      262,385         275,314
  Inventory.................................................      135,587          99,667
  Other assets..............................................       37,028          72,796
                                                               ----------      ----------
          Total current assets..............................      604,834         474,702
                                                               ----------      ----------
Property and equipment at cost
  Office and computer equipment.............................      340,561         392,725
  Furniture and fixtures....................................       32,771          58,052
                                                               ----------      ----------
          Total property and equipment at cost..............      373,332         450,777
          Less: accumulated depreciation....................     (243,165)       (285,953)
                                                               ----------      ----------
          Net property and equipment........................      130,167         164,824
                                                               ----------      ----------
Capitalized software development costs, net of accumulated
  amortization of $1,070,143 and $1,263,321.................      514,414         592,523
                                                               ----------      ----------
          Total assets......................................   $1,249,415      $1,232,049
                                                               ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Note payable to bank......................................   $       --      $   70,000
  Accounts payable..........................................      187,377         154,742
  Accrued expenses..........................................      138,050         137,469
  Deferred revenue from software maintenance agreements.....      881,754         876,614
  Current portion of capital lease obligation...............        4,913           8,525
                                                               ----------      ----------
          Total current liabilities.........................    1,212,094       1,247,350
                                                               ----------      ----------
Capital lease obligations, less current portion.............       15,227          20,864
                                                               ----------      ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, $1.00 par value; 100,000 shares authorized;
     50,000 shares issued and outstanding...................       50,000          50,000
  Deficit...................................................      (27,906)        (86,165)
                                                               ----------      ----------
          Total stockholders' equity (deficit)..............       22,094         (36,165)
                                                               ----------      ----------
          Total liabilities and stockholders'
            equity/(deficit)................................   $1,249,415      $1,232,049
                                                               ==========      ==========

                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                                                                              NINE MONTHS ENDED
                                                             YEAR ENDED         SEPTEMBER 30,
                                                            DECEMBER 31,   ------------------------
                                                                1995          1996         1995
                                                            ------------   ----------   -----------
                                                                                        (UNAUDITED)
Revenues:
  System sales............................................   $2,192,378    $1,448,071   $1,633,672
  Support and services....................................    1,211,916     1,049,526      870,869
                                                             ----------    ----------   ----------
          Total revenues..................................    3,404,294     2,497,597    2,504,541
                                                             ----------    ----------   ----------
Operating expenses:
  Salaries and wages......................................    1,419,195     1,058,526    1,048,322
  Hardware purchase for resale............................    1,073,920       584,264      792,980
  Depreciation and amortization...........................      292,641       235,968      218,917
  Rent....................................................      231,041       237,240      168,248
  Travel and entertainment................................      187,223       155,124      113,540
  Telephone...............................................      120,290        97,693       91,496
  Advertising.............................................       82,813        92,273       71,531
  Other...................................................       10,056        91,169        6,238
                                                             ----------    ----------   ----------
          Total operating expenses........................    3,417,179     2,552,257    2,511,272
                                                             ----------    ----------   ----------
Loss from operations......................................      (12,885)      (54,660)      (6,731)
Other income (expense):
  Interest expense........................................      (11,139)       (9,144)      (8,176)
  Miscellaneous income....................................       11,747        20,545          619
                                                             ----------    ----------   ----------
Net loss..................................................   $  (12,277)   $  (43,259)  $  (14,288)
                                                             ==========    ==========   ==========

                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                        TOTAL
                                                                                    STOCKHOLDERS'
                                                              COMMON                   EQUITY
                                                               STOCK    (DEFICIT)     (DEFICIT)
                                                              -------   ---------   -------------
Balance, at December 31, 1994...............................  $50,000   $(10,629)      $ 39,371
  Net loss..................................................       --    (12,277)       (12,277)
  Distributions.............................................       --     (5,000)        (5,000)
                                                              -------   --------       --------
Balance, at December 31, 1995...............................   50,000    (27,906)        22,094
  Net loss..................................................       --    (43,259)       (43,259)
  Distributions.............................................       --    (15,000)       (15,000)
                                                              -------   --------       --------
Balance, at September 30, 1996..............................  $50,000   $(86,165)      $(36,165)
                                                              =======   ========       ========

                See accompanying notes to financial statements.

                                DR SOFTWARE INC.

                            STATEMENTS OF CASH FLOWS

                                                                                NINE MONTHS ENDED
                                                            YEAR ENDED            SEPTEMBER 30,
                                                           DECEMBER 31,   -----------------------------
                                                               1995           1996            1995
                                                           ------------   -------------   -------------
                                                                                           (UNAUDITED)
Cash provided by (used) in operating activities:
  Net loss...............................................    $(12,277)      $(43,259)       $(14,288)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................     292,641        235,968         218,917
     Changes in:
       Accounts receivable...............................     (52,822)       (12,929)        (60,086)
       Inventory.........................................     (35,874)        35,920         (23,195)
       Other assets......................................      (7,054)       (35,768)        (26,641)
       Accounts payable and accrued expenses.............      89,370        (33,216)         40,884
       Deferred revenue..................................     132,692         (5,140)        117,605
                                                             --------       --------        --------
  Net cash provided by operating activities..............     406,676        141,576         253,196
                                                             --------       --------        --------
Cash provided by (used) in investing activities:
  Purchase of property and equipment.....................     (41,314)       (63,047)        (28,151)
  Increase in capitalized software development costs.....    (254,530)      (271,289)       (190,250)
                                                             --------       --------        --------
  Net cash used in investing activities..................    (295,844)      (334,336)       (218,401)
                                                             --------       --------        --------
Cash provided by (used) in financing activities:
  Net borrowings under line of credit....................          --         70,000              --
  Decrease in loans from stockholders....................     (10,000)            --         (10,000)
  Payments on capital lease obligations..................      (4,241)        (5,149)         (3,117)
  Distributions paid.....................................      (5,000)       (15,000)             --
                                                             --------       --------        --------
  Net cash provided by (used in) financing activities....     (19,241)        49,851         (13,117)
                                                             --------       --------        --------
Net increase (decrease) in cash..........................      91,591       (142,909)         21,678
Cash, beginning..........................................      78,243        169,834          78,243
                                                             --------       --------        --------
Cash, ending.............................................    $169,834       $ 26,925        $ 99,921
                                                             ========       ========        ========

                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     DR Software, Inc. (the "Company"), a Georgia corporation, was incorporated on February 24, 1983. The Company provides turnkey computer hardware and software systems to physicians. The Company's offices are located in Marietta, Georgia.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term debt securities purchased with an initial maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost, which is determined using the specific identification method, or market value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense accounts currently. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the Company's statement of income during the applicable period.

     For financial statement purposes, depreciation of property and equipment is computed using the straight-line method of depreciation over the estimated useful lives of the assets, which range from 5-7 years.

SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes computer software costs incurred subsequent to establishing technological feasibility of the product. The Company capitalizes the labor costs and a pro rata share of general and administrative costs in connection with these products. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company capitalized $271,289 and $254,530, respectively, of computer software costs.

     Computer software is amortized on a straight-line basis over the four year estimated useful life of the software. Amortization expense related to total capitalized computer software costs amounted to $193,178 and $243,752 and for the nine months ended September 30, 1996 and for the year ended December 31, 1995, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               DR SOFTWARE, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

VALUE OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Division be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended September 30, 1995. The results of operations and cash flows for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

2.  NOTE PAYABLE

     The Company has arranged for a line of credit with a bank in the maximum amount of $100,000, with interest at the bank's prime rate plus 1.75%. The line of credit is collateralized by accounts receivable, fixed assets, and a general assignment of inventory behind IBM Credit Corporation. The line of credit must remain clear for at least 30 consecutive days during the year, and is personally guaranteed by certain of the Company's stockholders. The balance under this line of credit at September 30, 1996 was $70,000.

                               DR SOFTWARE, INC.

3.  CAPITAL LEASE OBLIGATION

     The Company leases certain equipment under noncancelable lease agreements, with monthly payments totalling $965 through July 2000. The following is a schedule, by years, of the future required payments:

YEAR                                                          AMOUNT
----                                                          -------
1997........................................................  $11,578
1998........................................................   11,578
1999........................................................    9,824
2000........................................................    2,661
                                                              -------
          Total future payments.............................   35,641
Less amount representing interest...........................   (6,252)
                                                              -------
Present value of minimum lease payments.....................  $29,389
                                                              =======

4.  COMMITMENTS

     The Company leases its premises as well as certain office equipment and a vehicle under noncancellable operating leases which expire at various dates through 2001.

     The remaining obligations under these leases at September 30, 1996 are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1997........................................................  $113,853
1998........................................................   120,366
1999........................................................   124,224
2000........................................................   132,042
2001........................................................    67,976
                                                              --------
                                                              $558,461
                                                              ========

Rent expense for the nine months ended September 30, 1996 and for the year ended December 31, 1995, was $237,240 and $231,041, respectively

5.  INCOME TAXES

     The Company has elected to be taxed as an "S" Corporation under the provisions of Subchapter S of the Internal Revenue Code. As such, the profits of the Company are taxed on the individual income tax returns of the stockholders. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     Equipment acquired through capital leases totalled $14,400 and $0 in 1996 and 1995, respectively. Cash paid for interest during 1996 and 1995 was $9,144 and $11,139, respectively.

7.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $2,700,000. Of the total consideration approximately $1,875,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the first quarter of 1997.

                                   APPENDIX I

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 of 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, wither such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  APPENDIX II

                 MISSOURI GENERAL AND BUSINESS CORPORATION LAW

SECTION 351.455  SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES,
                 WHEN

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise. The Company's By-laws provide that the Company will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     Article Eight of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.

ITEM 22.  UNDERTAKINGS

     (a) Rule 415 Offering. The undersigned Registrant will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     File a post-effective amendment to remove from registration any of the securities at that remain unsold a the end of the Offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers. The undersigned Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A.  The undersigned Registrant will:

          1. For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of this Registration Statement as of the time the Commission declared it effective;

          2. For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

ITEM 27.  EXHIBITS.

 2.1    --   Plan and Agreement of Merger dated
             between the Company and American Medcare Corporation*
 3.1    --   Certificate of Incorporation (incorporated herein by
             reference to Exhibit 3.1 of the Company's registration
             statement on Form SB-2 Registration No. 333-18923)
 3.2    --   By-Laws of InfoCure (incorporated herein by reference to
             Exhibit 3.2 of the Company's registration statement on Form
             SB-2 Registration No. 333-18923)
 4.1    --   Specimen Certificate for shares of Common Stock*
 5.1    --   Opinion of Glass, McCullough, Sherrill & Harrold, LLP,
             counsel to the Company*
10.1    --   Stock Purchase Agreement among Company and the Shareholders
             of Rovak, Inc. dated January   , 1996*
10.2    --   Plan and Agreement of Merger among the Company, InfoCure Sub
             Corporation, Healthcare Information Systems, Inc. and the
             Shareholders of Healthcare Information Systems, Inc. dated
             January   , 1996*
10.3    --   Stock Purchase Agreement among the Company and the
             Shareholders of DR Software dated January   , 1996*
10.4    --   Form of Employment Agreement to be entered into between the
             Company and Donald M. Rogers upon the consummation of the
             Acquisitions*
10.5    --   Form of Employment Agreement to be entered into between the
             Company and Gregory F. Vap upon the consummation of the
             Acquisitions*

10.6    --   Form of Employment Agreement to be entered into between the
             Company and Brad Schrant upon the consummation of the
             Acquisitions*
10.7    --   Employment Agreement between the Company and Frederick L.
             Fine dated December 1, 1996*
10.8    --   Employment Agreement between the Company and James K. Price dated December 1, 1996*
10.9    --   Employment Agreement between the Company and R. Ernest
             Chastain dated December   , 1996*
10.10   --   Employment Agreement between the Company and Michael E.
             Warren dated September 23, 1994 (incorporated by reference to Exhibit 10.15 of the Company's Registration Statement on
             Form SB-2 Registration No. 333-18923)
23.1    --   Consent of Glass, McCullough, Sherrill & Harrold, LLP (to be
             included in Exhibit 5.1)*
23.2    --   Consent of BDO Seidman, LLP
24.1    --   Powers of Attorney
27.1    --   Financial Data Schedule (for SEC use only, see Infocure
             Corporation SB-2).

---------------

* to be filed by Amendment

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on the 28th day of January, 1997.

                                          INFOCURE CORPORATION

                                          By:      /s/ FREDERICK L. FINE
                                            ------------------------------------
                                                     Frederick L. Fine,
                                            Chairman of the Board of Directors,
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on January 28, 1997. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Frederick L. Fine and James K. Price, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in consideration with this Registration Statement or any amendments, including any post-effective amendments, thereto, and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitute, or his substitute, shall do or cause to be done by virtue hereof.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ FREDERICK L. FINE                    Chairman of the Board of Directors, President
-----------------------------------------------------      and Chief Executive Officer
                  Frederick L. Fine

                 /s/ JAMES K. PRICE                      Director and Executive Vice President
-----------------------------------------------------
                   James K. Price

                 /s/ MICHAEL WARREN                      Director and Chief Financial Officer
-----------------------------------------------------
                   Michael Warren

                  JAMES D. ELLIOTT*                      Director
-----------------------------------------------------
                  James D. Elliott

                 RICHARD E. PERLMAN*                     Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ FREDERICK L. FINE
-----------------------------------------------------
                  Frederick L. Fine
                  Attorney-in-Fact

---------------
* By Power of Attorney